UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Rule 14a-101)
Filed by the Registrant   ☑
Filed by a Party other than the Registrant   ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
GERBER SCIENTIFIC, INC.

(Name of Registrant as Specified In Its Charter)

(Name of person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear fellow shareholder:

The Board of Directors of Gerber Scientific, Inc. (“Gerber” or the “Company”) has unanimously adopted an Agreement and Plan of Merger dated as of June 10, 2011 (the “Merger Agreement”) among Gerber, Vector Knife Holdings (Cayman), Ltd. (“Parent”) and Knife Merger Sub, Inc. (“Merger Sub”) providing for the merger of Merger Sub with and into Gerber (the “Merger”), with Gerber surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are controlled affiliates of Vector Capital Corporation (“Vector”). If the Merger is completed, each share of our common stock that you own will be converted in to the right to receive $11.00 in cash, without interest, and a non-transferable contractual right to receive additional contingent cash consideration payments if net recoveries are obtained in connection with certain claims for infringement of a Gerber patent covering “print to cut” technology.

You will be asked, at a special meeting of Gerber’s shareholders, to consider and vote on a proposal to approve the Merger Agreement. After careful consideration, our Board of Directors unanimously adopted the Merger Agreement and the transactions contemplated by the Merger Agreement and unanimously declared that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Gerber and our shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT.

You will also be asked to vote on a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Gerber’s named executive officers in connection with the Merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable. All of these agreements were in place before the Company began discussions of a possible change of control transaction. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.

The proxy statement attached to this letter provides you with information about the Merger and the special meeting. A copy of the Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the entire proxy statement carefully. You may also obtain additional information regarding Gerber from documents we have filed with the Securities and Exchange Commission.

Your vote is very important, regardless of the number of shares of our common stock you own. The Merger cannot be completed unless holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting of shareholders vote “FOR” the approval of the Merger Agreement. If you do not vote, or if you abstain from voting, it will have the same effect as a vote against the Merger Agreement because it is one fewer vote for approval.

You may vote in person at the meeting or by proxy. Instructions for voting by mail, internet or telephone are on your proxy card. We recommend that you vote by proxy even if you plan to attend the meeting. If you hold shares through a broker or other nominee, you should follow the instructions provided by your broker or nominee.

Thank you in advance for your cooperation and continued support.

Marc T. Giles President and Chief Executive Officer	Donald P. Aiken Chairman

Tolland, Connecticut
July 22, 2011

This proxy statement is dated July 22, 2011 and is being mailed to shareholders beginning July 25, 2011.

GERBER SCIENTIFIC, INC.
24 INDUSTRIAL PARK ROAD WEST
TOLLAND, CONNECTICUT 06084

Notice of Special Meeting of Shareholders
to be held on August 18, 2011 at 10:00 AM

Dear Shareholder:

You are invited to attend a special meeting of shareholders of Gerber Scientific, Inc. The meeting will be held at the Hilton Hartford Hotel, 315 Trumbull Street, Hartford, Connecticut 06103 on Thursday August 18, 2011 at 10:00 a.m. local time. The purpose of the meeting is:

(1) To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of June 10, 2011, among Gerber Scientific, Inc., Vector Knife Holdings (Cayman), Ltd. and Knife Merger Sub, Inc.

(2) To vote on a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Gerber’s named executive officers in connection with the Merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger — Advisory Vote on Golden Parachutes”.

(3) To vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement.

(4) To conduct other business if properly raised at the meeting.

Only shareholders of record at the close of business on July 22, 2011, the record date for the special meeting, are entitled to vote on these matters. All shareholders who are entitled to vote are urged to do so at the meeting or by proxy.

The Company has concluded that the shareholders are entitled to assert appraisal rights under Sections 33-855 to 33-872, inclusive of the Connecticut Business Corporation Act. Information concerning appraisal rights is provided in the section entitled “Appraisal Rights”.

In order to attend the meeting, you must present an admission ticket or provide separate verification of share ownership. Even if you expect to attend the meeting in person, it is recommended that you vote by proxy by signing and returning the accompanying proxy card in the enclosed postage-prepaid envelope. You may also vote your shares by telephone or through the internet by following the instructions set forth on the proxy card. If you later decide that you would like to vote in person at the meeting, or for any other reason you desire to revoke your proxy, you can revoke your proxy at any time before the voting occurs at the meeting.

By Order of the Board of Directors

William V. Grickis, Jr.
Secretary

Tolland, Connecticut
July 22, 2011

GERBER SCIENTIFIC, INC.
24 INDUSTRIAL PARK ROAD WEST
TOLLAND, CONNECTICUT 06084

Special Meeting of Shareholders
to be held on August 18, 2011 at 10:00 AM

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by Gerber Scientific, Inc. (“Gerber” or the “Company”, “we”, “us” or “our”), on behalf of our Board of Directors (the “Board”), to be used at a special meeting of shareholders, which will be held on Thursday, August 18, 2011 at 10:00 a.m. local time at the Hilton Hartford Hotel, 315 Trumbull Street, Hartford, Connecticut 06103. The purpose of the special meeting is for our shareholders to consider and vote upon the approval of the Agreement and Plan of Merger, dated as of June 10, 2011 (the “Merger Agreement”), among the Company, Vector Knife Holdings (Cayman), Ltd. (“Parent”) and Knife Merger Sub, Inc. (“Merger Sub”) providing for the merger (the “Merger”) of Merger Sub with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the accompanying proxy card are being mailed to shareholders beginning July 25, 2011.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the Merger fully, and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents referred to or incorporated by reference into this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary.

Parties to the Merger

Gerber Scientific, Inc.

Gerber Scientific, Inc., through its subsidiaries, develops, manufactures, distributes and services automated equipment and software in two industries worldwide. Of its total revenue of $462.5 million for fiscal 2011, Gerber generated $266.0 million in sales of printing equipment, software and related supplies to customers in the sign making and specialty graphics industry and $196.5 million in sales of sophisticated design and cutting equipment and software to customers in the apparel and industrial markets. Gerber operates manufacturing facilities in the United States, Canada, the United Kingdom, Denmark and China and maintains global sales, distribution and service operations in over 25 countries. To maximize its geographic sales coverage, Gerber markets its products through both a direct sales force and independent sales agents located throughout all of Gerber’s domestic and international markets. Revenue from international sales, including United States export sales, represented approximately 74 percent of total revenue for fiscal 2011. As of April 30, 2011, Gerber had approximately 1,778 employees, of whom approximately two-thirds were based outside of the United States.

Gerber is incorporated in the State of Connecticut with its principal executive offices at 24 Industrial Park Road West, Tolland, Connecticut 06084. Its telephone number is (860) 870-2890.

Sometimes in this proxy statement, we use the term “Surviving Corporation” to refer to Gerber after the consummation of the Merger, when it will be a wholly owned subsidiary of Parent.

Vector Capital Corporation

Vector Capital Corporation (“Vector”) is a global private equity firm with $2 billion under management. Vector specializes in spinouts, buyouts and recapitalizations of established technology businesses. Vector identifies and pursues these complex investments in both the private and public markets. Vector actively partners with management teams to devise and execute new financial and business strategies that materially improve the competitive standing of these businesses and enhance their value for employees, customers and shareholders. Among Vector’s notable investments are Aladdin Knowledge Systems, Certara, Corel, LANDesk, Precise Software, Printronix, RAE Systems, Register.com, SafeNet, Savi Technology, Trafficmaster, WatchGuard Technologies and WinZip. In the aggregate, Vector portfolio companies have approximately $1.2 billion in revenue and employ approximately 4,945 people around the world.

The principal executive offices of Vector are located at One Market Street, Steuart Tower, 23rd Floor, San Francisco, California 94105. Its telephone number is (415) 293-5000.

Vector Knife Holdings (Cayman), Ltd.

Vector Knife Holdings (Cayman), Ltd. (“Parent”) is a Cayman company and is a controlled affiliate of Vector. Parent was formed at the direction of Vector solely for the purpose of acquiring Gerber and consummating the transactions contemplated by the Merger Agreement, including the related financings. Parent has de minimis assets and no operations.

The principal executive offices of Parent are located at One Market Street, Steuart Tower, 23rd Floor, San Francisco, California 94105. Its telephone number is (415) 293-5000.

Knife Merger Sub (“Merger Sub”)

Knife Merger Sub (“Merger Sub”) is a Connecticut corporation and a wholly owned subsidiary of Parent. Merger Sub was formed at the direction of Parent in anticipation of the Merger. Subject to the terms of the Merger Agreement and in accordance with Connecticut law, at the effective time of the Merger, Merger Sub will merge with and into Gerber and cease to exist, with Gerber continuing as the Surviving Corporation and as a subsidiary of Parent. Merger Sub has de minimis assets and no operations.

The principal executive offices of Merger Sub are located at One Market Street, Steuart Tower, 23rd Floor, San Francisco, California 94105. Its telephone number is (415) 293-5000.

The Special Meeting

Place, Date and Time (page 14)

The special meeting will be held at the Hilton Hartford Hotel, 315 Trumbull Street, Hartford, Connecticut 06103 on Thursday, August 18, 2011 at 10:00 a.m. local time.

Purpose (page 14)

The purpose of the meeting is (i) to consider and vote on a proposal to approve the Merger Agreement, (ii) to consider and vote on an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to Gerber’s named executive officers in connection with the Merger, (iii) to consider and vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement and (iv) to conduct other business, if properly raised at the meeting.

Record Date (page 14)

Only holders of record of common stock at the close of business on July 22, 2011, the record date for the special meeting, will be entitled to vote on these matters. Each record holder of common stock will be entitled to one vote for each share of common stock held of record.

Required Vote, Abstentions and Broker Non-Votes (page 15)

The Merger Agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Because the required vote is based on the number of shares of Gerber’s common stock outstanding, rather than the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against the Merger Agreement.

The advisory (non-binding) resolution on executive compensation payable in connection with the Merger must be approved by the affirmative vote of the majority of the votes cast at the special meeting at which a quorum is present. The vote on executive compensation payable in connection with the Merger is a vote separate and apart from the vote to approve the Merger. Because the vote on executive compensation is advisory in nature only, it will not be binding on the Company.

Abstentions and broker non-votes will be counted towards a quorum. However, if you are a shareholder of record, and you fail to vote by proxy or by ballot at the special meeting, your shares will not be counted for purposes of determining a quorum.

Voting and Proxies (page 14)

You may vote in person at the meeting or by proxy. Instructions for voting by mail, internet or telephone are on your proxy card. We recommend that you vote by proxy even if you plan to attend the meeting. If your shares are held in “street name”, you should follow the instructions that your broker provides. If you do not instruct your broker how to vote, your shares will not be voted, which will have the same effect as voting against the Merger Agreement.

Changing Your Vote (page 14)

If you are a registered shareholder, you can revoke your proxy by giving notice of revocation in writing to the Corporate Secretary of Gerber at 24 Industrial Park Road West, Tolland, Connecticut 06084 or by submitting by mail a new proxy dated after the date of the proxy being revoked. You can also revoke your proxy by accessing the internet site stated on the enclosed proxy card or by using the toll-free telephone number stated on the enclosed proxy card. In addition, your proxy may be revoked by attending the special meeting and revoking your proxy in open meeting, although your attendance at the special meeting alone will not revoke any proxy.

If your shares are held in “street name” the above directions do not apply to you and you must follow the instructions received from your broker to change your vote.

The Merger

Consideration To Be Received by Gerber’s Shareholders (page 53)

At the completion of the Merger, each share of our common stock outstanding immediately prior to the effective time of the Merger (other than shares held by Gerber, Parent, Merger Sub, any other subsidiary of Parent or any subsidiary of Gerber or held by shareholders who have properly exercised appraisal rights under the Connecticut Business Corporation Act (the “CBCA”)), will be converted into the right to receive $11.00 in cash, without interest (the “Cash Consideration”) and a non-transferable contractual right to receive additional contingent cash consideration payments if net recoveries are obtained in connection with certain claims for infringement of a Gerber patent covering “print to cut” technology (such right, a “CCCP”, and together with the Cash Consideration, the “Merger Consideration”).

Contingent Cash Consideration Agreement (page 69)

Immediately prior to the completion of the Merger, Gerber will enter into a Contingent Cash Consideration Agreement (the “CCC Agreement”) governing the terms of the CCCPs and establishing a CCCP Committee (the “Committee”). The CCCPs will not be transferable except in very limited circumstances when a transfer is legally compelled. Gerber will fund the pursuit of certain claims (the “Claims”) for infringement of a Company patent covering computerized “print to cut” technology with up to $2 million deposited into an escrow account. If any net recoveries are received by Gerber prior to the closing of the Merger, such pre-closing recoveries will be deposited into the escrow account at the closing of the Merger for the benefit of the holders of CCCPs and Gerber’s funding obligation will be reduced up to such amount. Any post-closing recoveries from the pursuit of Claims against certain agreed parties, net of applicable legal contingency fees and an amount for taxes payable to Gerber, will be distributed first to Gerber as a reimbursement for the amount it funded for expenses through the escrow account and then to the holders of CCCPs. Pursuit of any Claims against other parties will require the consent of both Gerber and the Committee. Any post-closing recoveries from the pursuit of Claims against other parties, net of applicable legal contingency fees and an amount for taxes payable to Gerber, will be distributed first to Gerber as a reimbursement for any out-of-pocket expenses paid by Gerber in connection with the pursuit of such claims and then equally between Gerber, on the one hand, and the holders of CCCPs, on the other hand. The Committee will, at its discretion, determine payment dates on which payouts will be paid pro rata to holders of CCCPs, subject to adjustments for CCCPs issued to holders of out-of-the-money options at the time of the Merger to take into account the amount by which the exercise price of such options exceed $11.00 at the closing of the Merger.

Whether or not the holders of CCCPs receive any cash payments in respect of their CCCPs is highly uncertain and contingent on whether there are any net recoveries in respect of the Claims.

When the Merger Will Be Completed (page 53)

We are working to complete the Merger as soon as possible. We anticipate completing the Merger in the second half of calendar year 2011, subject to approval of the Merger Agreement by our shareholders and the satisfaction of the other closing conditions.

Treatment of Equity Awards (page 53)

Upon the consummation of the Merger, each outstanding, unexercised in-the-money stock option will be converted into the right to receive (i) the option’s spread value (i.e., a cash payment equal to the excess of $11.00 over such option’s exercise price) and (ii) a CCCP. Each outstanding, unexercised out-of-the-money stock option will be converted into the right to receive a CCCP that takes into account the amount by which such option’s exercise price exceeds $11.00. The restrictions on each outstanding “restricted” share of Gerber common stock will lapse upon consummation of the Merger, and each such share will be converted into the right to receive the Merger Consideration. Each outstanding restricted stock unit and deferred share will be converted into the right to receive the Merger Consideration.

Recommendation of Our Board of Directors (page 23)

After evaluating a variety of business, financial and market factors and consulting with our legal and financial advisors, and after due discussion and due consideration, our Board unanimously adopted the Merger Agreement and the transactions contemplated by the Merger Agreement and unanimously declared that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Gerber and our shareholders. OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT AND “FOR” THE APPROVAL OF THE PROPOSAL ON GOLDEN PARACHUTES.

Opinion of RA Capital Advisors LLC (page 24)

Our financial advisor, RA Capital Advisors LLC, which we refer to as RA Cap, delivered its opinion to the Board that, as of June 10, 2011 and based upon and subject to the factors and assumptions set forth therein, the $11.00 per share in cash to be paid to holders of Gerber common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. Solely for purposes of rendering its opinion, RA Cap neither considered the value of the patent litigation covered by the CCCPs nor assigned any value to it.

The full text of the written opinion of RA Cap, dated June 10, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken in connection with the opinion, is attached as Annex B. RA Cap provided its opinion for the information and assistance of the Board in connection with its consideration of the transaction. The RA Cap opinion is not a recommendation as to how any holder of Gerber’s common stock should vote with respect to the transaction or any other matter.

Opinion of Peter J. Solomon Company, L.P. (page 29)

The Board also requested that Peter J. Solomon Company, L.P., which we refer to as PJSC, evaluate the fairness, from a financial point of view, of the consideration to be received in the Merger by holders of Gerber common stock. On June 10, 2011, PJSC delivered its opinion to the Board that, as of June 10, 2011 and based upon and subject to the factors and assumptions set forth therein, the $11.00 per share in cash to be paid to holders of Gerber common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. For purposes of PJSC’s analyses, PJSC did not attempt to value or consider the merits of any of the claims that could potentially result in a CCCP and assigned no value to any CCCP.

The full text of the written opinion of PJSC, dated June 10, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. PJSC provided its opinion for the information and assistance of the Board in connection with its consideration of the transaction. The PJSC opinion is not a recommendation as to how any holder of Gerber’s common stock should vote with respect to the transaction or any other matter.

Financing of the Merger (page 37)

Parent estimates the total amount of funds required to complete the Merger and related transactions, including payment of fees and expenses in connection with the Merger, to be approximately $315 million. This amount is expected to be provided through a combination of (i) equity contributions from an affiliate of Vector and a minority co-investor, totaling approximately $260 million, (ii) debt financing of up to $60 million and (iii) cash of Gerber.

Limited Guaranty (page 39)

The Vector affiliated investor and the minority co-investor have agreed to guarantee their respective percentages (determined based upon the relative size of their equity commitments to Parent) of the obligations of Parent under the Merger Agreement to pay, under certain circumstances, a reverse termination fee and reimburse certain expenses.

Security Ownership of Directors and Executive Officers (page 78)

As of July 21, 2011, the directors and executive officers of Gerber beneficially owned, in the aggregate, 2,195,104 shares of our common stock, or approximately 8.6% of the outstanding shares of our common stock. The directors and executive officers have informed us that they intend to vote all of their shares of Gerber common stock “FOR” the approval of the Merger Agreement.

Interests of Our Directors and Executive Officers in the Merger (page 39)

Our directors and executive officers may have interests in the Merger that are different from, or in addition to, yours, including the following:

•	our directors and executive officers will receive consideration in connection with the Merger because of the treatment of equity-based compensation, including the accelerated vesting of restricted stock and unvested stock options held by our executive officers;

•	certain of our executive officers have entered into change in control agreements that provide for severance payments upon a qualifying termination following the Merger;

•	the Merger Agreement provides for indemnification and liability insurance arrangements for each of our current and former directors and officers;

•	the Merger Agreement requires that Parent or the Surviving Corporation provide our employees substantially comparable compensation and benefits until April 30, 2012;

•	under the Merger Agreement, the Surviving Corporation is required to honor and continue certain change-in-control, employment, severance, retention and termination policies and arrangements until the later of April 30, 2012 and the expiration of such policy or arrangement pursuant to its terms; and

•	certain of our directors and officers are expected to serve on the Committee under the CCC Agreement and will receive compensation and indemnification for such service.

•	Vector has indicated that it expects to offer certain of our senior executive officers, including Mr. Giles, an opportunity to continue with the Company in a senior executive capacity and to invest in the Surviving Corporation, although no such arrangements are in place as of the date of this proxy statement.

Our Board was aware of these interests and considered them, among other matters, in making its determinations.

Material United States Federal Income Tax Consequences (page 48)

The receipt of the Merger Consideration in exchange for shares of our common stock pursuant to the Merger will be a taxable transaction for U.S. Federal income tax purposes. The treatment of the CCCPs is not clear. In general, a U.S. holder of our common stock will recognize gain at the time of the Merger equal to the excess, if any, of (a) the amount of cash received, and possibly the fair market value of the CCCP received, in exchange for such common stock over (b) the U.S. holder’s adjusted tax basis in such common stock. Such gain will be capital gain if such common stock is held as a capital asset, and will be long-term capital gain if such common stock is held for more than one year at the time of the Merger. The U.S. holder may not be entitled to recognize any tax loss pursuant to the Merger until the termination of the CCCP. The tax consequences of the Merger to you will depend on the facts of your own situation. We urge you to consult your own tax advisor to fully understand the tax consequences of the Merger to you.

Market Price of Our Stock (page 76)

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “GRB”. The closing sale price of our common stock on the NYSE on June 10, 2011, which was the last trading day before we announced the Merger, was $8.12. The $11.00 per share to be paid for each share of our common stock in the Merger represents a premium of 35% to the closing price of our common stock on June 10, 2011, and a premium of 24% to the average closing price for the 30 days ended June 10, 2011.

On July 21, 2011, the last trading day before the date of this proxy statement, the closing price of our common stock on the NYSE was $11.13. Shareholders are encouraged to obtain current market quotations for our common stock.

Procedure for Receiving Merger Consideration (page 54)

As soon as reasonably practicable after the consummation of the Merger, an exchange agent engaged by Parent, or an affiliate of Parent, will mail a letter of transmittal and instructions to you and our other shareholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the Merger Consideration. The CCCPs will not be evidenced by a certificate or other physical instrument.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal.

Appraisal Rights (page 73)

If you do not wish to accept the Merger Consideration for your shares of Company common stock as provided in the Merger Agreement, you are entitled to assert appraisal rights and to be paid the “fair value of your shares”, provided that you comply with the provisions of Sections 33-855 to 33-872, inclusive, of the Connecticut Business Corporation Act.

The Merger Agreement

Solicitation of Acquisition Proposals (page 61)

Until 11:59 p.m., New York City time, on July 25, 2011, the Company is permitted to:

•	initiate, solicit and encourage acquisition proposals (as described under “The Merger Agreement — Solicitation of Acquisition Proposals”) (or offers, proposals, inquiries or indications of interest or other efforts or attempts that could potentially lead to acquisition proposals), including by way of providing access to non-public information pursuant to an acceptable confidentiality agreement (provided that the Company promptly makes available to Parent any material non-public information relating to the Company or its subsidiaries that is made available to any person given such access which was not previously made available to Parent); and

•	enter into and maintain or continue discussions or negotiations with respect to acquisition proposals (or offers, proposals, inquiries or indications of interest or other efforts or attempts that could potentially lead to acquisition proposals) or otherwise cooperate with, or assist or participate in, or facilitate, any such offers, proposals, inquiries, indications, efforts, attempts, discussions or negotiations.

From and after 12:00 a.m., New York City time, on July 26, 2011 until the effective time of the Merger or, if earlier, the termination of the Merger Agreement, the Company, its subsidiaries and their representatives may not:

•	solicit, initiate or knowingly facilitate or encourage the submission of any acquisition proposal (other than from an excluded party (as described under “The Merger Agreement — Solicitation of Acquisition Proposals”));

•	enter into or participate in any discussions or negotiations with, or furnish any confidential information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, any third party (other than an excluded party) for the purpose of knowingly facilitating or encouraging an acquisition proposal; or

•	enter into any agreement in principal, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an acquisition proposal.

Except as permitted by the terms of the Merger Agreement described under “The Merger Agreement — Solicitation of Acquisition Proposals”, the Company has agreed in the Merger Agreement that the Board will not (i) fail to make, withdraw or modify in a manner adverse to Parent the Board’s recommendation (or recommend an acquisition proposal) (any of the foregoing in this clause (i), an “adverse recommendation change”), or (ii) exempt any transaction from the requirements of Section 33-841 or 33-844 of the CBCA.

Termination of the Merger Agreement (page 66)

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger (notwithstanding any approval of the Merger Agreement by the shareholders of the Company) by mutual written agreement of the Company and Parent.

The Merger Agreement may also be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger (notwithstanding any approval of the Merger Agreement by the shareholders of the Company) as follows:

by either the Company or Parent, if:

•	the Merger has not been consummated on or before November 10, 2011; provided that this right to terminate the Merger Agreement will not be available to any party whose breach of any provision of the Merger Agreement results in the failure of the Merger to be consummated by November 10, 2011;

•	any law, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority is in effect that (i) permanently makes illegal or otherwise prohibits consummation of the Merger or (ii) permanently enjoins the Company, Parent or Merger Sub from consummating the Merger, and such injunction shall have become final and nonappealable (provided that this right to terminate will not be available to any party whose breach of any provision of the Merger Agreement results in such law, injunction, judgment, decree, ruling or other similar requirement); or

•	Company shareholder approval is not obtained at the special meeting of shareholders held to approve the Merger Agreement;

by Parent, if:

•	an adverse recommendation change has occurred (as described under “The Merger Agreement — Solicitation of Acquisition Proposals”), or at any time after receipt or public announcement of an acquisition proposal, the Board fails to reaffirm its recommendation within 10 business days after receipt of any written request to do so from Parent; provided that Parent exercises this right to terminate within ten business days of such failure;

•	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in the Merger Agreement has occurred that would cause a condition to the obligations of Parent and Merger Sub to effect the Merger not to be satisfied and such condition is incapable of being satisfied by November 10, 2011; provided that this right to terminate the Merger Agreement will not be available to Parent if Parent’s breach of any provision of the Merger Agreement would cause the conditions to the obligations of the Company to effect the Merger not to be satisfied; or

•	there shall have been an intentional and material breach on the part of the Company of its obligations as described under “The Merger Agreement — Solicitation of Acquisition Proposals” and “The Merger Agreement — Shareholder Meeting” and such intentional and material breach remains uncured for a period of five business days;

by the Company:

•	in order to enter into a binding, written, definitive agreement providing for the consummation of the transactions contemplated by a superior proposal that has been duly executed and delivered by the other party thereto; provided that (i) the Company has complied with the requirements described under “The Merger — Solicitation of Acquisition Proposals” above, (ii) the Board has authorized the Company to enter into such definitive agreement and (iii) the Company pays the termination fee described under “The Merger Agreement — Termination Fees and Reimbursement of Expenses” below;

•	if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in the Merger Agreement has occurred that would cause a condition to the obligations of the Company not to be satisfied, and such condition is incapable of being satisfied by November 10, 2011; provided that this right to terminate the Merger Agreement will not be available to the Company if the Company’s breach of any provision of the Merger Agreement would cause a condition to the obligations of Parent and Merger Sub to effect the Merger not to be satisfied; or

•	if (i) the conditions to the obligations of Parent and Merger Sub to effect the Merger (other than conditions that by their nature are to be satisfied at the closing of the Merger) have been satisfied, (ii) the Company has irrevocably confirmed by written notice to Parent that all conditions to the obligations to the Company to effect the Merger have been satisfied or that it is willing to waive any unsatisfied conditions and (iii) the Merger has not been consummated within three business days after the delivery of such notice.

Termination Fees and Reimbursement of Expenses (page 67)

If the Merger Agreement is terminated in certain circumstances described under “The Merger Agreement — Termination Fees and Reimbursement of Expenses” beginning on page 67:

•	the Company may be obligated to pay a termination fee of $7.89 million (or $5.35 million, in the event the Company terminates the Merger Agreement to enter into a definitive agreement concerning a superior proposal with an excluded party) and reimburse Parent for certain expenses up to $1.69 million if the Company is obligated to pay the higher termination fee; or

•	Parent may be obligated to pay the Company a termination fee of $16.91 million. Pursuant to the limited guaranty, the guarantors thereunder have guaranteed the obligation of Parent to pay this termination fee.

Remedies (page 69)

The Company’s right to receive payment of the termination fee of $16.91 million from Parent or the guarantors pursuant to the limited guaranty in respect thereof will be the sole and exclusive remedy of the Company and its subsidiaries and shareholders against Parent, Merger Sub, the guarantors and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees, except for certain rights to equitable relief, including specific performance, described below.

Subject to certain limitations described under “The Merger Agreement — Remedies” beginning on page 69, the parties to the Merger Agreement will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof.

Conditions to the Merger (page 65)

Before we can complete the Merger, a number of conditions must be satisfied. These include:

•	the approval of the Merger Agreement by our shareholders;

•	the absence of any law, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority that (i) makes illegal or otherwise prohibits consummation of the Merger or (ii) enjoins the Company, Parent or Merger Sub from consummating the Merger;

•	the expiration or early termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) relating to the Merger (as described under “The Merger — Regulatory Approvals” beginning on page 51);

•	the taking, making or obtaining of all actions or filings pursuant to the foreign antitrust laws of Germany required to permit the consummation of the Merger;

•	the accuracy of each party’s representations and warranties contained in the Merger Agreement (subject to materiality qualifiers);

•	each party’s compliance with its covenants and agreements contained in the Merger Agreement in all material respects; and

•	the absence, since June 10, 2011, of any event, occurrence or development of a state of circumstances or facts which has had and continues to have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined under “The Merger Agreement — Representations and Warranties”) on the Company.

Regulatory Approvals (page 51)

Completion of the Merger is subject to certain governmental or regulatory clearance procedures, including the termination or expiration of the waiting period under the HSR Act and the taking or making of all actions or filings pursuant to the foreign antitrust laws of Germany required to permit the consummation of the Merger.

The HSR Act provides that transactions such as the Merger may not be completed until certain information has been submitted to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The Company and Parent filed notification and report forms with the Antitrust Division and the FTC under the HSR Act on June 23, 2011 and requested early termination of the waiting period. The request for early termination was granted on and became effective July 1, 2011.

The Merger is also subject to approval from the German Federal Cartel Office. Parent made the required filings with the German Federal Cartel Office on June 28, 2011 and approval was granted on July 18, 2011.

QUESTIONS & ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following section is intended to address some commonly asked questions about the special meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder. We urge you to read carefully this proxy statement in its entirety, including the annexes to this proxy statement and the documents referred to or incorporated by reference into this proxy statement.

Q:	Why am I receiving this document?

A:	You are receiving this proxy statement because you were a shareholder of Gerber on the record date. You are being asked to vote on a proposal to approve the Merger Agreement. In addition, you are being asked to vote, on an advisory (non-binding) basis, on the existing compensatory arrangements between Gerber and its named executive officers providing for “golden parachute” compensation in connection with the Merger (which we refer to as the “golden parachute” arrangements).

Q:	What do I need to do now?

A:	Please read this proxy statement carefully, including its annexes and the documents referred to or incorporated by reference into this proxy statement, and consider how the proposed transaction affects you. If you are a shareholder of record, you can ensure that your shares are voted at the special meeting by completing, signing, dating and mailing the enclosed proxy card and returning it in the postage-paid envelope provided. You can also submit your voting instructions by accessing the internet site stated on the enclosed proxy card or by using the toll-free telephone number stated on the enclosed proxy card. If you hold your shares in “street name”, you can ensure that your shares are voted at the special meeting by instructing your broker on how to vote, as discussed below.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of Gerber by Parent under the Merger Agreement dated as of June 10, 2011 among Gerber, Parent and Merger Sub. Once the Merger Agreement has been approved by Gerber’s shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Gerber. Gerber will be the Surviving Corporation in the Merger and will become wholly owned by Parent.

Q:	What will I receive in the Merger?

A:	You will be entitled to receive $11.00 in cash, without interest and a CCCP, for each outstanding share of Gerber common stock that you own as of the effective time of the Merger. Following the Merger, you will not own any shares in the Surviving Corporation.

Q:	What are the CCCPs?

A:	Each CCCP is a non-transferable contractual right to receive additional contingent cash consideration payments if net recoveries are obtained in connection with certain claims for infringement of a Gerber patent covering “print to cut” technology. The CCCPs will not be evidenced by a certificate or other physical instrument.

Q:	What is the status of the Gerber patent claims for infringement?

A:	On December 18, 2006, Gerber filed suit in the U.S. District Court for the District of Connecticut against Roland DGA Corporation, alleging infringement of Gerber’s U.S. Patent No. 5,537,135 which covers “print to cut” technology. On March 11, 2010, the court granted Gerber’s motion to amend its complaint to add Roland DG Corporation, the parent company of Roland DGA Corporation, as a defendant in the litigation. The parties are actively conducting final discovery in anticipation of a trial in June 2012.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at the Hilton Hartford Hotel, 315 Trumbull Street, Hartford, Connecticut 06103 on Thursday, August 18, 2011 at 10:00 a.m. local time.

Q:	How does our Board of Directors recommend that I vote on the Merger Agreement?

A:	Our Board unanimously recommends that you vote “FOR” the approval of the Merger Agreement. You should read “The Merger — Reasons for the Merger” beginning on page 21 for a discussion of the factors that our Board considered in deciding to recommend the Merger Agreement to our shareholders.

Q:	How does our Board of Directors recommend that I vote, on an advisory basis, on the “golden parachute” arrangements described in the section entitled “The Merger — Advisory Vote on Golden Parachutes”?

A:	Our Board unanimously recommends that you vote “FOR” the approval of the “golden parachute” arrangements.

Q:	How do I vote?

A:	You may vote prior to the special meeting in one of the following ways:

• use the toll-free telephone number on the enclosed proxy card;

• access the internet site shown on the enclosed proxy card; or

• complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

You may also vote your shares in person at the special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not vote your shares held by it in “street name” with respect to the approval of the Merger Agreement unless you provide instructions to your broker on how to vote. You should follow the instructions that your broker provides. If you do not instruct your broker how to vote, your shares will not be voted, which will have the same effect as voting against the Merger Agreement.

Q:	What vote of our shareholders is required to approve the Merger Agreement?

A:	The affirmative vote of the holders of a majority of the outstanding shares of our common stock at the record date must vote their shares “FOR” the approval of the Merger Agreement. If you do not vote, or if you abstain from voting, it will have the same effect as a vote against the Merger Agreement because it is one fewer vote for approval.

Q:	What vote of our shareholders is required to approve, on an advisory basis, the “golden parachute” arrangements described in the section entitled “The Merger — Advisory Vote on Golden Parachutes”?

A:	The affirmative vote of the majority of the votes cast at the Gerber special meeting at which a quorum is present.

Q:	Why am I being asked to cast an advisory (non-binding) vote to approve the “golden parachute” arrangements?

A:	The U.S. Securities and Exchange Commission (the “SEC”) has recently adopted new rules that require Gerber to seek an advisory (non-binding) vote with respect to certain payments that could become payable to Gerber’s named executive officers in connection with the Merger.

Q:	What will happen if the shareholders of Gerber do not approve the “golden parachute” arrangements?

A:	Approval of the “golden parachute” arrangements is not a condition to the completion of the Merger. The vote with respect to the “golden parachute” arrangements is an advisory vote and will not be binding on Gerber. Therefore, if the other requisite shareholder approvals are obtained and the Merger is completed, the amounts payable under the “golden parachute” arrangements will still be paid to Gerber’s named executive officers as long as any other conditions applicable thereto occur.

Q:	Can I change my vote after I have delivered my proxy or voting instructions card?

A:	Yes, you can change your vote at any time before your proxy is voted at the special meeting.

If you are a registered shareholder, you can revoke your proxy by giving notice of revocation in writing to the Corporate Secretary of Gerber at 24 Industrial Park Road West, Tolland, Connecticut 06084 or by submitting by mail a new proxy dated after the date of the proxy being revoked. You can also revoke your proxy by accessing the internet site stated on the enclosed proxy card or by using the toll-free telephone number stated on the enclosed proxy card. In addition, your proxy may be revoked by attending the special meeting and revoking your proxy in open meeting, although your attendance at the special meeting alone will not revoke any proxy.

If your shares are held in “street name” the above directions do not apply to you and you must follow the instructions received from your broker to change your vote.

Q:	How do I vote my plan shares held in the Gerber Scientific, Inc. and Participating Subsidiaries 401(k) Maximum Advantage Program?

A:	The trustee of the plan will vote your plan shares as you direct on your proxy card. If you do not vote your plan shares or if you sign and return a proxy card but fail to indicate how you wish to vote, the trustee will vote your plan shares in accordance with the direction of the plan’s named fiduciary, unless it is contrary to applicable law to do so. You must complete, sign, and return your proxy card, or vote by phone or through the internet, no later than 11:59 p.m., New York City time, August 15, 2011 for the shares represented by the proxy to be voted in the manner directed therein.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently or are in more than one account, you will receive more than one proxy card or, if you hold your shares in “street name”, more than one vote instruction card. Please complete and return all of the proxy cards or vote instruction cards you receive to ensure that all of your shares are voted.

Q:	Should I send in my stock certificates now?

A:	NO. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

Shortly after the Merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the exchange agent in order to receive the Merger consideration. You should use the letter of transmittal to exchange stock certificates for the Merger consideration to which you are entitled as a result of the Merger. The CCCPs will not be evidenced by a certificate or other physical instrument.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the Merger Consideration. In order to receive the Merger Consideration, you must hold your shares through the completion of the Merger.

Q:	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares?

A:	Yes, as a holder of our common stock, you are entitled to appraisal rights under Connecticut law in connection with the Merger if you meet certain conditions. See “Appraisal Rights” beginning on page 73.

Q:	Will the Merger be taxable for Federal income tax purposes?

A:	Yes. The receipt of the Merger Consideration in exchange for shares of our common stock pursuant to the Merger will be a taxable transaction for U.S. Federal income tax purposes. As a result, in general, a U.S. holder of our common stock will recognize gain at the time of the Merger equal to the excess, if any, of (a) the amount of cash received, and possibly the fair market value of the CCCP received, in exchange for such common stock over (b) the U.S. holder’s adjusted tax basis in such common stock. It is possible a loss will not be recognized at the time of the Merger, but rather deferred until the termination of the right to receive CCCPs. Please see the section entitled “The Merger — Material United States Federal Income Tax Consequences” for a more detailed explanation. We urge you to consult your own tax advisor to fully understand the tax consequences of the Merger to you.

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger, or if you need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, you should contact Innisfree M&A Incorporated by calling toll-free (888) 750-5834 or collect at (212) 750-5833. If your broker holds your shares, you should contact your broker for additional information. Also see “Where You Can Find More Information” on page 81.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Gerber may from time to time provide information, whether verbally or in writing, including certain statements included in or incorporated by reference into this proxy statement, which constitutes “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the following: the satisfaction of the closing conditions to the Merger Agreement, the expected completion and timing of the Merger and other information relating to the Merger. Although we believe the expectations contained in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove correct.

The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “will”, “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our management’s current views of Gerber with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or planned. We will not update these forward-looking statements, even though our situation may change in the future. Whether actual results will conform to our expectations and predictions is subject to a number of risks and uncertainties, including, but not limited to, risks and uncertainties relating to:

•	the satisfaction of the conditions to the consummation of the Merger, including the approval of the Merger Agreement by our shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay up to $7.89 million as a termination fee and up to $1.69 million for Parent’s transaction expenses to Parent;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	the effect of the announcement of the Merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•	the risk that we may be subject to litigation in connection with the Merger;

•	risks related to diverting management’s attention from our ongoing business operations; and

•	other risk factors detailed in our filings with the SEC, including Part I, “Item 1A. Risk Factors,” of our Annual Report on Form 10-K, filed on June 29, 2011. See “Where You Can Find More Information” on page 81.

All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference into this proxy statement. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

THE SPECIAL MEETING

A special meeting of Gerber’s shareholders will be convened at the Hilton Hartford Hotel, 315 Trumbull Street, Hartford, Connecticut 06103 on Thursday, August 18, 2011 at 10:00 a.m. local time. The purpose of the meeting is (i) to consider and vote on a proposal to approve the Merger Agreement, (ii) to consider and vote on an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to Gerber’s named executive officers in connection with the Merger, (iii) to consider and vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement and (iv) to conduct other business, if properly raised at the meeting. This section outlines the procedures and details of the special meeting.

Who Can Vote

Only holders of record of common stock at the close of business on July 22, 2011, the record date for the special meeting, will be entitled to vote at the meeting. As of July 21, 2011, there were 25,095,293 shares of common stock outstanding. Each record holder of common stock will be entitled to one vote for each share of common stock held of record.

How You Can Vote

You may vote in person at the meeting or by proxy. Instructions for voting by mail, internet, and telephone are on your proxy card. We recommend that you vote by proxy even if you plan to attend the meeting. If your shares are held in a stock brokerage account or by another nominee, such as a bank or trust (other than shares in the Gerber Scientific, Inc. and Participating Subsidiaries 401(k) Maximum Advantage Program, which is discussed below), then the broker or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered to be the beneficial owner of those shares, with your shares being held in “street name”. Under the rules of the NYSE, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the Merger proposal and thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval of the Merger Agreement (i.e., “broker non-votes”). To be sure your shares are voted, you should instruct your broker or other nominee to vote your shares.

How You Can Change Your Vote

You may change your vote by delivering another proxy to Gerber in accordance with the instructions on the proxy card before voting occurs at the meeting or by revoking your proxy and voting in person at the meeting. If you are a registered shareholder, you can revoke your proxy by giving notice of revocation in writing to the Corporate Secretary of Gerber at 24 Industrial Park Road West, Tolland, Connecticut 06084 or by submitting by mail a new proxy dated after the date of the proxy being revoked. You can also revoke your proxy by accessing the internet site stated on the enclosed proxy card or by using the toll-free telephone number stated on the enclosed proxy card. In addition, your proxy may be revoked by attending the special meeting and revoking your proxy in open meeting, although your attendance at the special meeting alone will not revoke any proxy.

If you hold your shares in “street name”, you must contact your broker or other nominee regarding how to revoke your proxy and change your vote.

Manner for Voting Proxies

The shares represented by valid proxies will be voted in the manner specified on the proxy card. Where specific choices are not indicated on the proxy card, the shares represented by valid proxies will be voted as recommended by our Board on all matters. Should any business matter not described in this proxy statement be properly presented at the meeting, the persons named in the proxy card will vote in accordance with their judgment. The Board knows of no matter, other than the approval of the Merger Agreement, the approval of golden parachute arrangements and the approval of an adjournment of the special meeting, if necessary or appropriate, that may be presented at the meeting.

You are urged to sign and return promptly your proxy card, or vote by phone or the internet, to make certain your shares will be voted at the meeting. For your convenience, a return envelope is enclosed, requiring no additional postage if you mail your signed proxy card in the United States. If you receive more than one proxy card because you have multiple accounts, you should sign and return all proxy cards received, or submit your vote by phone or through the internet with respect to each proxy card, to be sure all of your shares are voted.

Voting Shares in the Gerber Scientific, Inc. and Participating Subsidiaries 401(k) Maximum Advantage Program

The 401(k) Maximum Advantage Program trustee will vote plan shares as participants direct on their proxy card. The proxy card will serve as voting instructions for participants in the 401(k) Maximum Advantage Program. If participants do not sign and return a proxy card, or vote by phone or the internet or if participants sign and return a proxy card but fail to indicate how they wish to vote, the trustee will vote their plan shares in accordance with the direction of the plan’s named fiduciary, unless it is contrary to applicable law to do so.

Participants in the 401(k) Maximum Advantage Program must complete, date, sign, and return their proxy card, or vote by phone or through the internet, no later than 11:59 p.m., New York City time, August 15, 2011 for the shares represented by the proxy to be voted in the manner directed therein by the participant. Participants may attend the special meeting; however, participants’ shares can only be voted as described above in this paragraph.

For an explanation of the effect of the Merger on shares held in the 401(k) Maximum Advantage Program, see “The Merger Agreement — Treatment of Common Stock and Equity Awards — Shares in the Gerber Scientific, Inc. and Participating Subsidiaries 401(k) Maximum Advantage Program” beginning on page 53.

Vote Required for Approval

A quorum is necessary to conduct the business of the meeting. This means that holders of a majority of the outstanding shares of common stock must be represented at the meeting, either by proxy or in person. Abstentions are counted as shares present at the meeting for purposes of determining whether a quorum exists. Shares represented by broker non-votes are also counted in determining the quorum at the meeting, but are not counted for voting purposes. An executed proxy that fails to specify a choice on any matter will be voted in accordance with the recommendation of the Board. Votes will be tabulated by the inspector of election appointed for the meeting.

If a quorum is present at the meeting, the Merger Agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. If you do not vote, or if you abstain from voting, it will have the same effect as a vote against the Merger Agreement because it is one fewer vote for approval.

If a quorum is present at the meeting, the advisory (non-binding) resolution on executive compensation payable in connection with the Merger must be approved by the affirmative vote of the majority of the votes cast at the special meeting. The advisory (non-binding) vote on executive compensation payable in connection with the Merger is a vote separate and apart from the vote to approve the Merger Agreement. Accordingly, you may vote to approve the executive compensation and vote not to approve the Merger Agreement and vice versa. Because the vote on executive compensation is advisory in nature only, it will not be binding on the Company. Accordingly, because the Company is contractually obligated to pay the compensation, such compensation will be payable, subject only to the conditions applicable thereto, if the Merger Agreement is approved and regardless of the outcome of the advisory vote.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of, among other things, soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement. Any adjournment to a date not more than 120 days after the date originally fixed for the special meeting may be made without notice, other than by an announcement made at the special meeting of the time and place of the adjourned meeting. If a quorum is present at the meeting, any such adjournment must be approved by the affirmative vote of the majority of the votes cast at the special meeting. If no instructions are indicated on your proxy card, your shares of common stock will be voted “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time before voting occurs at the special meeting as adjourned. Under the Merger Agreement, Gerber is permitted to adjourn or postpone the special meeting in the following cases:

•	if as of the time for which the special meeting is scheduled, there exists an excluded party (as defined under “The Merger Agreement — Solicitation of Acquisition Proposals”);

•	after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to the Company’s shareholders within a reasonable amount of time in advance of the special meeting;

•	as otherwise required by applicable laws; or

•	if as of the time for which the special meeting is scheduled, there are insufficient shares of Company common stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting.

Attendance at Meeting

You may attend the meeting in person if you were a shareholder of record of Gerber on July 22, 2011 or you hold a valid proxy from a shareholder of record as of that date. If you are not a shareholder of record but hold shares through a broker, bank, trust or other nominee, you should provide proof of beneficial ownership as of July 22, 2011, such as your most recent account statement prior to that date or a copy of the voting instruction card provided by your broker, bank, trust or other nominee, to Gerber at the address below in order to obtain an admission ticket to the meeting:

Gerber Scientific, Inc.
24 Industrial Park Road West
Tolland, Connecticut 06084
Attn: Secretary

THE MERGER

The following is a discussion of the Merger, including the process undertaken by the Company and our Board in identifying and determining whether to engage in the proposed transaction. This discussion of the Merger is qualified by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Background of the Merger

The Company, through its subsidiaries, develops, manufactures, distributes and services automated equipment and software in the sign making, specialty graphics, packaging, apparel and industrial industries worldwide. The Company and the Board continually review and evaluate the risks and opportunities within the Company’s existing business segments and regularly consider strategic alternatives in order to enhance shareholder value, including, from time to time, acquisitions, divestitures and the possible sale of the Company.

Beginning in 2008, the Company and the Board considered and began executing various strategic restructuring alternatives, including the divestiture of certain of its business units. In connection with these processes, the Company retained RA Cap as financial advisor.

In September 2010, a current member of the Board became aware that Vector might have interest in a possible transaction to acquire all or part of the Company. This member of the Board suggested to Mr. Marc T. Giles, the Company’s president and chief executive officer, and Mr. Donald P. Aiken, the Chairman of the Board, that Mr. Giles should contact the representative of Vector to listen to what the representative of Vector had to say.

On October 7, 2010, after consultation with Mr. Aiken, Mr. Giles called a representative of Vector, who provided an overview of Vector and explained that Vector could have an interest in acquiring the Company.

On October 20, 2010, Mr. Giles reported his conversation with a representative of Vector to the entire Board and the Board directed Company management to explore Vector’s interest further, as a potential alternative to the Company’s strategic initiatives, as well as to provide the Board with a reference point for the Company’s potential value in a sale transaction. The Company also was authorized to enter into a confidentiality agreement with Vector and allow Vector to conduct preliminary due diligence.

On November 8, 2010, at the direction of the Board, Company management met with representatives of Vector while at an investor conference to discuss the Company entering into a confidentiality agreement and allowing Vector to conduct preliminary due diligence.

On January 14, 2011, the Company and Vector entered into a confidentiality agreement, which among other things, included customary standstill restrictions on Vector. The confidentiality agreement also prevented Vector from discussing the transaction with the Company’s management or employees unless given permission to do so by certain individuals specifically identified as contacts. During the following days, Vector conducted due diligence on the Company.

On January 20, a preliminary meeting was held between the Company’s management and representatives of Vector to discuss, on a highly preliminary basis, a potential acquisition of the Company. During the following weeks, Vector continued to conduct due diligence on the Company, including due diligence sessions with the Company’s management team and RA Cap.

On March 8, the Board retained Cravath, Swaine & Moore LLP (“Cravath”) as its special counsel in connection with a possible transaction.

On March 11, the Company amended its agreement with RA Cap to include retention as financial advisor in connection with a possible sale of all or a substantial portion of the capital stock or assets of the Company and to provide for fees to be paid to RA Cap in connection with this engagement.

On March 15, Mr. Giles and a representative of RA Cap met with representatives of Vector to discuss Vector’s interest in beginning in-depth due diligence on the Company. At this meeting, Vector indicated, on a highly preliminary basis, a valuation of $10.00 per share in cash for all of the capital stock of the Company, with the possibility of reaching a valuation of up to $11.00 per share following detailed due diligence.

During these preliminary meetings Vector indicated that it expected to offer and negotiate possible post-acquisition roles, compensation and investment opportunities with certain senior executives of the Company, including Mr. Giles, but only if and when the Board permitted Company executives to enter into such discussions. The Board gave such permission on July 9 as described under “The Merger — Interests of Our Directors and Executive Officers in the Merger”.

On March 18, during a special meeting of the Board, the Board discussed Vector’s interest in pursuing in-depth due diligence. The Board concluded it was not interested in a transaction with Vector at $10.00 per share but could be interested in a transaction at a price in the range of $11.00 per share. Without making any conclusion as to whether it would undertake a change of control transaction, the Board decided to allow Vector additional access to employees and information. During the following weeks, Vector continued to conduct due diligence on the Company and representatives of RA Cap, on behalf of the Company, engaged in discussions with respect to a potential transaction with Vector.

On April 15, during a special meeting of the Board, the Board discussed the inclusion by Vector of certain potential partners or sources of funding, including an affiliate of CITIC Capital Partners Limited (“CITIC”), as well as Vector’s assurance to Mr. Giles that, in any case, it would present a single bid to acquire the entire Company rather than a joint bid or a package of bids for portions of the Company. Representatives of RA Cap communicated to the Board Vector’s intent to submit a detailed non-binding proposal on April 22 and Vector’s request for an exclusivity period. RA Cap also summarized its discussions with Vector concerning purchase price and its guidance to Vector that the Board was not likely to entertain a price of less than $11.00 per share. In anticipation of receiving Vector’s proposal, the Board discussed the utility of obtaining another confirmatory preliminary value presentation from a firm familiar with the Company and the Board asked Mr. Giles to determine whether he could arrange such a presentation.

On April 22, Vector delivered to the Company a letter addressed to the Board, dated April 22, 2011 (the “Letter of Indication”), which contained a firm but non-binding indication that Vector was prepared to offer $11.00 per share in cash to acquire all of the capital stock of the Company. The Letter of Indication also contained an indication that Vector was willing to create a carveout mechanism for the Claims that could deliver additional value to the Company’s shareholders who would receive the merger consideration. Along with the Letter of Indication, Vector also provided a draft of a proposed Merger Agreement and a draft of a proposed exclusivity agreement. Vector stated its continued interest in a transaction was conditioned upon the Company entering into an exclusive negotiation period until May 31.

On April 26, at a regular meeting of the Board, the Board discussed the Vector proposal and alternative or parallel paths the Board might choose to take in addition to negotiations with Vector, including continuing to pursue its ongoing strategic initiatives. During this meeting, representatives of RA Cap presented RA Cap’s preliminary views on the potential value of the Company in a change of control transaction. Another investment firm familiar with the Company next presented its preliminary views on the potential value of the Company in a change of control transaction. This firm was not retained by the Company to provide financial advice or to render any opinion of the financial terms of a transaction. The preliminary presentation of this firm was generally in line with the preliminary valuation advice given to the Board by RA Cap. The Board concluded at this meeting that certain aspects of Vector’s proposal, primarily relating to deal certainty and the absence of flexibility to perform a post-signing market check, were not within a range the Board would accept. The Board determined it should not act on Vector’s request for an exclusivity agreement until there had been further discussions with Vector about the terms of its proposal, including the purchase price. The Board instructed RA Cap and Cravath to engage Vector in such discussions.

Between April 26 and May 1, discussions were held between representatives of RA Cap and Cravath, on behalf of the Company, and representatives of Vector and its counsel, Davis Polk & Wardwell LLP

(“Davis Polk”), in connection with a proposed transaction and exclusivity period, including a request by RA Cap for an increase in the purchase price which was not agreed to by Vector.

On May 1, during a special meeting of the Board, representatives of RA Cap and Cravath summarized the status of negotiations with Vector and Davis Polk in connection with a proposed transaction and the changes Vector had made to its indication of interest in response to the Board’s concerns such as inclusion of a more flexible “go-shop” process with lower termination fees and additional deal certainty. Representatives of Cravath reviewed with the Board the terms of the exclusivity agreement that Vector was requiring as a condition to its continued interest in a negotiated transaction. After extensive discussion, the Board concluded that Vector’s proposed terms had improved sufficiently to increase the Board’s confidence that a transaction in the best interests of the Company’s shareholders and other constituents could be negotiated. The Board also determined, subject to negotiation of the terms of the Merger Agreement, that a “go shop” process would provide an adequate market check for a transaction with Vector. The Board then unanimously authorized the Company to enter into an exclusivity agreement with Vector, commencing May 1, 2011 and ending May 31, 2011. During the May 1 meeting the Board also discussed the possibility of retaining a second financial advisor to provide an opinion on the fairness of the financial terms. The Board concluded that although RA Cap did not have any conflict of interest that affected the reliability of its advice, in light of the importance of the possible transaction to the Company it would be desirable for the Board also to receive advice from a firm whose compensation was not contingent upon consummation of a transaction. The Board authorized the Chairman of the Board, assisted by additional directors he selected, to solicit proposals from investment banks interested in such an assignment and to recommend a firm to the entire Board.

Later on May 1, the Company and Vector entered into the exclusivity agreement. During the following weeks, representatives of Vector continued to meet with representatives of the Company and conduct due diligence.

During May, representatives of RA Cap and Cravath, on behalf of the Company, and representatives of Vector and Davis Polk continued to negotiate the proposed terms of the Merger Agreement and the CCC Agreement. The parties exchanged drafts of the agreements they would enter into through this period and on May 31, Davis Polk distributed to Cravath forms of equity commitment letters and a form of limited guarantee to be delivered by the equity investors in Parent and a form of debt commitment letter to be delivered by Fortress Capital Corp. (“Fortress”).

On May 17, the Board engaged PJSC as financial advisor in connection with a possible transaction.

On May 31, the Company entered into a confidentiality agreement with a potential partner of Vector on terms substantially consistent with the confidentiality agreement executed between the Company and Vector on January 14. Mr. Giles and certain employees of the Company then met with Vector’s potential partner to conduct due diligence and discuss such partner’s general transaction history and practices. Representatives of Cravath, RA Cap and Vector also participated in this meeting.

On June 1, during a special meeting of the Board, representatives of RA Cap gave a financial presentation to the Board regarding the Company and the cash consideration that would be paid to the Company’s shareholders in a potential merger. The Board extensively discussed the latest negotiations of the terms of the Merger Agreement and the CCC Agreement with representatives of RA Cap and Cravath and concluded that, although there were still significant unresolved issues, it was likely a transaction in the best interests of the Company’s shareholders and other constituents could still be negotiated. At Vector’s request, the Board agreed to extend the exclusive negotiation period with Vector until June 7.

Between June 1 and June 7, negotiations continued between representatives of RA Cap and Cravath, on behalf of the Company, and representatives of Vector and Davis Polk regarding the proposed terms of the Merger Agreement and the CCC Agreement and the acceptability of Vector’s proposed financing. On June 7, immediately prior to a special meeting of the Board, Mr. Giles received a call from a representative of Vector, informing Mr. Giles of the most recent terms that were being offered by Vector.

On June 7, during a special meeting of the Board, the Company’s executives and representatives of RA Cap and Cravath summarized the status of the negotiations with Vector, including the key open items. The

Board engaged in a lengthy discussion about the desirability of the proposed transaction with Vector and the associated risks. The Board also discussed a range of alternative strategies other than the transaction proposed by Vector, including possible strategic divestitures. A representative of Abelman, Frayne & Schwab, counsel to the Company with respect to the Claims, reviewed with the Board the current status of litigation with respect to the Claims. After extensive discussion, the Board concluded that despite an improvement in Vector’s terms, Vector’s proposal still was unacceptable principally due to lack of agreement on the CCC Agreement terms as well as certain terms of the Merger Agreement. The Board decided it would not extend further Vector’s exclusive negotiation period, but would continue discussions to see if any acceptable transaction could be negotiated.

Between June 7 and June 10, negotiations continued resulting in the final Vector proposal.

On June 10, the Board met with its advisors to consider the revised final terms proposed by Vector for the Merger Agreement and the CCC Agreement. Representatives of PJSC gave a financial presentation to the Board regarding the Company and the cash consideration that would be paid to the Company’s shareholders in the potential merger. Thereafter, PJSC provided its oral opinion, subsequently confirmed in writing, to the Board to the effect that, as of June 10, 2011, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the $11.00 per share cash consideration to be received by the holders of shares of Company common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Representatives of RA Cap updated their financial presentation to the Board from June 1 regarding the Company and the cash consideration that would be paid to the Company’s shareholders in the potential merger and provided its oral opinion, subsequently confirmed in writing, to the Board to the effect that, as of June 10, 2011, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the $11.00 per share cash consideration to be received by the holders of shares of Company common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. In providing their respective opinions, PJSC and RA Cap did not attempt to value or consider the merits of any of the Claims that could potentially result in a CCCP and assigned no value to the Claims or any CCCP. After considering the proposed terms of the Merger Agreement, the CCC Agreement and the other transaction agreements and the various presentations of Cravath, PJSC and RA Cap, including PJSC’s and RA Cap’s respective fairness opinions provided to the Board, and taking into account the other factors described below under the heading titled “The Merger — Reasons for the Merger”, the Board unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its shareholders, unanimously adopted and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement and unanimously resolved to recommend approval of the Merger Agreement by the shareholders of the Company.

Later on June 10, Parent, Merger Sub and the Company executed the Merger Agreement and the other transaction agreements.

On June 13, the Company issued a press release announcing its entry into the Merger Agreement. A copy of the press release was furnished as an exhibit to the Form 8-K filed by the Company with the Securities and Exchange Commission on June 13, 2011.

Following the announcement of the Merger on the morning of June 13, representatives of RA Cap began contacting 12 potential strategic acquirors. As of the date of this proxy statement, none of the potential strategic acquirors contacted by RA Cap has opted to execute a confidentiality agreement with the Company.

In addition to contacting potential strategic acquirors, representatives of RA Cap contacted 19 private equity firms between June 13 and June 30 that had been identified as potentially having an interest in acquiring the Company. Five additional private equity firms contacted RA Cap regarding a potential interest in acquiring the Company. Of these 24 private equity firms, three parties executed a confidentiality agreement and were granted access to certain non-public information regarding the Company. Ultimately, all three of these private equity firms affirmatively indicated to RA Cap that they were not interested in pursuing a transaction with the Company.

Reasons for the Merger

In the course of reaching its decision to adopt and declare advisable the Merger Agreement and the transactions contemplated by the Merger Agreement and, subject to the terms and conditions of the Merger Agreement, to recommend approval of the Merger Agreement by the shareholders of the Company, the Board consulted with Company management and its financial and legal advisors and considered a significant number of factors, including the following:

•	The familiarity of the Board with, and information and analysis provided by management, RA Cap and PJSC as to, the Company’s business, financial performance and conditions, results of operations, management and competitive position, the nature of the Company’s business and the industry in which the Company competes and economic and market conditions on both a historical and a prospective basis, as well as the Company’s strategic objectives, including the development and commercialization of future products.

•	The strategic options available to the Company and the Board’s assessment that when considering the risks and time required to execute, none of these options, including remaining independent, is likely to present an opportunity that is equal or superior to the proposed transaction or to create value for the Company shareholders that is equal to or greater than that created by the proposed transaction in the foreseeable future.

•	The possible alternative of the Company remaining independent as a standalone company and executing a strategic restructuring plan, which alternative the Board determined was less favorable to the Company’s shareholders than the proposed transaction given the potential risks, rewards and uncertainties associated with such alternative.

•	The relationship between the $11.00 cash consideration to be paid for each share of Company common stock and the recent historical market prices of the Company’s common stock. The Board deliberated over the $11.00 per share to be paid in cash for each share of Company common stock, and considered that such price represented a premium of approximately 35% above the closing trading price of the Company’s common stock on June 10, 2011, the last trading day before the announcement of the transaction and a 24% premium over the average closing price of the Company’s common stock for the 30-day period prior to the announcement of the transaction.

•	The provisions of the CCC Agreement providing for the pursuit of the Claims, the CCCPs and the opportunity for Company shareholders to participate in recoveries, if any, with respect to the Claims, as well as the fact that no assurance can be made that there will be any recovery with respect to the Claims or any amounts paid with respect to the CCCPs.

•	The possibility that, if the Board declined to approve the Merger Agreement, there would not be another opportunity for the Company’s shareholders to receive a comparable price in another transaction and that the current market price for shares of the Company’s common stock is substantially less than the $11.00 per share cash consideration to be received in the transaction.

•	The Company’s ability during the period beginning on the date of the Merger Agreement and continuing until 11:59 p.m., New York City time, on July 25, 2011 (the “go shop period”) to initiate, solicit and encourage alternative acquisition proposals from third parties and to enter into and maintain or continue discussions or negotiations with third parties with respect to such proposals.

•	The Company’s ability to continue discussions after the end of the go shop period with parties from whom the Company has received during the go shop period an acquisition proposal that the Board determines in good faith constitutes a superior proposal.

•	The Company’s ability, at any time from and after the end of the go shop period but prior to the time the Company shareholders approve the Merger Agreement, to consider and respond to an unsolicited written acquisition proposal, to engage in negotiations or discussions with the person making such a proposal and to furnish non-public information to the person making such a proposal, if the Board reasonably believes such proposal could lead to a superior proposal.

•	The Company’s ability, under certain circumstances, to terminate the Merger Agreement in order to enter into an agreement providing for a superior proposal, provided that the Company complies with its obligations relating to the entering into of any such agreement and concurrently with the termination of the Merger Agreement pays to Parent a termination fee of $5.35 million, in connection with an agreement for a superior proposal entered into with an excluded party, or, in all other circumstances, $7.89 million plus up to $1.69 million in Parent’s expenses.

•	The financial presentation, including the opinion dated June 10, 2011 of RA Cap to the Board, to the effect that, as of such date, the consideration to be paid to the Company’s shareholders pursuant to the Merger Agreement was fair to such holders from a financial point of view, as described under “The Merger — Opinion of RA Capital Advisors LLC”. The full text of this opinion is attached to this proxy statement as Annex B.

•	The financial presentation, including the opinion dated June 10, 2011 of PJSC to the Board, to the effect that, as of such date, the consideration to be paid to the Company’s shareholders pursuant to the Merger Agreement was fair to such holders from a financial point of view, as described under “The Merger — Opinion of Peter J. Solomon Company, L.P.”. The full text of this opinion is attached to this proxy statement as Annex C.

•	The likelihood that the transaction would be completed, based on, among other things, the limited number of conditions to the transaction, Vector’s prior experience in completing acquisitions of other companies, the relative likelihood of obtaining required regulatory approvals for the transaction and the terms of the Merger Agreement regarding the obligations of both companies to pursue such approvals, the Company’s ability, under certain circumstances pursuant to the Merger Agreement, to seek specific performance from Vector to make or secure equity contributions pursuant to the equity commitment letters and the fact that in the event of a failure of the Merger to be consummated under certain circumstances, Vector will pay the Company a $16.91 million termination fee.

•	The fact that the form of consideration to be paid in the transaction to the holders of the Company’s common stock is primarily cash, which will provide substantial certainty of value and liquidity to the Company’s shareholders.

•	The Board’s conclusion that the termination fees and the circumstances when such termination fees may be payable by the Company to Vector are reasonable in light of the benefit of the transactions contemplated by the Merger Agreement.

In addition to taking into account the foregoing factors, the Board also considered a variety of risks and other countervailing factors related to entering into the Merger Agreement and the transactions contemplated by the Merger Agreement, including:

•	The fact that, while the transactions contemplated by the Merger Agreement are expected to be completed, there can be no assurance that the transactions will be consummated in a timely manner or that all conditions to the parties’ obligations to complete the transaction will be satisfied, and as a result, it is possible that the transaction may not be completed as described under “The Merger Agreement — Conditions to the Merger”.

•	The risk that the Merger will not occur if the financing contemplated by the financing commitments is not obtained, as described under “The Merger — Financing”, since Parent does not on its own possess sufficient funds to complete the transaction.

•	The fact that the Company’s shareholders will have no ongoing equity in the Surviving Corporation following the Merger, meaning that the Company’s shareholders will cease to participate in the Company’s future earnings or growth, or to benefit from any increases in the value of the Company’s common stock.

•	The fact that Parent and Merger Sub are newly formed corporations with essentially no assets other than the equity commitments of the equity investors and that the Company’s remedy in the event of breach of the Merger Agreement by Parent or Merger Sub may be limited to receipt of the

$16.91 million termination fee, and that under certain circumstances the Company may not be entitled to a termination fee at all.

•	The possible effect of the public announcement, pendency or consummation of the transactions contemplated by the Merger Agreement, including any suit, action or proceeding in respect of the Merger Agreement or the transactions contemplated by the Merger Agreement, any loss or change in relationship with any customer, supplier, vendor or other business partner of such person, any actions by competitors or any other disruption of the business of such person and any effect on the Company’s stock price, operations and employees and the Company’s ability to retain key employees.

•	The fact that the transactions contemplated by the Merger Agreement will be taxable transactions to the Company’s shareholders for U.S. federal income tax purposes.

•	The absence of a pre-signing market check by the Company as to the availability of alternative proposals as a result of Vector’s firm position that it would discontinue negotiations without a period of exclusivity and the Company’s ability to conduct a “go shop” process post-signing to provide the Company with a market check.

•	The fact that, under the terms of the Merger Agreement, the Company would be required to pay Vector a termination fee if the Company were to terminate the Merger Agreement to accept a superior proposal for a business combination with or acquisition of the Company, and that the Company’s obligation to pay the termination fee might discourage other parties from proposing a business combination with or acquisition of the Company, as described under “The Merger Agreement — Termination”.

•	The fact that the Company will have incurred significant transaction and opportunity costs attempting to consummate the transactions contemplated by the Merger Agreement.

•	The risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, employee attrition and the effect on other business relationships.

•	The interests of directors and certain executive officers of the Company that are different from or in addition to the interests of the Company’s shareholders generally as described under “The Merger — Interests of Our Directors and Executive Officers in the Merger”.

•	The customary restrictions on the conduct of the Company’s business prior to the consummation of the transaction, requiring the Company’s business to be conducted in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking certain business opportunities, outside the ordinary course of business, that may arise over the period that the Merger Agreement remains in effect.

The foregoing discussion of the information and factors considered by the Board, while not exhaustive, includes the material factors considered by the Board. In view of the variety of factors considered in connection with its evaluation of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board did not find it practicable to, and did not, quantify, rank or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors. The Board considered all of the factors as a whole and considered the factors in their totality to be favorable and to support the decision to unanimously adopt and declare advisable the Merger Agreement and the transactions contemplated by the Merger Agreement and to recommend approval of the Merger Agreement by the shareholders of the Company.

Recommendation of Our Board of Directors

The Board recommends that the shareholders of the Company vote “FOR” approval of the Merger Agreement.

Opinion of RA Capital Advisors LLC

The Board retained RA Cap, based on RA Cap’s experience and reputation, to act as the Company’s financial advisor in connection with its analysis and consideration of the proposed Merger and deliver a fairness opinion in connection with the proposed Merger. As part of its investment banking business, RA Cap routinely performs financial analyses with respect to businesses and their securities in connection with mergers and acquisitions.

In connection with RA Cap’s engagement, the Board requested that RA Cap evaluate the fairness, from a financial point of view, of the Merger Consideration that the holders of the outstanding shares of Company common stock will be entitled to receive in the Merger. At a meeting of the Board held on June 10, 2011, RA Cap delivered an oral opinion to the Board, confirmed by delivery of a written opinion, dated June 10, 2011, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in the opinion, the Merger Consideration set forth in the Merger Agreement was fair, from a financial point of view, to the holders of Company common stock. RA Cap considered the Merger Consideration to be received by the shareholders pursuant to the Merger Agreement to be $11.00 per share in cash, without interest, plus a CCCP. Solely for purposes of rendering its opinion, RA Cap neither considered the value of the patent litigation covered by the CCCPs nor assigned any value to it and RA Cap assumed that the Merger Consideration to be received in exchange for each share would be $11.00 cash per share, without interest.

The full text of RA Cap’s opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by RA Cap. RA Cap’s opinion is attached as Annex B and is incorporated by reference into this proxy statement. RA Cap’s opinion addresses only the fairness, from a financial point of view, of the Merger Consideration pursuant to the Merger, and does not address any other aspect of the Merger or any related transaction. The opinion was provided solely for the information and assistance of the Board in connection with its consideration of the transactions contemplated by the Merger Agreement. RA Cap’s opinion does not address the merits of the underlying decision by the Company to engage in the transaction and does not constitute a recommendation to any shareholder as to how to vote or act with respect to any matters relating to the Merger. Shareholders are urged to read the opinion and consider it carefully in its entirety. The summary of RA Cap’s opinion below is qualified in its entirety by reference to, and should be reviewed together with, the full text of the opinion. It should be noted that, although subsequent developments after June 10, 2011 may affect the opinion, RA Cap does not have any obligation to update, revise or reaffirm its opinion, and will not undertake to do so.

In arriving at its opinion, RA Cap reviewed, among other information it deemed relevant:

•	the financial terms and conditions of the draft Merger Agreement dated June 9, 2011;

•	the draft Contingent Cash Consideration Agreement dated June 10, 2011;

•	the equity commitment letters, the Debt Commitment Letter and related limited guaranty;

•	the annual reports on Form 10-K of the Company for the fiscal years ended April 30, 2010 and April 30, 2009;

•	certain quarterly reports on Form 10-Q of the Company

•	certain internal financial and operating analyses and forecasts for the Company prepared by the management of the Company, which management of the Company has advised RA Cap it believed to be reasonable; and

•	certain publicly available research analyst reports on the Company which were not independently verified by RA Cap.

In addition, RA Cap:

•	held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits and challenges of, the transactions contemplated by the Merger Agreement, and the past and current business operations, financial condition and future prospects of the Company;

•	reviewed the reported price and trading activity for the shares of Company common stock;

•	compared certain financial and stock market information for the Company to similar information for certain other companies with publicly traded securities;

•	reviewed, to the extent publicly available, financial terms of certain recent business combinations of companies that RA Cap deemed to be comparable, in whole or in part, to the Merger; and

•	reviewed other information and performed such other studies and analyses as RA Cap deemed relevant.

In rendering its opinion, RA Cap relied upon and assumed the accuracy and completeness of all of the financial, accounting and other information that was publicly available or that was furnished by the Company or its management, or otherwise reviewed by RA Cap, and RA Cap did not assume any responsibility for independently verifying the accuracy or completeness of such information. In that regard, RA Cap made certain assumptions, with the Board’s consent, including the following:

•	the Company’s financial analyses and forecasts provided to RA Cap were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Company management as to the expected future results of operations and financial condition of the Company;

•	the Merger and the other transactions contemplated by the draft Merger Agreement would be consummated as set forth in such Merger Agreement, and that the definitive Merger Agreement would not differ in any respect material to the analysis of RA Cap from the draft Merger Agreement provided to RA Cap;

•	all consents and approvals material to the analysis of RA Cap will be obtained; and

•	the consideration to be received by holders of Company common stock would be $11.00 per share in cash without interest.

RA Cap’s opinion was necessarily based upon information available to it, and financial, economic, market and other conditions as they existed, and could be evaluated, as of the date of the opinion. It should be understood that subsequent developments may affect RA Cap’s opinion and RA Cap does not have any obligation to update, revise or reaffirm such opinion. RA Cap’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received by holders of Company common stock in the Merger, and RA Cap has expressed no opinion as to the fairness of the Merger to, or any other consideration of, the holders of any other class of securities, creditors or other constituencies of the Company. The Company imposed no other instructions or limitations on RA Cap with respect to the investigation made or the procedures followed by it in rendering its opinion.

RA Cap’s opinion did not address the underlying business decision of the Company to engage in the Merger or the relative merits of the transactions contemplated by the Merger Agreement compared to any strategic alternatives that may have been available to the Company; nor did it address any legal, regulatory tax or accounting matters. RA Cap’s opinion addresses only the fairness, from the financial point of view, as of the date of its opinion, of the consideration to be received by the holders of Company common stock in the Merger. RA Cap’s opinion did not express any view on, and did not address, any other term or aspect of the Merger Agreement or Merger or any other term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including, without limitation, the fairness of the Merger to, or any consideration received in connection therewith by, any creditor or other constituency of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Merger, relative to the $11.00 per share in cash to be paid to the public shareholders, or otherwise. RA Cap did not express any opinion as to the Merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay its obligations when they become due.

In preparing its opinion for the Board, RA Cap performed a variety of financial and comparative analyses, including those described below. The order in which the analyses are described does not represent the relative importance or weight given to the analyses performed by RA Cap. The summary of RA Cap’s analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not susceptible to partial analysis or summary description. RA Cap believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, RA Cap made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and the industry generally, industry growth and the absence of any material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. No company, transaction or business used in RA Cap’s analyses as a comparison is identical to the Company or the proposed Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions analyzed. The estimates contained in RA Cap’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, RA Cap’s analyses and estimates are inherently subject to substantial uncertainty. RA Cap’s opinion was approved by a Fairness Opinion Committee of RA Cap.

The following is a summary of the financial analyses underlying RA Cap’s opinion delivered to the Board on June 10, 2011 in connection with the Merger. In order to fully understand RA Cap’s financial analyses, the summarized range of values presented below must be read together with the text of each summary. The summarized range of values alone does not constitute a complete description of the financial analyses. Considering the summarized range of values below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of RA Cap’s financial analyses.

Historical Stock Price Analysis.  The high and low trading prices of the Company common stock for the twelve-month period ended June 9, 2011 was $4.64 and $9.90, respectively, compared to the consideration in the Merger of $11.00 per share. RA Cap reviewed the performance of the Company’s common stock to the performance of the following three indexes for the three-year period ended June 9, 2011: 1) an index of companies deemed comparable to the Company’s Gerber Technology business (“Gerber Technology”); 2) an index of companies deemed comparable to the Company’s Spandex business (“Spandex”); and 3) the Standard & Poor’s 500 index. RA Cap reviewed separate groups of companies comparable to each of Gerber Technology and Spandex due to the fact that Gerber Technology and Spandex are disparate businesses and no single company is directly comparable. The Company’s common stock outperformed the index of companies deemed comparable to Spandex, and underperformed both the index of companies deemed comparable to Gerber Technology and the Standard & Poor’s 500 index.

Selected Comparable Trading Market Analysis.  Using publicly available information, RA Cap reviewed the financial, operating and stock market data of the following selected publicly traded companies that were deemed comparable to Gerber Technology or Spandex. The following companies were deemed comparable to Gerber Technology based on Company operations and markets served:

•	Jingwei Textile Machinery Co. Ltd.

•	Schweiter Technologies AG

•	John Bean Technologies Corporation

•	Lectra SA

•	Flow International Corp.

•	Hardinge Inc.

•	Key Technology Inc.

The following companies were deemed comparable to Spandex:

•	Sequana S.A.

•	PaperlinX Limited

•	Investimentos Participacoes e Gestao SA (INAPA)

•	Bossard Holding AG

•	Headlam Group plc

For each selected company, Enterprise Value/Sales, Enterprise Value/Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), and Price/Earnings multiples were computed for the most recently published last twelve months prior to June 10, 2011, for preliminary results of the fiscal year ending April 30, 2011, and projected for the forward fiscal year ending April 30, 2012. RA Cap used the multiples, weighted based on the estimated respective revenues of Gerber Technology and Spandex, for both sets of comparable companies to calculate the last twelve months and forward multiples for the Company, which resulted in the range of implied enterprise values and share prices summarized below. All multiples were based on closing stock prices as of June 9, 2011.

Implied Enterprise Value Range	Implied per Share Price Range
LTM	LTM

$200 million — $250 million	$7.80 — $9.90

Implied Enterprise Value Range	Implied per Share Price Range
Forward (FYE 4/30/2011 and 4/30/2012)	Forward (FYE 4/30/2011 and 4/30/2012)

$220 million — $290 million	$8.70 — $11.40

Selected Comparable Transactions Analysis.  Using publicly available information, RA Cap reviewed selected transactions with disclosed transaction values that RA Cap deemed to be comparable to either Gerber Technology or Spandex based on Company operations and markets served. The following transactions were deemed comparable to Gerber Technology:

Target	Acquiror	Date Announced

• Elexis AG	• SMS GmbH	• May 9, 2011
• Fong’s Industries Co. Ltd.	• China Hengtian Group Co., Ltd.	• May 6, 2011
• EskoArtwork	• Danaher Corp.	• January 1, 2011
• Nihon Spindle Manufacturing Co. Ltd.	• Sumitomo Heavy Industries Ltd.	• May 10, 2010
• CoCreate Software GmbH & Co. KG	• Parametric Technology Corporation	• October 31, 2007
• GES International Ltd.	• Venture Corp Ltd.	• July 25, 2006
• Matrixone, Inc.	• Dassault Systemes SA	• March 1, 2006
• Leica Geosystems AG	• Hexagon AB	• June 13, 2005

The following transactions were deemed comparable to Spandex:

Target	Acquiror	Date Announced

• Suministros Integrales de Oficinas S.A.	• Lyreco SA	• January 21, 2011
• CPI Group Ltd.	• PagePack (AU) Pty Limited	• January 17, 2011
• Corporate Express Australia Ltd.	• Staples Australia Pty Limited	• March 16, 2010
• Océ N.V.	• Canon Inc.	• November 16, 2009
• Corporate Express N.V.	• Staples, Inc.	• February 19, 2008
• Stork Prints B.V.	• Bencis Capital Partners B.V.; Bencis Buyout Fund III, L.P.	• July 25, 2007
• Map Merchant Group Limited	• Antalis S.A.	• July 6, 2007
• Punch Graphix Plc	• Punch International NV	• December 22, 2006

For each selected transaction, and based on available data, Enterprise Value/Sales, Enterprise Value/EBITDA, and Price/Earnings multiples were computed for the last twelve months prior to the transaction. RA Cap used the multiples for both sets of comparable transactions to calculate the multiples for the last twelve months for the Company, which resulted in the range of implied enterprise values and share prices summarized below.

Implied Enterprise Value Range	Implied per Share Price Range

$250 million — $290 million	$9.80 — $11.20

Illustrative Discounted Cash Flow Analysis.  RA Cap performed a discounted cash flow analysis of Company management’s projected financial results to calculate the estimated present value of the stand-alone, after-tax free cash flows that the Company would be expected to generate over the forecasted period ending April 30, 2016 and the enterprise value of the Company at the end of that period. RA Cap applied a range of terminal value multiples of 7.5x to 8.5x to the Company’s fiscal year 2016 estimated ending EBITDA. The present value of the cash flows to equity holders and terminal values for each case were calculated using discount rates of 13.1% to 15.1%, which were based upon an analysis of the Company’s weighted average cost of capital.

Implied Enterprise Value Range	Implied per Share Price Range

$290 million — $320 million	$11.10 — $12.20

Premiums Paid Analysis.  Using publicly available information, RA Cap reviewed the acquisition price per share for selected acquisitions of U.S. publicly traded companies announced since June 15, 2009 with implied enterprise values between $200 million and $600 million, excluding banks and other financial firms. RA Cap compared the acquisition price per share to the target’s stock price one-day, one-month, average over one-month, average over two-months, and average over three-months prior to the announcement of the transaction to arrive at an implied range of stock price premiums. These premiums were applied to the corresponding stock prices of the Company, using June 9, 2011 as the Company’s reference point. All premiums for the selected transactions were based on publicly available stock prices.

Implied per Share Price Range

$10.80 — $13.00

Illustrative Leveraged Buyout Analysis.  RA Cap performed a leveraged buyout analysis to estimate the theoretical purchase price that a financial buyer could pay in an acquisition of the Company. For purposes of this analysis, RA Cap utilized Company management projected financial results and assumed that a buyer would obtain approximately $100 million in debt. RA Cap also assumed a range of EnterpriseValue/EBITDA terminal value multiples from 7.0x to 9.0x on the Company’s EBITDA for the fiscal year ending April 30, 2016. With an assumed equity internal rate of return ranging from 18% to 21%, the theoretical purchase price that a financial buyer could pay ranged from $10.60 to $11.40.

Implied Enterprise Value Range	Implied per Share Price Range

$270 million — $300 million	$10.60 — $11.40

Sum of the Parts Analysis.  RA Cap performed a sum of the parts analysis to assess a range of prices that could potentially be realized if the Company’s business units were sold individually. RA Cap undertook several analyses to estimate the standalone values of Gerber Technology, Spandex and the Company’s Gerber Scientific Products business. After accounting for various other assets and liabilities in connection with a sum of the parts value, the net resulting value range per share ranged from $10.20 to $13.30.

Implied Enterprise Value Range	Implied per Share Price Range

$260 million — $350 million	$10.20 — $13.30

Present Value of the Future Stock Price Analysis.  RA Cap performed an analysis to calculate the present value of the Company’s estimated future stock price. Using management’s projected EBITDA for the years ending April 30, 2012 and April 30, 2013 and an estimated trading EnterpriseValue/EBITDA multiple of 8.0x, RA Cap calculated a projected future stock price range of $11.30 to $14.00. The range of projected future stock prices was discounted using an equity discount rate of 15.1%, which was based upon an analysis of the Company’s cost of equity capital. The resulting present value range of the Company’s estimated future stock price is from $9.80 to $10.60.

Implied per Share Price Range

$9.80 — $10.60

Relationship Between RA Cap and the Company.  We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to the Merger Agreement. In performing its services to the Company as described above, RA Cap has not entered into or assumed any agency or other fiduciary relationship with the Company, the Board, the Company’s shareholders or any other person.

The Company has agreed to pay RA Cap fees of $2,400,000 for its services in connection with the Merger, of which $200,000 became payable upon the delivery of RA Cap’s opinion and the remainder of which is contingent upon consummation of the Merger.

In addition, the Company has agreed to reimburse RA Cap for its reasonable out-of-pocket expenses and provide indemnity against certain liabilities and other items arising out of its engagement.

Since June 1, 2008, RA Cap has worked on a retainer basis with the Company on several transactions and special projects. RA Cap advised the Company in its acquisition of Virtek Vision International, Inc. and in its sale of Virtek European Holdings Inc. and the assets of the Company’s Gerber Coburn segment, among other potential transactions. During that time, RA Cap earned a total of $2,107,000, consisting of $392,000 in retainer fees and $1,715,000 in success fees. Following the Merger, RA Cap does not expect its relationship with the Company to continue. RA Cap has not provided any services for Vector or its affiliates.

Opinion of Peter J. Solomon Company, L.P.

Pursuant to an engagement letter dated May 17, 2011, the Board engaged PJSC to act as financial and strategic advisor to the Board in connection with a possible merger or similar transaction involving the Company and, if requested, to render to the Board an opinion as to the fairness, from a financial point of view, to the holders of Company common stock (other than shares of Company common stock (i) held in the treasury of the Company or owned by Parent or Merger Sub, or by their respective subsidiaries, or (ii) held by holders who are entitled to and properly demand an appraisal of their shares of Company common stock in accordance with Connecticut law, the shares referred to in clauses (i) and (ii) being referred to as “Excluded Shares”) of the Merger Consideration to be paid pursuant and subject to the terms and conditions of the Merger Agreement.

On June 10, 2011, PJSC reviewed its analyses with the Board (at their special meeting) and delivered its oral opinion to the Board, which was subsequently confirmed by delivery of a written opinion dated June 10,

2011 (the “PJSC Opinion”), that, as of such date and subject to the assumptions, qualifications and limitations set forth in the PJSC Opinion, the Merger Consideration proposed to be paid to the holders of Company common stock (other than holders of Excluded Shares) in connection with the Merger was fair, from a financial point of view, to such holders.

The full text of the PJSC Opinion, which sets forth assumptions made, procedures followed, matters considered, and limitations on and scope of the review undertaken by PJSC in rendering the PJSC Opinion, is attached as Annex C to this proxy statement. The PJSC Opinion addresses only the fairness, from a financial point of view, to the holders of shares of Company common stock (other than holders of Excluded Shares) of the Merger Consideration proposed to be paid to such holders in connection with the Merger, was provided to the Board in connection with their evaluation of the Merger, did not address any other aspect of the Merger and did not, and does not, constitute a recommendation to any holder of Company common stock or any other person as to how any such holder or person should vote with respect to the Merger or act on any matter relating to the Merger. The summary of the PJSC Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion, which is incorporated by reference into this proxy statement. Holders of Company common stock are encouraged to read the PJSC Opinion carefully and in its entirety.

In connection with the PJSC Opinion, PJSC:

•	reviewed certain publicly available business and financial information relating to the Company that PJSC deemed to be relevant;

•	reviewed certain non-public internal financial statements and other non-public financial and operating data relating to the Company that were prepared and provided to PJSC by the management of the Company;

•	reviewed certain financial forecasts relating to the Company that were provided to or discussed with PJSC by the management of the Company;

•	discussed the past and current operations, financial condition and prospects of the Company with the management of the Company;

•	reviewed the reported prices and trading activity of the Company common stock;

•	compared the financial performance and condition of the Company and the reported prices and trading activity of the Company common stock with that of certain other comparable publicly traded companies that PJSC deemed relevant;

•	reviewed publicly available information regarding the financial terms of certain transactions comparable, in whole or in part, to the Merger that PJSC deemed relevant;

•	participated in certain discussions with representatives of the Company;

•	reviewed a draft of the Merger Agreement dated June 10, 2011;

•	reviewed a draft of the CCC Agreement dated June 10, 2011; and

•	performed such other analyses and reviewed such other material and information that PJSC deemed relevant.

PJSC assumed and relied upon the accuracy and completeness of the information provided to PJSC for the purposes of the PJSC Opinion, and PJSC did not assume any responsibility for independent verification of such information. With respect to the financial projections, PJSC assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. PJSC did not conduct a physical inspection of the facilities or property of the Company. PJSC did not assume any responsibility for any independent valuation or appraisal of the assets or liabilities of the Company, nor was PJSC furnished with any such valuation or appraisal. Furthermore, PJSC did not consider any tax, accounting or legal effects of the transaction or the transaction structure on any person or entity.

PJSC assumed that the final forms of the Merger Agreement and the CCC Agreement would be substantially the same as the last drafts of the Merger Agreement and the CCC Agreement reviewed by PJSC and would not vary in any respect material to PJSC’s analysis. PJSC further assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any term, condition or agreement material to PJSC’s analysis (including, without limitation, the consideration proposed to be paid to the holders of Company common stock in connection with the Merger), and that, in the course of obtaining the necessary regulatory approvals for the Merger, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on the Company and that Parent will obtain the necessary financing to effect the Merger in accordance with the terms of financing commitments in the forms provided by Parent. PJSC further assumed that all representations and warranties set forth in the Merger Agreement and all related agreements are and will be true and correct in all respects material to PJSC’s analysis as of all of the dates made or deemed made and that all parties will comply in all respects material to PJSC’s analysis with all covenants of such parties thereunder. With the Board’s consent, for purposes of PJSC’s analyses, PJSC did not attempt to value or consider the merits of any of the claims that could potentially result in a CCCP and assigned no value to any CCCP.

The PJSC Opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to PJSC as of, June 9, 2011. In particular, PJSC did not express any opinion as to the prices at which shares of Company common stock may trade at any future time. Furthermore, the PJSC Opinion is limited to the fairness, from a financial point of view, to holders of shares of Company common stock (other than holders of Excluded Shares) of the Merger Consideration proposed to be paid to such holders pursuant to the Merger Agreement and does not address the Company’s underlying business decision to undertake the Merger or the relative merits of the Merger as compared to any alternative transactions or business strategies that might be available to the Company. The PJSC Opinion does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise except as expressly identified in the PJSC Opinion. In arriving at its opinion, PJSC was not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving the Company or any of its assets, nor was PJSC involved in the negotiation of the terms of the Merger.

The following summarizes the material financial analyses performed by PJSC and reviewed with the Board on June 10, 2011 in connection with the delivery of the PJSC Opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand PJSC’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PJSC’s financial analyses.

Analysis of Selected Publicly Traded Comparable Companies

Using publicly available information, PJSC performed a comparable companies analysis to determine (1) what the Company’s valuation would be if the Company common stock traded in the valuation range of certain comparable companies and (2) what the Company’s valuation would be if the Company common stock traded in such range and was to receive a premium to this valuation consistent with the median control premium paid in all announced public cash mergers and acquisition transactions (excluding financial services and real estate companies) with enterprise values between $200 million and $500 million since January 1, 2007 for U.S. targets. PJSC reviewed and compared selected financial data of companies of similar size and breadth having operations that, for purposes of PJSC’s analysis and based on PJSC’s experience, PJSC deemed similar to operations of the Company. The PJSC selected comparable companies were:

•	Cognex Corporation

•	Jingwei Textile Machinery Co. Ltd.

•	Shima Seiki Manufacturing Ltd.

•	Stratasys Inc.

•	John Bean Technologies Corporation

•	Lectra SA

•	Tsudakoma Corp.

•	Key Technology Inc.

•	Delcam plc

•	Domtar Corporation

•	United Stationers Inc.

•	Lintec Corp.

•	Sequana S.A.

•	Investimentos Participacoes e Gestao

•	PaperlinX Limited

•	Bossard Holding AG

•	Headlam Group plc

•	Fiducial Office Solutions

For each of these selected companies, PJSC calculated and compared various financial multiples and ratios, including, among others:

(1) enterprise value (which represents total equity value plus book values of total debt, preferred stock and minority interests less cash) as a multiple of each of:

•	net sales;

•	EBITDA; and

•	earnings before interest and taxes (referred to as “EBIT”)

for the selected companies, for the last twelve months and, other than as a multiple of net sales, for projected calendar years 2011 and 2012; and

(2) recent stock price per share as a multiple of earnings per share (referred to as “EPS”), for the last twelve months and for projected calendar years 2011 and 2012 based upon the closing stock prices as of June 9, 2011.

For purposes of this analysis, PJSC obtained the projected EPS, EBITDA and EBIT estimates for the public comparable companies by using the median of Wall Street analysts’ estimates as reported by Thomson Reuters as of June 9, 2011 for the PJSC selected companies.

Based on this data, as of June 9, 2011, PJSC developed a summary valuation analysis based on a range of trading valuation multiples and ratios for the PJSC selected companies. This analysis resulted in the following ranges of implied multiples and ratios:

Enterprise Value as a Ratio of:	Range of Implied Trading Multiples

LTM Net Sales	0.1x	— 5.2x
LTM EBITDA	3.7x	— 22.5x
LTM EBIT	5.5x	— 32.9x
CY 2011 EBITDA	3.7x	— 18.1x
CY 2011 EBIT	5.4x	— 27.6x
CY 2012 EBITDA	4.1x	— 11.1x
CY 2012 EBIT	3.8x	— 17.4x

Equity Value as a Ratio of:	Range of Implied Trading Multiples

LTM EPS	7.7x — 50.0x
CY 2011 EPS	8.3x — 34.9x
CY 2012 EPS	6.8x — 26.3x

PJSC then calculated a range of implied equity values per share of Company common stock using the range of multiples and ratios from the selected companies and applying them to the Company’s financial statistics, both excluding and including a “control premium”. For this calculation, the Company’s historical financial statistics were obtained from the Company’s historical financial statements, and the Company’s projected financial statistics were provided to PJSC by the Company’s management. See “Certain Financial Projections” beginning on page 36. The per share values were based on the number of fully diluted shares of Company common stock outstanding as of June 8, 2011. PJSC used a control premium of 28%, which was the median control premium paid in all announced public cash mergers and acquisition transactions (excluding financial services and real estate companies) with enterprise values between $200 million and $500 million since January 1, 2007, as reported by Mergerstat and Bloomberg.

Based on this analysis, PJSC derived reference ranges of implied equity values per share of Company common stock of $5.00 to $11.00 excluding a control premium and $6.40 to $14.08 including a control premium. PJSC noted that the Merger Consideration proposed to be paid to the holders of Company common stock in connection with the Merger was within the range of implied equity values of the PJSC selected companies.

Analysis of Selected Precedent Transactions

To analyze the Merger Consideration proposed to be paid to the holders of Company common stock in connection with the Merger relative to the consideration paid to the stockholders in selected other similar precedent transactions, PJSC prepared an analysis of selected precedent transactions that, for purposes of PJSC’s analysis, and based on PJSC’s experience, PJSC deemed similar to the Merger based on transaction size, Company operations and markets served. The PJSC selected precedent transactions were:

•	SMS GmbH/Elexis AG

•	Kurabo Industries Ltd./Kuraki Co. Ltd.

•	Parametric Technology Corp./CoCreate Software GmbH

•	OC Oerlikon Corp./Saurer AG

•	Qioptiq Group/Linos AG

•	Eastman Kodak/Creo Inc.

•	Nordson Corporation/EFD, Inc.

•	PagePack/CPI Group

•	Uni-Select USA/Finishmaster

•	Staples/Corporate Express Australia

•	KS Distribution/SSH Corporation

•	Canon Inc./Océ N.V.

•	Staples/Corporate Express N.V.

•	WinWholesale Inc./Noland Company

PJSC calculated the enterprise value in each of the selected transactions as a multiple of last twelve months revenue, EBITDA and EBIT. PJSC used publicly available data for the precedent transactions collected from SEC filings, news articles and other publicly available sources. Based on this analysis, PJSC derived the following ranges of multiples and ratios:

Enterprise Value as a Ratio of:	Range of Implied Multiples

LTM Revenue	17.5% — 511.4%
LTM EBITDA	5.4x — 23.1x
LTM EBIT	9.6x — 33.1x

PJSC then calculated a range of implied equity values per share of Company common stock using the multiples and ratios from the selected transactions and applied them to the financial statistics of the Company. For this calculation, Company historical financial statistics were obtained from the Company’s historical financial statements, and the Company’s projected financial statistics were provided to PJSC by the Company’s management. See “Certain Financial Projections” beginning on page 35. The per share values were based on the number of fully diluted shares of Company common stock outstanding as of June 8, 2011.

Based on this analysis, PJSC derived a reference range of implied equity values per share of Company common stock of $5.00 — $9.00. PJSC noted that the Merger Consideration proposed to be paid to the holders of Company common stock in connection with the transaction was above the range of implied equity values per share of the selected transactions.

Discounted Cash Flow Analysis

PJSC performed a discounted cash flow analysis to calculate the theoretical value per share of Company common stock based on the value of the Company’s future unlevered free cash flows, as estimated and provided by the Company’s management for fiscal years 2012 to 2016. In performing its discounted cash flow analysis, PJSC considered various assumptions that it deemed appropriate based on a review with the Company’s management of the Company prospects and risks. PJSC believed it appropriate to utilize discount rates ranging from 11.0% to 15.0%, and EBITDA terminal value multiples ranging from 6.0x to 10.0x. PJSC determined to use these discount rates because they equaled the range of weighted average cost of capital of the Company and other companies deemed comparable to the Company by PJSC in its professional judgment.

Based on this analysis, PJSC derived a reference range of implied equity values per share of Company common stock of $7.50 — $12.00. PJSC noted that the Merger Consideration proposed to be paid to the holders of Company common stock in connection with the transaction was within the range of implied equity values.

Miscellaneous

In arriving at its opinion, PJSC performed a variety of financial analyses, the material portions of which are summarized above. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, PJSC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to significance and relevance of each analysis and factor. Accordingly, PJSC believes that its analyses must be considered as a whole and that selecting portions of its analyses or of the summary set forth above, without considering all such analyses, could create an incomplete view of the process underlying the PJSC Opinion.

In performing its analyses, PJSC relied on numerous assumptions made by the management of the Company and made numerous judgments of its own with regard to current and future industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. Actual values will depend upon several factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The analyses performed by PJSC are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of PJSC’s analysis of the fairness, from a financial point of view, to the holders (other than Parent and its affiliates) of Company common stock (other than holders of Excluded Shares) of the Merger Consideration proposed to be paid to such holders in connection with the transaction and were provided to the Board in connection with the delivery of the PJSC Opinion. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities might actually be sold, which may be higher or lower than the Merger Consideration proposed to be paid to the holders of Company common stock in the Merger and which are inherently subject to uncertainty. Because such analyses are inherently subject to uncertainty, none of the Company, PJSC or any other person assumes responsibility for their accuracy.

With regard to the comparable public company analysis and the precedent transactions analysis summarized above, PJSC selected such public companies on the basis of various factors for reference purposes only; however, no public company or transaction utilized as a comparison is identical to the Company or the Merger. Accordingly, an analysis of the foregoing was not mathematical; rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the acquisition or public trading values of the selected companies and transactions to which the Company and the Merger were being compared. The consideration proposed to be paid to the holders of Company common stock in the Merger was determined through negotiations between Parent and the Board and was approved by the Board. PJSC did not recommend any specific consideration to the Board or that any given consideration constituted the only appropriate consideration for the transaction. In addition, as described elsewhere in this proxy statement, the PJSC Opinion was one of many factors taken into consideration by the Board in evaluating the Merger. Consequently, the PJSC analyses described above should not be viewed as determinative of the respective opinions of the Board with respect to the Merger.

As part of its investment banking activities, PJSC is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, restructurings and valuations for corporate or other purposes. The Board selected PJSC to deliver an opinion with respect to the fairness, from a financial point of view, to the holders of Company common stock (other than holders of Excluded Shares) of the Merger Consideration proposed to be paid to such holders in connection with the Merger on the basis of such experience and PJSC’s qualifications and reputation.

Pursuant to the engagement letter dated May 17, 2011, the Company is obligated to pay PJSC a fee in connection with the services rendered to the Board. PJSC received a fee of $450,000 for its services, including a retainer fee of $100,000 and $350,000 of which was payable upon the date upon which PJSC advised the Company that it was prepared to render its opinion, and no portion of which is dependent on the closing of the Merger. In addition, the Company has also agreed to reimburse PJSC for its reasonable out-of-pocket expenses, including fees and disbursements of its counsel, incurred in connection with its engagement and to indemnify PJSC and certain related persons against liabilities and expenses, including liabilities under the federal securities laws, relating to or arising out of its engagement.

PJSC has not received compensation during the last two years for providing investment banking services to the Company, Parent or any of their affiliates. In addition, PJSC and its affiliates may provide in the future financial services to Parent and its affiliates, for which PJSC or its affiliates would expect to receive compensation. The issuance of the PJSC Opinion was authorized by its fairness opinion committee.

Certain Financial Projections

While the Company does publicly disclose certain financial forecasts as to future performance, earnings and other results, the Company does not as a matter of general practice publicly disclose financial forecasts beyond the upcoming full fiscal year and is especially cautious of making financial forecasts due to unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving the Company, the Company provided the Board and its advisors with certain non-public financial forecasts that were prepared by management of the Company and not for public disclosure.

A summary of these financial forecasts is not being included in this document to influence your decision whether to vote for or against the proposal to approve the Merger Agreement, but is being included because these financial forecasts were made available to the Board and its advisors. The inclusion of this information should not be regarded as an indication that the Board or its advisors or any other person considered, or now considers, such financial forecasts to be a reliable prediction of actual future results, and these forecasts should not be relied upon as such. The Company’s management’s internal financial forecasts, upon which the financial forecasts were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. The financial forecasts cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the financial forecasts in this proxy statement should not be relied on as necessarily predictive of actual future events.

In addition, the financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles in the United States (“GAAP”), the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company. The Company believes the assumptions that its management used as a basis for this projected financial information were reasonable at the time Company management prepared these financial forecasts, given the information Company management had at the time. Important factors that may affect actual results and cause these financial forecasts not to be achieved include risks and uncertainties relating to the Company’s business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described or referenced under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 13. In addition, the forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. Accordingly, there can be no assurance that these financial forecasts will be realized or that the Company’s future financial results will not materially vary from these financial forecasts.

No one has made or makes any representation to any shareholder or anyone else regarding the information included in the financial forecasts set forth below. Readers of this proxy statement are cautioned not to rely on the forecasted financial information. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such forecasts were made. The Company has not updated and does not intend to update, or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such forecasts were based are shown to be in error.

The following is a summary of the financial forecasts prepared by management of the Company and given to the Board and its advisors:

Summary Financial Forecasts

	Fiscal Year Ending April 30,
	2012E(1)	2013E(1)	2014E(1)	2015E(1)	2016E(1)
	(Dollars in millions)

Net Sales	$493.0	$519.2	$541.4	$559.7	$579.3
Gross Profit(2)	$163.1	$173.4	$182.4	$189.1	$196.1
EBITDA(2)	$36.4	$43.9	$49.6	$52.1	$54.7
EBIT(2)	$28.3	$36.1	$42.1	$44.6	$47.2
Net Income Excluding Non-Recurring Items(3)	$17.9	$23.2	$27.3	$29.0	$30.8

(1)	Forecasted values.

(2)	Adjusted for non-recurring items (including restructuring costs and severance assumptions).

(3)	Adjusted for non-recurring items (including restructuring costs, severance assumptions and tax benefits).

Financing

The Company and Parent estimate that the total amount of funds required to complete the Merger and related transactions and pay related fees and expenses will be approximately $315 million. Parent expects this amount to be provided through a combination of the proceeds of:

•	cash equity investments by Vector Capital IV International L.P., a controlled affiliated fund of Vector (“Vector IV”), of approximately $220 million, and by Able Business Limited, a controlled affiliate of a fund managed by CITIC (“Able”), of approximately $40 million (or such investment funds together with their respective assignees), which are described elsewhere in this section under the subheading “Equity Financing”;

•	debt financing (expecting to draw on approximately $50 million of the available $60 million), which is described elsewhere in this section under the subheading “Debt Financing”; and

•	cash of the Company (estimated at approximately $5 million).

Equity Financing

On June 10, 2011, Vector IV entered into an equity commitment letter with Parent pursuant to which Vector IV committed to purchase, at or prior to the consummation of the Merger, $220 million of certain equity securities of Parent. In addition, on June 10, 2011, Able entered into an equity commitment letter with Parent pursuant to which Able committed to purchase, at or prior to the consummation of the Merger, $40 million of certain equity securities of Parent. The equity commitment of each of Vector IV and Able is conditioned upon the substantially simultaneous funding of Parent pursuant to the other equity commitment letter and the funding of the debt financing described below (or alternative debt financing obtained in accordance with the Merger Agreement). Each of the equity commitments described above is further conditioned upon the satisfaction of the conditions to the obligations of Parent to complete the Merger contained in the Merger Agreement. The equity commitments will terminate, in each case, upon the earliest to occur of (i) the full and indefeasible funding of the equity commitment at the consummation of the Merger, (ii) termination of the Merger Agreement (unless the Company has commenced litigation against Vector IV or Able, as the case may be, in respect of such party’s equity commitment letter prior to such termination) and (iii) the Company or any of its affiliates (with the Company’s authorization) asserting any claim against Vector IV, Able or certain of their affiliates in connection with the Merger Agreement or any of the transactions contemplated by the Merger Agreement or the equity commitment letters other than claims expressly permitted under the equity commitment letters. The Company is an express third-party beneficiary of each of the equity commitment letters and has the right to seek specific performance of each of the equity commitments under the circumstances in which the Company would be permitted by the Merger Agreement to obtain specific performance requiring Parent to enforce the equity commitments.

Debt Financing

In connection with Parent’s entry into the Merger Agreement, Merger Sub received a debt commitment letter (the “Debt Commitment Letter”), dated June 10, 2011, from Fortress Capital Corp. The Debt Commitment Letter provides for a senior secured financing facility in aggregate of $60 million (the “Financing Facility”), consisting of (i) a $50 million term loan facility and (ii) a $10 million revolving credit facility of which no amounts may be drawn at the closing of the Merger.

Interest under the Financing Facility will be payable at a LIBOR-based rate, with a floor of 1.5%, plus 6.00% and will be payable in cash monthly in arrears.

Upon consummation of the Merger, the borrowers under the senior secured facilities will be the Company and certain domestic subsidiaries. The Financing Facility will be guaranteed, upon consummation of the Merger, by each domestic subsidiary of the Company that is designated by Fortress in consultation with Parent. The Financing Facility will be secured, upon consummation of the Merger, subject to permitted liens and other agreed upon exceptions, by a first priority lien on substantially all the assets of the Company and certain domestic subsidiaries of the Company that are designated by Fortress in consultation with Parent, but excluding amounts received by the Company relating to the litigation which is the subject of the CCC Agreement and any and all rights under the CCC Agreement.

Conditions:

The Financing Facility contemplated by the Debt Commitment Letter is subject to certain closing conditions, including, without limitation:

•	a condition that, since January 31, 2011, there has been no occurrence of a Material Adverse Effect (as defined within the Merger Agreement);

•	execution and delivery of appropriate legal loan documentation consistent with the terms and conditions of the Debt Commitment Letter;

•	a condition that Fortress shall have been granted a perfected, first priority lien on certain collateral pledged under the Debt Commitment Letter and shall have received UCC, tax and judgment lien searches and other appropriate evidence evidencing the absence of any other liens on the collateral, other than existing liens acceptable to Fortress and customary permitted liens;

•	delivery of a customary legal opinion from counsel to the Company as Fortress may reasonably request;

•	a condition that the Company and its domestic subsidiaries designated by Fortress in consultation with Parent are in good standing and duly qualified to do business (except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect (as defined in the Merger Agreement) on the Company and all such subsidiaries);

•	a condition that customary insurance for the Financing Facility is in place;

•	the absence of any law, injunction, judgment or ruling making illegal or otherwise prohibiting the consummation of the Merger or the Financing Facility or enjoining the Company, Vector or Parent from consummating the Merger or the Financing Facility;

•	payment of applicable fees and expenses;

•	evidence that the cash equity investment by Vector IV and Able of no less than $260 million has been made on or prior to the closing of the Merger;

•	the absence of any amendments, supplements or waivers to the Merger Agreement that are materially adverse to Fortress;

•	consummation of the Merger in accordance with the Merger Agreement;

•	receipt of certain financial information of the Company;

•	the accuracy of certain specified representations and warranties in the Merger Agreement or made pursuant to the Debt Commitment Letter;

•	delivery of certain customary closing documents (including a solvency certificate and a payoff letter or termination and release agreement with respect to the Company’s existing credit facility); and

•	a condition that no default or event of default under the Financing Facility shall have occurred and be continuing at closing or would result from the Merger Agreement or the Financing Facility and any other loan document becoming effective in accordance with its or their respective terms.

The commitment by Fortress to provide the Financing Facility will expire upon the earliest of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the closing of the Merger without the use of the Financing Facility and (iii) 5:00 p.m. (New York City time) on November 10, 2011.

Subject to the terms and conditions of the Merger Agreement, each of Parent and Merger Sub will use its reasonable best efforts to obtain the financing on the terms and conditions described in the equity commitment letters and the Debt Commitment Letter, and will not enter into any contract that contains additional financing terms, and will not permit any amendment or modification to be made to, or any waiver of any provision under, the equity commitment letters or the Debt Commitment Letter if such amendment, modification or waiver (i) reduces (or could have the effect of reducing) the aggregate amount of the financing or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the financing, or otherwise expands, amends or modifies any other provision of the equity commitment letters or the Debt Commitment Letter in a manner that would reasonably be expected to (a) delay or prevent or make less likely the funding of the financing (or satisfaction of the conditions to the financing) on the closing date or (b) adversely impact the ability of Parent or Merger Sub to enforce its rights against other parties to the equity commitment letters or the Debt Commitment Letter.

Although the debt financing described in this proxy statement is not subject to due diligence or a “market out” provision, which would have allowed lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that such debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Limited Guaranty

Vector IV and Able have agreed to guarantee their respective percentages (determined based upon the relative size of their equity commitments to Parent) of the obligations of Parent under the Merger Agreement to pay, under certain circumstances, a reverse termination fee and reimburse certain expenses. The limited guaranty will terminate on the earliest of (i) the effective time of the Merger and (ii) the termination of the Merger Agreement in circumstances in which the reverse termination fee does not become payable by Parent (unless the Company has commenced litigation under the limited guaranty prior to such termination). However, if the Company or any of its affiliates (with the Company’s authorization) asserts any claim against Vector IV, Able or certain of their affiliates in connection with the Merger Agreement or any of the transactions contemplated by the Merger Agreement other than claims expressly permitted under the limited guaranty, the limited guaranty will immediately terminate and become null and void by its terms, all payments previously made pursuant to the limited guaranty must be returned and neither Vector IV and Able nor certain of their related parties will have any liability to the Company under the limited guaranty.

Interests of Our Directors and Executive Officers in the Merger

Details of the beneficial ownership of our directors and executive officers of Company common stock is set out in “Security Ownership of Certain Beneficial Owners and Management” beginning on page 77. In addition to their interests in the Merger as shareholders, certain of our directors and executive officers have interests in the Merger that differ from, or are in addition to, your interests as a shareholder. In considering the recommendation of our Board to vote “FOR” the approval of the Merger Agreement, you should be aware of these interests. Our Board was aware of, and considered the interests of, our directors and executive officers in adopting the Merger Agreement and the transactions contemplated by the Merger Agreement. Except as described below, such persons have, to our knowledge, no material interest in the Merger that differs from your interests generally. We have also included in this section information with respect to Messrs. John Hancock, Stephen Lovass and Alex Incera even though they are no longer employed by the Company, because they were executive officers prior to their respective separations from the Company in April 2011, May 2011 and December 2010, respectively. For purposes of all of the agreements and plans described below, the completion of the transactions contemplated by the Merger Agreement will constitute a change in control.

Treatment of Equity Awards

As of the date of this proxy statement, certain of our directors and executive officers held stock options, restricted stock and deferred shares. As of the date of this proxy statement, we also have restricted stock units outstanding, although none of our executive officers or directors holds any such restricted stock units.

For information regarding beneficial ownership of Company common stock by each of our current directors and certain executive officers and all of such directors and executive officers as a group, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 77. The Company’s directors and executive officers will receive $11.00 per share and a CCCP for each vested share they own, in the same manner as other shareholders.

Stock Options

At the effective time of the Merger, each outstanding stock option that has an exercise price of less than $11.00, whether or not then vested, will be converted into the right to receive:

•	a cash payment determined by multiplying the excess of $11.00 over the exercise price per share of common stock subject to such stock option by the number of shares of common stock subject to the stock option as of the effective time of the Merger; and

•	a CCCP for each share of common stock subject to such stock option.

At the effective time of the Merger, each outstanding stock option that has an exercise price of greater than $11.00, whether or not then vested, will be converted into the right to receive a CCCP for each share of common stock subject to such stock option that takes into account the amount by which such option’s exercise price exceeds $11.00.

The cash consideration with respect to the stock options will be paid at or reasonably promptly following the effective time of the Merger, less any applicable withholding taxes. The CCCPs with respect to the stock options will be subject to the same terms and conditions as apply to CCCPs with respect to shares of Company common stock generally.

None of our directors holds any unvested stock options.

Restricted Stock

At the effective time of the Merger, each share of restricted stock will fully vest and be converted into the right to receive:

•	$11.00 in cash for each share of restricted stock; and

•	a CCCP for each such share.

The cash consideration with respect to shares of restricted stock will be paid subject to the same terms and conditions as apply to shares of Company common stock generally. The CCCPs with respect to shares of restricted stock will be subject to the same terms and conditions as apply to CCCPs with respect to shares of Company common stock generally.

None of our directors holds any shares of restricted stock.

Restricted Stock Units

At the effective time of the Merger, each restricted stock unit will fully vest and be converted into the right to receive:

•	a cash payment determined by multiplying $11.00 by the number of shares of common stock subject to such restricted stock unit as of the effective time of the Merger; and

•	a CCCP for each share of common stock subject to such restricted stock unit.

The cash consideration with respect to the restricted stock units will be paid at or reasonably promptly following the effective time of the Merger (but in no event later than 10 business days after the effective time of the Merger), less any applicable withholding taxes. The CCCPs with respect to the restricted stock units will be subject to the same terms and conditions as apply to CCCPs with respect to shares of Company common stock generally.

None of our executive officers or directors holds any restricted stock units.

Deferred Shares

Our non-employee directors hold deferred shares of Company common stock pursuant to the Non-Employee Director’s Stock Grant Plan and the Agreement for Deferment of Director Fees. All such shares are fully vested and will be distributed in full immediately prior to, and contingent upon, the consummation of the Merger.

None of our executive officers holds any deferred shares.

At the effective time of the Merger, each outstanding deferred share will cease to represent the right to receive a share of Company common stock and instead will be converted into:

•	an obligation of the Surviving Corporation to pay the holder of such deferred share $11 in cash; and

•	a CCCP for each deferred share.

The cash consideration with respect to the deferred shares will be paid within 10 business days following the earliest date which would not result in adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the holder of the deferred shares, less any applicable withholding taxes. The CCCPs with respect to the deferred shares will be subject to the same terms and conditions as apply to CCCPs with respect to shares of Company common stock generally.

Change-in-Control Agreements

We are party to change-in-control agreements with each of our current executive officers (excluding Messrs. Hancock, Lovass and Incera, who are no longer employed by the Company). We were never party to a change-in-control agreement with Mr. Incera. These change-in-control agreements provide for the following payments and benefits in the event an executive’s employment is terminated by the Company (other than for “cause”) or by the executive for “good reason” within two years following a “change-in-control”, which will occur upon consummation of the Merger (each term as defined in the change-in-control agreements):

•	payment of a pro rata share (through the date of termination) of the executive’s target bonus for the year in which notice of termination is given;

•	a lump-sum cash severance payment equal to (1) three times the sum of the executive’s base salary and target bonus in effect as of the termination date, in the case of Mr. Giles, or (2) 2.5 times the sum of the executive’s base salary and target bonus in effect as of the termination date, in the case of each other executive;

•	a lump-sum cash payment equal to (1) 36 monthly payments, in the case of Mr. Giles, or (2) 30 monthly payments, in the case of each other executive, that would have been paid by the Company for the cost of all life insurance, health (medical and dental), accidental death and dismemberment, and disability plans in which the executive was entitled to participate immediately prior to the date of termination; and

•	acceleration and full vesting of all unvested equity awards.

In the event an executive’s employment is terminated by the Company for cause or by the executive other than for good reason, the executive is not entitled to any payments or benefits under the change-in-control agreement.

In exchange for the above payments and benefits, pursuant to the change-in-control agreements, each executive officer has agreed that in the event of a “potential change in control” (as defined in the change-in-control agreements and which includes entry into the Merger Agreement), the executive will not voluntarily terminate his employment with the Company until the earlier to occur of (1) six months after the occurrence of the potential change in control or (2) the occurrence of a change in control of the Company.

In addition, as a condition of receipt of the above payments and benefits, each executive must sign a general release in favor of the Company which releases the Company from all future claims and certifies the executive’s agreement to be bound following termination by the confidentiality and the one-year non-compete provisions in the agreement. Severance payments and other benefits under the change-in-control agreements will not be deferred or withheld on the basis of an asserted violation of the confidentiality provision.

In the event the above payments and benefits constitute “excess parachute payments”, within the meaning of Section 280G of the Code, the total amount of such payments and benefits will be reduced to the extent any such reduction would result in an increase in the aggregate after-tax value of the payments and benefits to be provided to the executive (taking into account the excise tax imposed on “excess parachute payments” pursuant to Section 4999 of the Code).

The Company has agreed to require any successor to its business expressly to assume its obligations under the agreements. If any such successor to the Company does not agree to assume its obligations under the agreements, the executive is entitled to compensation in the same amount and on the same terms as he would be entitled under the agreements in the event of termination without cause or termination for good reason following a change in control.

For purposes of the change-in-control agreements, “good reason” is generally defined to mean any of the following events: (i) a material diminution in the nature and scope of the executive’s authority, duties or responsibilities from those applicable immediately prior to the change in control; (ii) a reduction in the executive’s base salary from that provided immediately prior to the change in control; (iii) a diminution in the executive’s eligibility to participate in compensation plans and employee benefits and perquisites which provided opportunities to receive overall compensation and benefits and perquisites from the greater of (x) the opportunities provided by the Company for executives with comparable duties or (y) the opportunities under any such plans and perquisites under which the executive was participating immediately prior to the change in control; (iv) a change in the location of the executive’s principal place of employment by more than 50 miles from the location applicable immediately prior to the change in control; (v) a significant increase in the executive’s frequency or duration of business travel; or (vi) a reasonable determination by the Board that, as a result of the change in control and change in circumstances thereafter significantly affecting the executive’s position, the executive is unable to exercise the authority, powers, functions or duties applicable to his position immediately prior to the change in control.

CCCP Committee

From the effective time of the Merger, Messrs Donald P. Aiken, Stephen P. Lovass and William V. Grickis, Jr. are expected to serve on the Committee as initial Committee members and will be entitled to compensation and indemnification for such service under the CCC Agreement. See “The Contingent Cash Consideration Agreement-CCCP Committee Establishment and Authority” beginning on page 71.

New Management Arrangements

On July 9, the Board gave permission to certain of the Company’s employees (including the Company’s executive officers) to enter into discussions with Vector and a potential partner of Vector about possible post-acquisition roles and compensation or investment opportunities. Discussions about these matters are ongoing.

As of the date of this proxy statement, none of the Company, its subsidiaries, Vector or Vector’s potential partner has entered into any employment agreements with the Company’s executive officers in connection with the Merger, and neither the Company nor its subsidiaries has amended or modified any existing change-in-control agreements or other arrangements with management.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides that Parent will cause the Surviving Corporation, and the Surviving Corporation will do the following:

•	For at least six years following the effective time of the Merger, the Surviving Corporation will indemnify and hold harmless the present and former officers and directors of the Company or any of its subsidiaries in respect of acts or omissions in their capacities as officers, directors, employees or agents (including fiduciaries with respect to employee benefit plans) of the Company or any of its subsidiaries occurring at or prior to the effective time of the Merger (including acts or omissions with respect to the adoption of this Agreement and the consummation of the transactions contemplated hereby) to the fullest extent permitted by the CBCA or any other applicable law.

•	For at least six years following the effective time of the Merger, Parent will cause to be maintained in effect provisions in the certificate of incorporation and bylaws of the Surviving Corporation and each of its subsidiaries (or in such documents of any successor to the business of the Surviving Corporation or any of its subsidiaries) regarding elimination of liability, indemnification and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the certificate of incorporation and bylaws of the Company and each of its subsidiaries in existence on the date of the Merger Agreement. From and after the effective time of the Merger, any agreement of any present or former officer or director of the Company or any of its subsidiaries with the Company or any of its subsidiaries regarding elimination of liability, indemnification or advancement of expenses will be assumed by the Surviving Corporation, will survive the Merger and will continue in full force and effect in accordance with its terms.

Prior to the effective time of the Merger, the Company will, or if the Company is unable to, Parent will cause the Surviving Corporation as of the effective time of the Merger to, obtain and fully pay the premium for the non-cancelable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the effective time of the Merger with respect to any claim related to any period or time at or prior to the effective time of the Merger (including claims with respect to the adoption of this Agreement and the consummation of the transactions contemplated hereby) with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies. The Company will give Parent a reasonable opportunity to participate in the selection of such “tail” insurance policy and the Company will give good faith consideration to any comments made by Parent with respect thereto. Moreover, the total amount payable for such “tail” insurance policy will not exceed 250% of the amount per annum payable by the Company for its current fiscal year and if the total amount payable for such “tail” insurance policy exceeds this cap, then the Company will obtain a policy with the greatest coverage available for a total amount payable not to exceed the amount of the cap.

The present and former directors and officers of the Company will have the right to enforce the provisions of the Merger Agreement relating to their indemnification

Benefit Arrangements with the Surviving Corporation

The Merger Agreement requires that, until April 30, 2012, Vector will provide, or cause the Surviving Corporation to provide, compensation and employee benefits to each employee that, taken as a whole, have a value that is substantially comparable in the aggregate (excluding any value attributable to the Company’s equity-based compensation or defined benefit plans) to those provided to the employees of the Company immediately prior to the effective time of the Merger.

In addition, the Surviving Corporation is required to honor and continue certain change-in-control, employment, severance, retention and termination policies and arrangements until the later of April 30, 2012 and the expiration of such policy or arrangement pursuant to its terms.

Quantification of Payments and Benefits

The following tables show the amounts of payments and benefits that each current director and executive officer of the Company (and certain former executive officers) would receive in connection with the Merger, assuming the consummation of the Merger occurred on July 15, 2011, the latest practicable date prior to the filing of this proxy statement, and, in the case of the executive officers, the employment of the executive officer was terminated by the Surviving Corporation without cause or by the executive officer for good reason on such date.

The first table below, entitled “Potential Change in Control Payments to Named Executive Officers”, along with its footnotes, shows the compensation payable to the Company’s chief executive officer, chief financial officer and the three other most highly compensated executive officers, as determined for purposes of its most recent annual proxy statement, and is subject to an advisory vote of the Company’s shareholders, as described under “Advisory Vote on Golden Parachutes” below.

The second table below, entitled “Potential Change in Control Payments to Other Executive Officers”, along with its footnotes, shows the compensation payable to the other executive officers and is not subject to an advisory vote. Although the rules of the SEC do not require the second table, it has been included so that quantification of the potential change in control payments and benefits that could be received by all our executive officers is presented in a uniform manner.

The third table below, entitled “Payments to Executive Officers and Directors in Respect of Vested Options”, along with its footnotes, shows the outstanding vested options held by the Company’s directors and executive officers, respectively, and the payments each of them can expect to receive for their vested options. Compensation payable in respect of outstanding unvested options held by the Company’s executive officers is included in the first and second tables below, entitled “Potential Change in Control Payments to Named Executive Officers” and “Potential Change in Control Payments to Other Executive Officers”, respectively. The Company’s directors do not hold any unvested options.

The fourth table below, entitled “Payments to Directors in Respect of Deferred Shares”, shows the outstanding deferred shares held by our non-employee directors and the payments each of them can expect to receive for their deferred shares, all of which are vested. Since all amounts payable to the Company’s directors are in respect of vested deferred shares, amounts payable to the Company’s directors are not separately quantified in the same manner as is provided for our executive officers.

Potential Change in Control Payments to Named Executive Officers

	Cash	Equity	Total
Name	($)(1)	($)(2)	($)(3)

Marc T. Giles	3,283,550	2,327,804	5,611,354
Michael R. Elia	1,485,070	1,188,824	2,673,894
Thomas P. Finn	1,369,046	829,529	2,198,575
Rodney W. Larson	1,214,328	870,300	2,084,628
John R. Hancock	—	—	—

(1)	As described above, the cash payments for the named executive officers, other than Mr. Hancock, who is no longer employed by the Company, consist of (a) payment of a pro rata share of the executive’s target bonus for the fiscal year of termination, (b) a lump-sum severance payment equal to three times, in the case of Mr. Giles, and 2.5 times, in the case of each other named executive officer, the sum of base salary and target bonus for the fiscal year of termination and (c) a lump-sum payment equal to the cost of 36 months, in the case of Mr. Giles, and 30 months, in the case of each other named executive officer, of continued health and welfare benefits, in each case, payable upon a qualifying termination of employment within two years following the consummation of the Merger. Accordingly, these payments are “double-trigger” as they will only be payable in the event of a termination of employment following the consummation of the Merger. These payments are based on the compensation and benefit levels in effect on July 15, 2011; therefore, if compensation and benefit levels are increased after July 15, 2011, actual payments to a named executive officer may be greater than those provided for above.

The three amounts are broken down as follows:

	Pro Rata Target	Cash	Cash Health & Welfare
Name	Bonus($)	Severance ($)	Benefit ($)

Marc T. Giles	93,750	3,150,000	39,800
Michael R. Elia	43,750	1,400,000	41,320
Thomas P. Finn	35,417	1,275,000	58,629
Rodney W. Larson	31,250	1,125,000	58,078
John R. Hancock	—	—	—

The salary and bonus components of the cash severance, respectively, for each named executive officer are as follows: (i) Mr. Giles — $600,000 and $450,000; (ii) Mr. Elia — $350,000 and $210,000; (iii) Mr. Finn — $340,000 and $170,000; (iv) Mr. Larson — $300,000 and $150,000; and (v) Mr. Hancock — $0 and $0.

(2)	As described above, the equity amounts consist of the accelerated vesting of restricted stock and unvested stock options, which is “single-trigger” under the terms of the Merger Agreement in that it will occur immediately upon consummation of the Merger, whether or not employment is terminated. The following table shows the amounts in this column attributable to the two types of awards:

		Resulting	No. of Shares	Resulting
		Consideration from	Underlying	Consideration from
	No. of Shares	Restricted Stock	Unvested Stock	Unvested Stock
Name	of Restricted Stock	($)	Options	Options ($)

Marc T. Giles	131,196	1,443,156	202,250	884,648
Michael R. Elia	51,321	564,531	132,188	624,293
Thomas P. Finn	22,500	247,500	127,708	582,029
Rodney W. Larson	38,391	422,301	94,036	447,999
John R. Hancock	—	—	—	—

Since the value of the CCCP is not fixed, the value of restricted stock and unvested stock options is based on the average closing price of Company shares over the first five business days following public announcement of the Merger, or $11.00. Accordingly, actual payments may be greater or less than those provided for above. Depending on when consummation of the Merger occurs, certain shares of restricted stock and certain stock options shown as unvested in the table may become vested in accordance with their terms without regard to the Merger.

(3)	Payments and benefits to a named executive officer may be less than those provided for above if any payments or benefits provided pursuant to a named executive officer’s change-in-control agreement is an “excess parachute payment” within the meaning of Section 280G of the Code and the total amount of such payments and benefits are reduced to result in an increase in the aggregate after-tax value of payments and benefits to be provided to such named executive officer.

Potential Change in Control Payments to Other Current and Certain Former Executive Officers

	Cash	Equity	Total
Name	($)(1)	($)(2)	($)(3)

William V. Grickis, Jr.	1,099,029	638,394	1,737,423
Patricia L. Burmahl	824,911	195,319	1,020,230
James S. Arthurs	1,026,074	55,806	1,081,880
Stephen P. Lovass	—	—	—
Alex F. Incera	—	—	—

(1)	As described above, the cash payments for the executive officers (other than Mr. Lovass (who was party to a change-in-control agreement, but is no longer employed by us) and Mr. Incera (who was never party to a change-in-control agreement with us and who is also no longer employed by us)), consist of (a) payment of a pro rata share of the executive’s target bonus for the fiscal year of termination, (b) a lump-sum severance payment equal to 2.5 times the sum of base salary and target bonus for the fiscal year of termination and (c) a lump-sum payment equal to the cost of 30 months of continued health and welfare benefits, in each case, payable upon a qualifying termination of employment within two years following the consummation of the Merger. Accordingly, these payments are “double-trigger” as they will only be payable in the event of a termination of employment following the consummation of the Merger. These payments are based on the compensation and benefit levels in effect on July 15, 2011; therefore, if compensation and benefit levels are increased after July 15, 2011, actual payments to an executive officer may be greater than those provided for above.

The three amounts are broken down as follows:

	Pro Rata Target	Cash	Cash Health & Welfare
Name	Bonus ($)	Severance ($)	Benefit ($)

William V. Grickis, Jr.	28,582	1,028,936	41,511
Patricia L. Burmahl	21,875	787,500	15,536
James S. Arthurs	26,984	971,438	27,652
Stephen P. Lovass	—	—	—

The salary and bonus components of the cash severance, respectively, for each executive officer are as follows: (i) Mr. Grickis — $274,383 and $137,191.50; (ii) Ms. Burmahl — $210,000 and $105,000; (iii) Mr. Arthurs — $259,050 and $129,525; and (iv) Mr. Lovass $0 and $0.

(2)	As described above, the equity amounts consist of the accelerated vesting of restricted stock and unvested stock options, which is “single-trigger” under the terms of the Merger Agreement in that it will occur immediately upon consummation of the Merger, whether or not employment is terminated. The following table shows the amounts in this column attributable to the two types of awards:

			No. of Shares	Resulting
		Resulting	Underlying	Consideration from
	No. of Shares	Consideration from	Unvested Stock	Unvested Stock
Name	of Restricted Stock	Restricted Stock ($)	Options	Options ($)

William V. Grickis, Jr.	30,259	332,849	64,792	305,545
Patricia L. Burmahl	7,500	82,500	25,625	112,819
James S. Arthurs	4,050	44,550	5,600	11,256
Stephen P. Lovass	—	—	—	—
Alex F. Incera	—	—	—	—

Since the value of the CCCP is not fixed, the value of restricted stock and unvested stock options is based on the average closing price of Company shares over the first five business days following public announcement of the Merger, or $11.00. Accordingly, actual payments may be greater or less than those provided for above. Depending on when consummation of the Merger occurs, certain shares of restricted stock and certain stock options shown as unvested in the table may become vested in accordance with their terms without regard to the Merger.

(3)	Payments and benefits to an executive officer may be less than those provided for above if any payments or benefits provided pursuant to an executive officer’s change-in-control agreement is an “excess parachute payment” within the meaning of Section 280G of the Code and the total amount of such payments and benefits are reduced to result in an increase in the aggregate after-tax value of payments and benefits to be provided to such executive officer.

Payments to Current and Certain Former Executive Officers and Directors in Respect of Vested Options

	No. of Shares	Resulting Consideration
	Underlying Vested	from Vested Stock
Name	Stock Options	Options ($)(1)

Executive Officers
Marc T. Giles	165,907	197,191
Michael R. Elia	130,000	273,300
Thomas P. Finn	33,333	175,998
Rodney W. Larson	48,800	75,288
John R. Hancock	—	—
William V. Grickis	83,333	152,932
Patricia L. Burmahl	5,000	16,800
James S. Arthurs	106,200	308,112
Stephen P. Lovass	97,500	181,025
Alex F. Incera	—	—
Directors
Donald P. Aiken	3,000	20,100
W. Jerry Vereen	3,000	20,100
Carole F. St. Mark	3,000	20,100
John R. Lord	—	—
Randall D. Ledford	—	—
Javier Perez	—	—
James A. Mitarotonda	—	—

(1)	Since the value of the CCCP is not fixed, the resulting consideration in the table above is based on the average closing price of Company shares over the first five business days following public announcement of the Merger, or $11.00. Accordingly, actual payments may be greater than those provided for above.

Payments to Directors in Respect of Deferred Shares

		Resulting
		Consideration from
	No. of Deferred	Deferred Shares
Name	Shares	($)(1)

Donald P. Aiken	60,109	661,202
W. Jerry Vereen	43,678	480,456
Carole F. St. Mark	48,937	538,303
John R. Lord	34,164	375,804
Randall D. Ledford	34,164	375,804
Javier Perez	9,167	100,837
James A. Mitarotonda	5,417	59,587

(1)	Since the value of the CCCP is not fixed, the resulting consideration in the table above is based on the average closing price of Company shares over the first five business days following public announcement of the Merger, or $11.00. Accordingly, actual payments may be greater or less than those provided for above. The table above does not include shares credited to a director’s account under the Non-Employee Director’s Stock Grant Plan on or after July 15, 2011 or as a result of a director’s deferral of all or part of his or her annual cash fees and board and committee cash attendance fees for meetings under the Agreement for Deferment of Director Fees occurring on or after July 15, 2011. In addition, the table above does not reflect the amounts deferred in the form of cash by directors under the Agreement for Deferment of Director Fees, which is $41,871 for Mr. Aiken.

Advisory Vote on Golden Parachutes

In accordance with Section 14A of the Exchange Act, the Company is providing its shareholders with the opportunity to cast an advisory vote on the compensation that may be payable to its named executive officers in connection with the Merger. As required by those rules, the Company is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger, as disclosed in the table entitled “Potential Change in Control Payments to Named Executive Officers” on page 44, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.

The vote on executive compensation payable in connection with the Merger is a vote separate and apart from the vote to approve the Merger. Accordingly, you may vote to approve the executive compensation and vote not to approve the Merger and vice versa. Because the vote is advisory in nature only, it will not be binding on the Company. Accordingly, because the Company is contractually obligated to pay the compensation, such compensation will be payable, subject only to the conditions applicable thereto, if the Merger is approved and regardless of the outcome of the advisory vote.

The affirmative vote of the majority of the votes cast at the Company’s special meeting at which a quorum is present will be required to approve the advisory resolution on executive compensation payable in connection with the Merger. Abstentions and broker non-votes will be counted towards a quorum. However, if you are a shareholder of record, and you fail to vote by proxy or by ballot at the special meeting, your shares will not be counted for purposes of determining a quorum.

An abstention, failure to submit a proxy card or vote in person or a broker non-vote will not affect whether this matter has been approved, although they will have the practical effect of reducing the number of affirmative votes required to achieve the required majority by reducing the total number of shares from which the majority is calculated.

Material United States Federal Income Tax Consequences

The following is a summary of the material United States Federal income tax consequences of the Merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive Merger Consideration in the Merger. The discussion is based upon the Code, Treasury regulations, Internal Revenue Service (“IRS”) rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The following discussion does not purport to consider all aspects of U.S. Federal income taxation that might be relevant to our shareholders. This discussion applies only to shareholders who, on the date on which the Merger is completed, hold shares of our common stock as a capital asset. The following discussion does not address taxpayers subject to special treatment under U.S. Federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, mutual funds, real estate investment trusts, investors in pass-through entities, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to shareholders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan or who hold their shares as part of a hedge, straddle, conversion transaction or other integrated transaction or who receive cash pursuant to the exercise of appraisal rights. If our common stock is held through a partnership, the U.S. Federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that are holders of our common stock and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences to them of the Merger. The following discussion does not address potential foreign, state, local and other tax consequences of the Merger.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES, AS WELL AS THE FOREIGN, STATE AND LOCAL TAX CONSEQUENCES, OF THE DISPOSITION OF YOUR SHARES IN THE MERGER.

For purposes of this summary, a “U.S. holder” is a beneficial owner of shares of our common stock, who or that is, for U.S. Federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. Federal income tax regardless of its source; or

•	a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) it has a valid election in place to be treated as a domestic trust for U.S. Federal income tax purposes.

Except with respect to the backup withholding discussion below, this discussion does not discuss the tax consequences to any shareholder who or that, for U.S. Federal income tax purposes, is not a U.S. holder.

General

The exchange of shares for the Merger Consideration by a U.S. holder will be a taxable transaction for U.S. Federal income tax purposes. The amount and timing of the gain or loss a U.S. holder recognizes, and the character of a portion of such gain or loss, depends on the U.S. Federal income tax treatment of the CCCPs and any future payments made pursuant to them.

Under applicable Treasury Regulations, U.S. holders are not eligible to report payments pursuant to the CCCPs on the installment method because our stock is publicly traded. However, it is not clear whether the receipt of the CCCPs must be treated as a “closed transaction” or “open transaction” at the time of the Merger. Under Treasury Regulations, closed transaction treatment would apply if the CCCPs are considered to have a fair market value at the time of the Merger. Moreover, under those regulations, only in “rare and extraordinary cases” is the value of property so uncertain that open transaction treatment is available. There is no authority relating to rights similar to the CCCPs.

We believe that closed transaction treatment is more likely the correct result, and if the closed transaction treatment applies, the value of the CCCPs would most likely be considered to be the excess of the trading price of our common stock at the time of the Merger over the amount of cash to be paid on the Merger. It is possible however, that other factors should be taken into account in valuing the CCCP. In addition, because the treatment of the CCCPs is not entirely clear, we discuss below the consequences of both closed transaction and open transaction treatment. It is also uncertain whether the CCCPs represent debt instruments for U.S. Federal income tax purposes. However, because it is possible that no payments will be received on the CCCPs, we believe it is likely, and the following discussion assumes, that the CCCPs are not debt for Federal income tax purposes.

Under both closed and open transaction treatment, a portion of any payments pursuant to the CCCPs would be treated as imputed interest taxable as ordinary interest income. The imputed interest portion of any payment generally should equal the excess of (1) the amount of the payment over (2) the present value of such amount as of the effective time of the Merger, discounted at the relevant applicable Federal rate. The relevant applicable Federal rate will be the lower of (a) the lowest applicable Federal rate in effect during the three-month period ending with the month that includes the date on which the Merger Agreement was signed and (b) the lowest applicable Federal rate in effect during the three-month period ending with the month that includes the effective time of the Merger. The imputed interest is accounted for in accordance with your regular method of accounting. In the discussion of closed transaction and open transaction treatment below, references to payments under the CCCPs are to the non-interest portion of such payments.

Closed Transaction Treatment

The Merger.  Under the closed transaction approach, you would recognize a capital gain or loss upon the Merger equal to the difference, if any, between (1) the amount of cash and the fair market value at the time of the Merger of the CCCP that you receive and (2) your adjusted tax basis in our common stock. Gain or loss will be determined separately for each identifiable block of shares (i.e., shares acquired at the same cost in a single transaction) you surrender in exchange for Merger Consideration. Capital gain or loss, if any, will be long-term with respect to your shares that have a holding period longer than one year at the time of the Merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses. Your initial tax basis in the CCCP will equal the fair market value of the CCCP at the time of the Merger. Your holding period will begin on the following day.

Receipt of Future Payments.  The tax treatment of future payments is not clear. We believe it is most likely that any such payments would be treated as a non-taxable return of capital and reduce your tax basis in your CCCPs until such basis has been reduced to zero, and any future payments would be taxable in full. Alternatively, it is possible that a portion of each payment might be considered taxable income, with the remaining portion reducing your tax basis in your CCCP until such basis has been reduced to zero, and any future payments would be taxable in full. You will be entitled to a loss if, at the time it is determined that no more payments will be made on the CCCP, you have any remaining tax basis in the CCCP. It is not clear whether the taxable payments described in this paragraph would be taxed as capital gain or ordinary income, but it is likely that any loss would be a capital loss.

Open Transaction Treatment

The Merger.  Under the open transaction approach, the CCCP would not be taken into account in determining your taxable gain upon receipt of the Merger Consideration. You would recognize a capital gain upon the Merger equal to the excess, if any, of the amount of cash you receive and your adjusted tax basis in our common stock. No loss would be recognized at the time of the Merger, and you would take no tax basis in the CCCP.

Receipt of future payments.  Under this approach, if the cash received in the Merger is equal to or greater than your tax basis in our common stock, then all payments received or accrued on the CCCP would be taxable in accordance with your regular method of accounting. If the cash received in the Merger is less than your tax basis in our common stock, then payments received or accrued on the CCCP would not be taxable until the total payments you receive or accrue (including those in the Merger) are equal to your tax basis in our common stock, and all subsequent payments on the CCCP would be taxable. It is likely that all payments that are taxable under this paragraph would be taxable as capital gain, and such gain would be long term if your holding period for our stock at the time of the Merger is more than one year. At the time that it is determined that no additional payments will be made under the CCCP, you would be entitled to a capital loss equal to any excess of your tax basis in our common stock over the aggregate cash you received at the time of the Merger and payments you received on your CCCP.

Due to the legal and factual uncertainty regarding the valuation and tax treatment of the CCCPs, we urge you to consult your tax advisors concerning the tax consequences to you of receiving the CCCP in the Merger.

Information Reporting and Backup Withholding

Information reporting to the IRS generally will be required with respect to payments of the Merger Consideration, as well as to payments pursuant to the CCCPs, to holders other than corporations and other exempt recipients. In addition, under the “backup withholding” provisions of the U.S. Federal income tax laws, the exchange agent may be required to withhold a portion of the amount of payments made to certain holders pursuant to the Merger, as applicable, and a portion of the amount of any payments made pursuant to the CCCPs. In order to prevent backup withholding with respect to payments, a U.S. holder must provide the exchange agent with such holder’s correct taxpayer identification number (“TIN”) and certify that such holder is not subject to backup withholding by completing the IRS Form W-9 in the letter of transmittal. Certain holders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. If a holder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the holder, and payments to the holder pursuant to the Merger, as well as payments pursuant to the CCCPs, may be subject to backup withholding. All U.S. holders should complete and sign the IRS Form W-9 included in the letter of transmittal to provide the information necessary to avoid backup withholding. Foreign shareholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the exchange agent) in order to avoid backup withholding. Such shareholders should consult a tax advisor to determine which Form W-8 is appropriate. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. Federal income tax liability provided the required information is timely furnished to the IRS.

The foregoing discussion of material United States Federal income tax consequences is included for general informational purposes only. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of Merger Consideration for shares of our common stock pursuant to the Merger.

Regulatory Approvals

Completion of the Merger is subject to certain governmental or regulatory clearance procedures, including the termination or expiration of the waiting period under the HSR Act and the taking or making of all actions or filings pursuant to the foreign antitrust laws of Germany required to permit the consummation of the Merger.

United States Antitrust Laws.  The HSR Act provides that transactions such as the Merger may not be completed until certain information has been submitted to the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. The Company and Parent filed notification and report forms with the Antitrust Division and the FTC under the HSR Act on June 23, 2011 and requested early termination of the waiting period. The request for early termination was granted on and became effective July 1, 2011.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of certain assets or businesses of the parties. At any time before or after the consummation of the Merger, and notwithstanding that early termination of the HSR Act waiting period has been granted, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of certain assets or businesses. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

German Antitrust Laws.  Under German law, the Merger may not be completed until approval has been obtained from the German Federal Cartel Office. Parent made the required filings with the German Federal Cartel Office on June 28, 2011 and approval was granted on July 18, 2011.

Litigation Related to the Merger

On or about July 18, 2011, Sally A. Behn, a shareholder of the Company, served the Company and Merger Sub with a purported class action complaint on behalf of herself and all other similarly situated shareholders of the Company captioned in Superior Court in the Judicial District of Tolland at Rockville in the State of Connecticut as Sally A Behn v. Marc T. Giles, et al. The lawsuit names as defendants the Company, the Company’s directors (together with the Company, the “Company Defendants”), Vector and Merger Sub (together with Vector, the “Vector Defendants”).

The complaint alleges, among other things, that the Company’s directors breached their fiduciary duties in connection with the negotiation, consideration and adoption of the Merger Agreement by, among other things, agreeing to sell the Company for inadequate consideration and via an unfair process. The complaint alleges that the Company and the Vector Defendants aided and abetted the alleged breaches of fiduciary duty by the Company’s directors. The complaint also alleges that the preliminary proxy statement omits material information and provides materially misleading information. Based on these allegations, the complaint, among other relief, seeks certain injunctive relief, including enjoining of the Merger, and damages. It also purports to seek recovery of the costs of the action, including reasonable attorneys’ fees. Based on the facts known to date, the Company Defendants believe that the claims asserted in the complaint are without merit, and they intend to defend themselves vigorously.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A, and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety because it is the legal document that governs the Merger.

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement and described in this summary. The representations, warranties and covenants were qualified and subject to important limitations agreed to by the parties to the Merger Agreement in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by the Company to Parent and Merger Sub, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information affecting a representation or warranty may have been included in this proxy statement.

Form and Effects of the Merger

The Merger Agreement provides that at the effective time of the Merger, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the Surviving Corporation following the Merger.

From and after the effective time of the Merger, until successors are duly elected or appointed and qualified, the directors of Merger Sub at the effective time of the Merger will be the directors of the Surviving Corporation and the officers of the Company at the effective time of the Merger will be the officers of the Surviving Corporation.

At the effective time of the Merger, the certificate of incorporation of the Company will be amended to read in its entirety as set forth in Exhibit B to the Merger Agreement and, as so amended, will be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law. At the effective time of the Merger, the bylaws of the Company will be amended to read in their entirety as the bylaws of Merger Sub in effect immediately prior to the effective time of the Merger and as so amended will be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

Closing and Effective Time of the Merger

The closing of the Merger will take place no later than two business days after the date on which the conditions to closing of the Merger (described under “The Merger Agreement — Conditions to the Merger”) have been satisfied or, to the extent permissible, waived (other than the conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of those conditions).

The effective time of the Merger will occur on the date of the closing of the Merger at such time as the certificate of merger is duly filed with the Connecticut Secretary of the State (or at such later time as may be specified in the certificate of merger).

Treatment of Common Stock and Equity Awards

Common Stock

At the effective time of the Merger, each share of the Company’s common stock outstanding immediately prior to the effective time of the Merger (other than shares held by Parent, Merger Sub, any other subsidiary of Parent or any subsidiary of the Company or persons who properly exercise appraisal rights under Connecticut law) will be converted into the right to receive $11.00 in cash, without interest, and a CCCP. Shares of the Company’s common stock held by the Company as treasury stock or by Parent or Merger Sub immediately prior to the effective time of the Merger will be canceled and no payment will be made with respect to those shares. Shares of the Company’s common stock held by any subsidiary of the Company or Parent (other than Merger Sub) immediately prior to the effective time of the Merger will be converted into shares of common stock of the Surviving Corporation. Shares of the Company’s common stock held by shareholders who have properly exercised their appraisal rights for such shares in accordance with the CBCA will be entitled to payment of the appraised value of such shares in accordance with the CBCA. If any such shareholder fails to perfect, withdraws or otherwise loses such shareholders’ rights to appraisal pursuant to the CBCA, that shareholder’s shares of the Company’s common stock will be treated as if they had been converted as of the effective time of the Merger into the right to receive the Merger Consideration, without interest. See “Appraisal Rights” beginning on page 73.

Company Equity Awards

Upon the consummation of the Merger, each unexercised in-the-money stock option that is outstanding immediately prior to the effective time of the Merger will be converted into the right to receive (i) the option’s spread value in cash (i.e., a cash payment equal to the excess of $11 over such option’s exercise price) and (ii) a CCCP. Each unexercised out-of-the-money stock option that is outstanding immediately prior to the effective time of the Merger will be converted into the right to receive a CCCP that takes into account the amount by which such option’s exercise price exceeds $11. The restrictions on each “restricted” share of the

Company’s common stock that is outstanding immediately prior to the effective time of the Merger shall vest in full and become free of such restrictions upon consummation of the Merger, and each such share will be converted into the right to receive the Merger Consideration. Each restricted stock unit and each deferred share that is outstanding immediately prior to the effective time of the Merger will be converted into the right to receive the Merger Consideration. See “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 39.

Shares in the Gerber Scientific, Inc. and Participating Subsidiaries 401(k) Maximum Advantage Program

If the Merger is completed, each participant in the 401(k) Maximum Advantage Program will be entitled to receive the Merger Consideration for each share of the Company’s common stock that the participant holds in his or her 401(k) Maximum Advantage Program account. However, participants will not receive the proceeds from their plan shares directly. Instead, on the day(s) that the proceeds are received by shareholders of Company common stock generally, each participant’s proceeds will be deposited into his or her account under the 401(k) Maximum Advantage Program and then automatically invested in the Wells Fargo Stable Return Fund, which is an investment alternative under the plan. Participants will be able to direct all aspects of their accounts, including transferring the proceeds out of the Wells Fargo Stable Return Fund and into any other investment option available under the 401(k) Maximum Advantage Program. Following the Merger, participants will not hold any shares of the Surviving Corporation nor will an investment fund be created under the 401(k) Maximum Advantage Program for that purpose.

Exchange and Payment Procedures

Prior to the effective time of the Merger, Parent will appoint Computer Share Trust Company, N.A., or if Computer Share Trust Company, N.A. is not willing to so act, another agent that it is reasonably acceptable to the Company (the “exchange agent”), to act as exchange agent for the payment of the Merger Consideration. Parent will make available to the exchange agent, as needed, the Cash Consideration to be paid in respect of shares of the Company’s common stock.

Promptly after the effective time of the Merger (but in no event later than three business days after the effective time of the Merger) each holder of shares of the Company’s common stock will be sent a letter of transmittal and instructions on exchanging its shares of Company common stock for the per share Merger Consideration.

YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD, AND YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL.

Each holder of shares of Company common stock that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon (i) surrender to the exchange agent of a certificate representing shares of Company common stock, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the exchange agent (or such other evidence, if any, of transfer as the exchange agent may reasonably request) in the case of a book-entry transfer of uncertificated shares, the Merger Consideration in respect of Company common stock represented by a certificate or uncertificated share. Until so surrendered or transferred, as the case may be, each such certificate or uncertificated share will represent after the effective time of the Merger for all purposes only the right to receive the Merger Consideration.

If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered certificate or the transferred uncertificated share is registered, it will be a condition to such payment that either such certificate will be properly endorsed or will otherwise be in proper form for transfer or such uncertificated share will be properly transferred and the person requesting such payment will pay to the exchange agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such certificate or uncertificated share or establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

No interest will be paid or will accrue on the cash payable upon surrender of certificates or uncertificated shares. Parent, the Surviving Corporation or the exchange agent will be entitled to deduct and withhold any applicable taxes from the Merger Consideration. Any sum which is so withheld by Parent, the Surviving Corporation or the exchange agent will be deemed to have been paid to the person with regard to whom it is withheld.

After the effective time of the Merger, there will be no further registration of transfers of shares of Company common stock. If, after the effective time of the Merger, certificates or uncertificated shares are presented to the Surviving Corporation or the exchange agent, they will be canceled and exchanged for the Merger Consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the Merger Consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by the Surviving Corporation, post a bond in a reasonable amount as indemnity against any claim that may be made against it with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Unclaimed Funds

Any portion of the Cash Consideration made available to the exchange agent that remains unclaimed by the holders of shares of Company common stock one year after the effective time of the Merger will be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company common stock for the Merger Consideration prior to that time may thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest.

Parent will not be liable to any holder of shares of Company common stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company common stock immediately prior to such time when such amounts would otherwise escheat to or become property of any governmental authority will become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

Financing Covenant; Cooperation

Each of Parent and Merger Sub will use its reasonable best efforts to obtain the equity and debt financing for the Merger on the terms and conditions described in the equity commitment letters and the Debt Commitment Letter, and will not enter into any contract that contains additional financing terms, and will not permit any amendment or modification to be made to, or any waiver of any provision under, the equity commitment letters and the Debt Commitment Letter if such amendment, modification or waiver (i) reduces (or could have the effect of reducing) the aggregate amount of the financing or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the financing, or otherwise expands, amends or modifies any other provision of the equity commitment letters or the Debt Commitment Letter in a manner that would reasonably be expected to (a) delay or prevent or make less likely the funding of the financing (or satisfaction of the conditions to the financing) on the closing date or (b) adversely impact the ability of Parent or Merger Sub to enforce its rights against other parties to the equity commitment letters or the Debt Commitment Letter (provided that, subject to compliance with certain provisions, Parent and Merger Sub may amend the Debt Commitment Letter to add additional lenders, arrangers, bookrunners and agents).

Each of Parent and Merger Sub will use its reasonable best efforts to:

•	maintain in effect the equity commitment letters and the Debt Commitment Letter;

•	negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions contained therein (or on terms no less favorable to Parent or Merger Sub);

•	satisfy on a timely basis all conditions to funding in the Debt Commitment Letter and such definitive agreements thereto and in the equity commitment letters and consummate the financing at or prior to the closing of the Merger, including using its reasonable best efforts (including, with respect to the debt financing sources, through litigation pursued in good faith) to cause the lenders and the other persons committing to fund the financing to fund the financing at the closing of the Merger;

•	enforce its rights (including, with respect to the debt financing sources, through litigation pursued in good faith) under the equity commitment letters and the Debt Commitment Letter; and

•	comply with its obligations under the equity commitment letters and the Debt Commitment Letter.

Parent has agreed to keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the debt financing and to provide the Company copies of the material definitive agreements for the debt financing.

Parent and Merger Sub have agreed to give the Company prompt notice (i) of any breach or default by any party to the equity commitment letters or the Debt Commitment Letter or definitive agreements related to the financing, (ii) of the receipt of any written notice or other written communication from any financing source with respect to any actual or potential breach or material dispute or disagreement between or among any parties thereto and (iii) if at any time for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the financing on the terms and conditions, in the manner or from the sources contemplated by the equity commitment letters or the Debt Commitment Letter or definitive agreements related to the financing. Subject to limited exceptions, if any of the events described above occur or if any portion of the debt financing otherwise becomes unavailable, Parent and Merger Sub will use their reasonable best efforts to arrange and obtain alternative financing in an amount sufficient to consummate the transactions contemplated by the Merger Agreement and to the extent possible with other terms and conditions not materially less favorable to Parent and Merger Sub (or their affiliates) as promptly as practicable following such occurrence.

The obtaining of the financing, or any alternative financing, is not a condition to the consummation of the Merger.

The Company will use its reasonable best efforts to, and will cause each of its subsidiaries and representatives to use their reasonable best efforts to, provide all cooperation that is customary in connection with the arrangement of the debt financing as may be reasonably requested in writing by Parent (provided that such requested cooperation does not unreasonably interfere with the conduct of the business and ongoing operations of the Company and its subsidiaries), including (i) participation in a reasonable number of meetings, due diligence sessions, lender presentations and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, bank information memoranda and similar documents required in connection with the debt financing (provided that any such rating agency presentations, bank information memoranda and similar documents shall contain disclosure reflecting the surviving corporation or its subsidiaries as the obligor), (iii) furnishing Parent and its debt financing sources with such pertinent and customary information (other than financial information), to the extent reasonably available to the Company, regarding the Company and its subsidiaries as may be reasonably requested in writing by Parent to consummate the debt financing and historical audited and unaudited financial statements as filed with the SEC, financial data as may be reasonably requested in writing by Parent and audit reports, (iv) using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as reasonably requested in writing by Parent and (v) executing and delivering any customary pledge and security documents, other definitive financing documents or other certificates or documents requested in writing, including, to the extent the statements are true therein, a customary solvency certificate by the chief financial officer of the Company; provided that the effectiveness of such actions shall be conditioned upon, or become operative after, the closing of the Merger and that none of the Company or any of its subsidiaries or its representatives shall be required to pay any commitment or other fee or incur any liability in connection with the financing prior to the effective time of the Merger and no personal liability shall be imposed on the officers, directors, employees or agents involved.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company, Parent and Merger Sub to each other as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement. In addition, some of those representations and warranties were made as of a specific date may be subject to a contractual standard of materiality different from that generally applicable to shareholders or may have been used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

The representations and warranties made by the Company to Parent include representations and warranties relating to, among other things:

•	due organization, existence, good standing and qualification to do business;

•	the Company’s corporate power and authority to execute, deliver and perform, and to consummate the transactions contemplated by, the Merger Agreement, and the enforceability of the Merger Agreement against the Company;

•	the declaration of advisability of the Merger Agreement and the transactions contemplated by the Merger Agreement by the Board, and the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement by the Board;

•	governmental consents and approvals;

•	the absence of conflicts with, or violations of, the governing documents of the Company, applicable law and certain agreements as a result of the Company entering into and performing under the Merger Agreement and consummating the transactions contemplated by the Merger Agreement;

•	the Company’s capitalization and the absence of preemptive or other similar rights, or any debt securities that give its holders the right to vote with the Company’s shareholders;

•	the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

•	the Company’s SEC filings since May 1, 2009 and the financial statements included therein;

•	the Company’s disclosure controls and procedures and internal control over financial reporting;

•	compliance with the Sarbanes-Oxley Act of 2002;

•	the accuracy of the information provided by the Company for inclusion in this proxy statement;

•	the absence of a “Material Adverse Effect” (defined below) on the Company and certain other changes and events from January 31, 2011 to the date of the Merger Agreement;

•	the absence of certain undisclosed liabilities;

•	compliance with applicable laws and the absence of governmental orders against the Company or its subsidiaries;

•	the absence of legal proceedings against the Company or its subsidiaries;

•	title to property;

•	sufficiency of rights in and the absence of claims relating to intellectual property;

•	tax matters;

•	employee benefit plans;

•	compliance with applicable laws and the absence of disputes relating to labor and employment matters;

•	the effectiveness of and compliance with insurance policies;

•	the absence of disputes and site assessments relating to environmental matters;

•	material contracts and the absence of any default under, or termination of, any material contract;

•	the absence of termination notices from major customers and suppliers;

•	compliance with anti-corruption laws;

•	broker’s and finder’s fees and commissions;

•	the receipt by our Board of an opinion from each of RA Cap and PJSC; and

•	the taking of actions to make antitakeover statutes inapplicable to the Merger.

Many of the Company’s representations and warranties are qualified as to, among other things, “materiality” or “Material Adverse Effect”. For the purposes of the Merger Agreement, a “Material Adverse Effect” means, with respect to any person, a material adverse effect on (i) the financial condition, business, assets or results of operations of such person and its subsidiaries, taken as a whole, excluding any effect resulting from (a) changes in the financial, securities, credit or other capital markets or general economic or regulatory, legislative or political conditions, (b) changes or conditions generally affecting the industry in which such person and its subsidiaries operate, (c) geopolitical conditions, acts of war, sabotage or terrorism or natural or man-made disasters, (d) changes in applicable law or GAAP or interpretations thereof, (e) the failure, in and of itself, of such person to meet any internal or published projections, forecasts, estimates or predictions or changes in the market price or trading volume of the securities of such person or the credit rating of such person (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if such facts are not otherwise excluded under this definition), (f) the announcement, pendency or consummation of the transactions contemplated by the Merger Agreement, including any suit, action or proceeding in respect of the Merger Agreement or the transactions contemplated by the Merger Agreement, any loss or change in relationship with any customer, supplier, vendor or other business partner of such person or any other disruption to the business of such person, (g) if such person is the Company, any action taken by the Company or any of its subsidiaries at the written request, or with the written consent, of Parent or (h) if such person is the Company, the failure by the Company or any of its subsidiaries to take any action if that action is prohibited by the Merger Agreement to the extent that Parent fails to give its consent after receipt of a written request therefor, except, in the case of clause (a), (b), (c) or (d), to the extent having a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to other participants in the industry in which such person and its subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect) or (ii) such person’s ability to consummate the transactions contemplated by the Merger Agreement.

The representations and warranties made by Parent to the Company include representations and warranties with respect to Parent and Merger Sub relating to, among other things:

•	their due organization, existence and good standing;

•	their corporate power and authority to execute, deliver and perform, and to consummate the transactions contemplated by, the Merger Agreement, and the enforceability of the Merger Agreement against them;

•	governmental consents and approvals;

•	the absence of conflicts with, or violations of, their governing documents, applicable law and certain agreements as a result of entering into and performing under the Merger Agreement and consummating the transactions contemplated by the Merger Agreement;

•	the accuracy of the information provided by Parent or Merger Sub for inclusion in this proxy statement;

•	the equity commitment letters and the Debt Commitment Letter, and the absence of any default thereunder;

•	the sufficiency of funds in the financing contemplated by the equity commitment letters and the Debt Commitment Letter;

•	Parent not having any reason to believe the conditions to the financing will not be satisfied or that the financing will not be available;

•	the absence of conditions related to the funding of the financing other than as set forth in the equity commitment letters and the Debt Commitment Letter;

•	the absence of any other agreements to which Parent or its affiliates are a party that contain additional financing terms;

•	the execution and enforceability of the limited guaranty and the absence of any default thereunder;

•	the solvency of the Surviving Corporation immediately following consummation of the Merger;

•	the absence of certain contracts with any director, officer or employee of the Company; and

•	Parent, Merger Sub and their affiliates not owning any Company security.

Conduct of Business Pending the Merger

Under the Merger Agreement, the Company has agreed that, subject to certain exceptions, from the date of the Merger Agreement until the effective time of the Merger, the Company will, and will cause each of its subsidiaries to:

•	conduct its business in the ordinary course consistent with past practice; and

•	use commercially reasonable efforts to:

•	preserve intact its present business organization;

•	keep available the services of its directors, officers and key employees; and

•	maintain satisfactory relationships with customers, lenders, suppliers and others having material business relationships with it.

The Company has also agreed that during the same time period and subject to certain exceptions, it will not and it will not permit any of its subsidiaries to:

•	amend its certificate of incorporation, bylaws or other similar organizational documents;

•	(i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company securities or any Company subsidiary securities (with certain exceptions relating to stock options, tax withholding and employee benefits);

•	(i) issue, deliver, sell, grant, pledge, transfer, subject to any lien (other than permitted liens) or otherwise encumber or dispose of any Company securities or Company subsidiary securities, other than as agreed to in the Merger Agreement or (ii) amend any term of any Company security or any Company subsidiary security;

•	incur any capital expenditures except for (i) those contemplated by the Company’s capital expenditure budget and (ii) any unbudgeted capital expenditures not to exceed $250,000 individually or $750,000 in the aggregate;

•	adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to the Company or any of its subsidiaries;

•	acquire any assets, securities, properties, interests or businesses if the aggregate amount of consideration paid or transferred by the Company and its subsidiaries would exceed $500,000, other than raw materials and supplies in the ordinary course of business consistent with past practice;

•	(i) sell, lease or otherwise transfer any of the Company’s or its subsidiaries’ assets, securities, properties, interests or businesses if the aggregate amount of consideration paid or transferred to the Company and its subsidiaries would exceed $500,000, other than (a) pursuant to existing contracts or commitments or (b) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice or (ii) create or incur any lien (other than permitted liens) on any of the Company’s or its subsidiaries’ assets, securities, properties, interests or businesses, other than pursuant to existing contracts or commitments;

•	(i) repurchase, prepay or incur any indebtedness for borrowed money, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries, enter into any “keep well” or other contract to maintain any financial statement or similar condition of another person, or enter into any arrangement having the economic effect of any of the foregoing (other than (a) in connection with the financing of ordinary course trade payables consistent with past practice, (b) accounts payable in the ordinary course of business consistent with past practice or (c) short-term borrowings in the ordinary course of business consistent with past practice, provided that the Company will provide notice to Parent if such outstanding short-term borrowings exceed $3,000,000) or (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than (a) to the Company or any of its subsidiaries in the ordinary course of business consistent with past practice or (b) accounts receivable and extensions of credit in the ordinary course of business and advances of expenses to employees in the ordinary course of business consistent with past practice);

•	except as is in the ordinary course of business, (i) enter into any material contract or (ii) amend, renew, extend, modify or terminate, or otherwise waive, release or assign any rights, claims or benefits of the Company or any of its subsidiaries under, any material contract if such amendment, renewal, extension, modification, termination, waiver, release or assignment would be material and adverse to the Company and its subsidiaries, taken as a whole;

•	enter into any contract that contains any provisions restricting the Company or any of its affiliates from competing or engaging in any material respect in any activity or line of business or with any person or in any area or pursuant to which any material benefit or right is required to be given or lost as a result of so competing or engaging or which could have such effect solely as a result of the consummation of the Merger;

•	except pursuant to the terms of any benefit plan in effect on the date of the Merger Agreement, (i) hire any new employees with annual cash compensation (including target incentive opportunities) in excess of $150,000, other than in the ordinary course of business and consistent with the Company’s budget for the fiscal year ended April 30, 2012, (ii) increase compensation or other benefits of current or former directors, officers, employees or consultants of the Company, other than in the ordinary course of business and consistent with the Company’s budget for the fiscal year ended April 30, 2012, (iii) other than an increase in the ordinary course of business in the event of an actual or planned termination outside of the United States, grant any current or former directors, officers, employees or consultants of the Company any increase in severance or other termination benefits, (iv) establish or amend any employee benefit plan or collective bargaining agreement, other than in the ordinary course of business and consistent with the Company’s budget for the fiscal year ended April 30, 2012, (v) waive vesting criteria under, accelerate rights or benefits to or fund any employee benefit plan or (vi) other than in the ordinary course of business in the event of an actual or planned termination outside of the United States, make any person a party to a retention or severance arrangement that provides any material right as a result of the Merger or termination of employment;

•	make any change in any financial accounting principles, methods or practices, in each case except for any such change required by GAAP or applicable law;

•	(i) institute, pay, discharge, compromise, settle or satisfy any claims, liabilities or obligations in excess of $250,000 in any individual case, or $750,000 in the aggregate, other than as required by their terms as in effect on the date of the Merger Agreement and other than such claims, liabilities or obligations reserved against on the consolidated balance sheet of the Company as of January 31, 2011 (provided that the payment, discharge, settlement or satisfaction of such claim, liability or obligation does not include any material obligations, other than the payment of money, to be performed by the Company or any of its subsidiaries following the closing of the Merger) or (ii) waive, relinquish, release, grant, transfer or assign any right with a value of more than $250,000 in any individual case, or $750,000 in the aggregate; or

•	agree, resolve or commit to do any of the foregoing.

Solicitation of Acquisition Proposals

Until 11:59 p.m., New York City time, on July 25, 2011, the Company is permitted to:

•	initiate, solicit and encourage acquisition proposals (as defined below) (or offers, proposals, inquiries or indications of interest or other efforts or attempts that could potentially lead to acquisition proposals), including by way of providing access to non-public information pursuant to an acceptable confidentiality agreement (provided that the Company promptly make available to Parent any material non-public information relating to the Company or its subsidiaries that is made available to any person given such access which was not previously made available to Parent); and

•	enter into and maintain or continue discussions or negotiations with respect to acquisition proposals (or offers, proposals, inquiries or indications of interest or other efforts or attempts that could potentially lead to acquisition proposals) or otherwise cooperate with, or assist or participate in, or facilitate, any such offers, proposals, inquiries, indications, efforts, attempts, discussions or negotiations.

From and after 12:00 a.m., New York City time, on July 26, 2011 until the effective time of the Merger or, if earlier, the termination of the Merger Agreement, the Company, its subsidiaries and their representatives may not:

•	solicit, initiate or knowingly facilitate or encourage the submission of any acquisition proposal (other than from an excluded party (as defined below));

•	enter into or participate in any discussions or negotiations with, or furnish any confidential information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, any third party (other than an excluded party) for the purpose of knowingly facilitating or encouraging an acquisition proposal; or

•	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an acquisition proposal.

From and after 12:00 a.m., New York City time, on July 26, 2011 and except with respect to any excluded party, the Company is required to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party and its representatives conducted prior to the date of the Merger Agreement with respect to any acquisition proposal, and promptly request that each such third party, if any, that has executed a confidentiality agreement within the 12-month period prior to the date of the Merger Agreement in connection with its consideration of any acquisition proposal return or destroy all confidential information furnished to such third party by or on behalf of the Company or any of its subsidiaries.

No later than one business day after July 26, 2011, the Company must notify Parent in writing of the identity of each excluded party, the material terms and conditions of such excluded party’s acquisition proposal and whether the Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that an acquisition proposal received by the Company or any of its representatives from such excluded party constitutes a superior proposal.

Except as permitted by the terms of the Merger Agreement described below, the Company has agreed in the Merger Agreement that the Board will not (i) fail to make, withdraw or modify in a manner adverse to Parent the Board’s recommendation (or recommend an acquisition proposal) (any of the foregoing in this clause (i), an “adverse recommendation change”), or (ii) exempt any transaction from the requirements of Section 33-841 or 33-844 of the CBCA.

At any time from and after 12:00 a.m., New York City time, on July 26, 2011 and prior to obtaining shareholder approval, if the Company or any of its representatives has received a written acquisition proposal from any third party that the Board reasonably believes could lead to a superior proposal, then the Company may:

•	engage in negotiations or discussions with such third party and its representatives; and

•	furnish to such third party or its representatives non-public information relating to the Company or any of its subsidiaries pursuant to an acceptable confidentiality agreement (provided that the Company makes available to Parent any material non-public information relating to the Company or its subsidiaries that is made available to such third party which was not previously made available to Parent).

In addition, at any time prior to obtaining shareholder approval, if the Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties, the Board may make an adverse recommendation change. However, if the Board is making an adverse recommendation change in response to any fact, event, change, development or set of circumstances other than an acquisition proposal, then the Board may not make such adverse recommendation change unless the Company has complied with the following procedures:

•	provided to Parent at least three business days’ prior written notice that it intends to take such action and specifying in reasonable detail the facts underlying the decision by the Board to take such action; and

•	during such three business day period, if requested by Parent, engaged in good faith negotiations with Parent to amend the Merger Agreement in such a manner that obviates the need for such adverse recommendation change.

From and after 12:00 a.m., New York City time, on July 26, 2011,

•	the Company will notify Parent promptly (but in no event later than 36 hours) after receipt by the Company (or any of its representatives) of any acquisition proposal (other than any acquisition proposal received from any excluded party), which notice shall identify the third party making, and the material terms and conditions of, any such acquisition proposal; and

•	the Company will keep Parent reasonably informed promptly (but in no event later than 36 hours) after any material developments, discussions or negotiations regarding any acquisition proposal (other than any acquisition proposal received from any excluded party) and will provide to Parent promptly (but in no event later than 36 hours) after receipt thereof copies of all correspondence and other written materials sent or provided to the Company or any of its subsidiaries that describe any material terms or conditions of any acquisition proposal (other than any acquisition proposal received from any excluded party).

In addition, the Board may not make an adverse recommendation change in response to an acquisition proposal, unless:

•	the Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes a superior proposal;

•	the Company promptly notifies Parent in writing, at least three business days before taking such action, of the determination of the Board that such acquisition proposal constitutes a superior proposal and of its intention to take such action, attaching the most current version of the proposed agreement under which such superior proposal is proposed to be consummated and the identity of the third party making such superior proposal; and

•	the Board (i) will have considered in good faith any revisions to the Merger Agreement, the equity commitment letters, the Debt Commitment Letter and the limited guaranty proposed in writing by

Parent in a manner that would form a binding contract if accepted by the Company and (ii) will have determined that such acquisition proposal would continue to constitute a superior proposal if such revisions were to be given effect (it being understood and agreed that any material amendment to the financial terms or other material terms of such superior proposal will require a new written notification from the Company and a new three business day period).

Nothing in the provisions of the Merger Agreement will prevent the Board from (i) complying with Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an acquisition proposal (provided that any such action taken or statement made that relates to an acquisition proposal will not be deemed to be an adverse recommendation change if the Board’s recommendation is reaffirmed in connection with such action or in such statement) or (ii) making any disclosure to the shareholders of the Company if the Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with any applicable law (including its fiduciary duties).

An “excluded party” means any person or group of persons from whom the Company or any of its representatives has received prior to 12:00 a.m., New York City time, on July 26, 2011, an acquisition proposal that the Board reasonably believes could lead to a superior proposal. Following 12:00 a.m., New York City time, on July 26, 2011, such person or group will only continue to be an “excluded party” if the Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that an acquisition proposal received by the Company or any of its representatives from such person or group prior to 12:00 a.m., New York City time, on July 26, 2011 constitutes a superior proposal.

Notwithstanding the foregoing, such person or group will cease to be an excluded party after 11:59 p.m., New York City time, on August 9, 2011 (provided that if the Board has given Parent notification of its intention to make an adverse recommendation change or terminate the Merger Agreement, then such person or group will continue to be an excluded party unless (i) the Board determines that the most recent acquisition proposal received by the Company or any of its representatives from such person or group no longer constitutes a superior proposal when compared to the most recent proposal made by Parent to amend the terms of the Merger Agreement and (ii) such person or group fails to make on or prior to the third business day after such determination a new acquisition proposal that the Board determines constitutes a superior proposal to such most recent proposal made by Parent).

An “acquisition proposal” means any offer, proposal or bona fide inquiry of any third party relating to, or any third party bona fide indication of interest in:

•	any acquisition or purchase, direct or indirect, of assets equal to 20% or more of the consolidated assets of the Company or to which 20% or more of the consolidated revenues or earnings of the Company are attributable;

•	any acquisition or purchase, direct or indirect, of 20% or more of any class of equity or voting securities of the Company;

•	any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of the Company;

•	a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the consolidated revenues or earnings of the Company are attributable;

•	any combination of the foregoing types of transactions that would result in such third party beneficially owning assets equal to 20% or more of the consolidated assets of the Company or to which 20% or more of the consolidated revenues or earnings of the Company are attributable or 20% or more of any class of equity or voting securities of the Company; or

•	any other transaction the consummation of which would reasonably be expected to interfere with, prevent or materially delay the Merger.

A “superior proposal” means any bona fide, written acquisition proposal for at least a majority of the outstanding shares of common stock or all or substantially all of the consolidated assets of the Company on terms that the Board determines in good faith by a majority vote, after consultation with its financial advisor and outside legal counsel, and taking into account all relevant terms and conditions of such acquisition proposal, including any conditions to consummation, the timing of the transaction compared to the Merger and, if a cash transaction (whether in whole or in part), whether financing is then fully committed or determined in good faith by the Board to be available, is more favorable and makes available greater aggregate value to the Company’s shareholders than the Merger (taking into account any proposal by Parent to amend the terms of the Merger Agreement).

Shareholder Meeting

The Company will cause a meeting of its shareholders to be duly called and held as soon as reasonably practicable following clearance of this proxy statement by the SEC for the purpose of voting on the approval of the Merger Agreement, the Merger and the other transactions contemplated thereby; provided that the Company will have no obligation to hold the shareholder meeting on or before (and may adjourn or postpone the shareholder meeting if previously called until) (a) July 26, 2011 or (b) if an excluded party exists as of 12:00 a.m., New York City time, on July 26, 2011, the first date that such person or group does not continue to be an excluded party.

In addition, the Company may adjourn or postpone the shareholder meeting (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to the Company’s shareholders within a reasonable amount of time in advance of the shareholder meeting, (ii) as otherwise required by any applicable law or (iii) if as of the time for which the shareholder meeting is scheduled as set forth in this proxy statement, there are insufficient shares of the Company’s common stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the shareholder meeting.

Subject to the provisions discussed above under “The Merger Agreement — Solicitation of Acquisition Proposals”, the Board will (a) recommend approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (b) use its reasonable best efforts to obtain Company shareholder approval and (c) otherwise comply with all legal requirements applicable to such meeting.

Parent has agreed to vote or cause to be voted any shares of Company common stock beneficially owned by it or its subsidiaries in favor of the proposal to approve the Merger Agreement.

Access to Information; Restructuring

Subject to certain exceptions, the Company will (i) upon reasonable advance written notice from Parent, give to Parent and its representatives access during normal business hours to the offices, properties, books and records of such party, (ii) furnish to Parent and its representatives such existing financial and operating data and other existing information as such persons may reasonably request and (iii) instruct its representatives to reasonably cooperate with Parent in its investigation.

Subject to certain exceptions, the Company will, and will cause each of its subsidiaries to, use reasonable efforts to provide information reasonably requested by Parent in connection with planning and preparation for a proposed restructuring of the Company that Parent intends to implement following the closing of the Merger (the “proposed restructuring”). Neither the Company nor its subsidiaries is obligated to take any actions to implement any part of the restructuring on or prior to the effective time of the Merger.

Neither the Company nor its employees, counsel, financial advisors, auditors and other authorized representatives shall be required to provide access, information or cooperation to the extent (i) such access, information or cooperation includes any valuation of the Company or (ii) the Company determines in good faith that not providing such access, information or cooperation is necessary to comply with contractual arrangements or other confidentiality obligations or any applicable law or to address reasonable attorney-client or other privilege concerns.

Employee Benefits

The Merger Agreement requires that, until April 30, 2012, Parent will provide, or cause the Surviving Corporation to provide, compensation and employee benefits to each employee that, taken as a whole, have a value that is substantially comparable in the aggregate (excluding any value attributable to the Company’s equity-based compensation or frozen defined benefit plans) to those provided to the employees of the Company immediately prior to the effective time of the Merger.

In addition, the Surviving Corporation is required to honor and continue certain change in control, employment, severance, retention and termination policies and arrangements until the later of April 30, 2012 and the expiration of such policy or arrangement pursuant to its terms.

See “The Merger — Interests of Our Directors and Officers in the Merger” beginning on page 39.

Indemnification and Directors’ and Officers’ Insurance

For at least six years following consummation of the Merger, the Surviving Corporation is required to indemnify the current or former directors or officers of the Company and its subsidiaries for acts or omissions by such directors and officers occurring prior to the effective time of the Merger. In addition, the Merger Agreement contemplates that a prepaid directors’ and officers’ liability insurance policy, providing coverage to directors and officers of the Company for six years following consummation of the Merger, will be obtained by the Company prior to consummation of the Merger. See “The Merger — Interests of Our Directors and Officers in the Merger — Directors’ and Officers’ Indemnification and Insurance” beginning on page 43.

Conditions to the Merger

The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

•	Company shareholder approval has been obtained in accordance with the CBCA;

•	no law, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority is in effect that (i) makes illegal or otherwise prohibits consummation of the Merger or (ii) enjoins the Company, Parent or Merger Sub from consummating the Merger;

•	any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

•	all actions or filings pursuant to the foreign antitrust laws of Germany required to permit the consummation of the Merger have been taken, made or obtained.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following further conditions:

•	the Company has performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the effective time of the Merger, excluding its obligations in respect of its provision of information to Parent for the proposed restructuring and its cooperation with Parent to reduce pension funding obligations;

•	(i) the representations and warranties of the Company regarding its corporate existence and power, authority to consummate the Merger, capitalization, finders’ fees and antitakeover statutes are true in all material respects at and as of the effective time of the Merger as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) and (ii) the other representations and warranties of the Company (disregarding all materiality and Material Adverse Effect qualifications) are true at and as of the effective time of the Merger as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

•	Parent has received a certificate signed by an executive officer of the Company with respect to the satisfaction of the conditions relating to the Company’s obligations and representations and warranties;

•	the Company has at least $5 million of cash and cash equivalents on the date of the closing of the Merger; and

•	since June 10, 2011, there has not occurred any event, occurrence or development of a state of circumstances or facts which has had and continues to have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

•	each of Parent and Merger Sub has performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the effective time of the Merger;

•	(i) the representations and warranties of Parent regarding the financing of the Merger, the limited guaranty, solvency of the Surviving Corporation, the absence of arrangements with employees or shareholders of the Company and the ownership of Company securities are true in all material respects at and as of the effective time of the Merger as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) and (ii) the other representations and warranties of Parent (disregarding all materiality and Material Adverse Effect qualifications) are true at and as of the effective time of the Merger as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and

•	the Company has received a certificate signed by an executive officer of Parent with respect to the satisfaction of the conditions relating to Parent’s obligations and representations and warranties.

Termination

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger (notwithstanding any approval of the Merger Agreement by the shareholders of the Company) by mutual written agreement of the Company and Parent.

The Merger Agreement may also be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger (notwithstanding any approval of the Merger Agreement by the shareholders of the Company) as follows:

by either the Company or Parent, if:

•	the Merger has not been consummated on or before November 10, 2011; provided that this right to terminate the Merger Agreement will not be available to any party whose breach of any provision of the Merger Agreement results in the failure of the Merger to be consummated by November 10, 2011;

•	any law, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority will be in effect that (i) permanently makes illegal or otherwise prohibits consummation of the Merger or (ii) permanently enjoins the Company, Parent or Merger Sub from consummating the Merger, and such injunction shall have become final and nonappealable (provided that this right to terminate will not be available to any party whose breach of any provision of the Merger Agreement results in such law, injunction, judgment, decree, ruling or other similar requirement); or

•	Company shareholder approval was not received at the special meeting;

by Parent, if:

•	an adverse recommendation change will have occurred (as described under “The Merger Agreement — Solicitation of Acquisition Proposals”), or at any time after receipt or public announcement of an acquisition proposal, the Board will have failed to reaffirm its recommendation within 10 business days after receipt of any written request to do so from Parent; provided that Parent exercises this right to terminate within ten business days of such failure;

•	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in the Merger Agreement will have occurred that would cause a condition to the obligations of Parent and Merger Sub to effect the Merger not to be satisfied and such condition is incapable of being satisfied by November 10, 2011; provided that this right to terminate the Merger Agreement will not be available to Parent if Parent’s breach of any provision of the Merger Agreement would cause the conditions to the obligations of the Company to effect the Merger not to be satisfied; or

•	there shall have been an intentional and material breach on the part of the Company of its obligations as described under “The Merger Agreement — Solicitation of Acquisition Proposals” and “The Merger Agreement — Shareholder Meeting” and such intentional and material breach will remain uncured for a period of five business days; or

by the Company:

•	in order to enter into a binding, written, definitive agreement providing for the consummation of the transactions contemplated by a superior proposal that has been duly executed and delivered by the other party thereto; provided that (i) the Company has complied with the requirements described under “The Merger — Solicitation of Acquisition Proposals” above, (ii) the Board has authorized the Company to enter into such definitive agreement and (iii) the Company pays the applicable termination fee described under “The Merger Agreement — Termination Fees and Reimbursement of Expenses” below;

•	if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in the Merger Agreement will have occurred that would cause a condition to the obligations of the Company not to be satisfied, and such condition is incapable of being satisfied by November 10, 2011; provided that this right to terminate the Merger Agreement will not be available to the Company if the Company’s breach of any provision of the Merger Agreement would cause a condition to the obligations of Parent and Merger Sub to effect the Merger not to be satisfied; or

•	if (i) the conditions to the obligations of Parent and Merger Sub to effect the Merger (other than conditions that by their nature are to be satisfied at the closing of the Merger) have been satisfied, (ii) the Company has irrevocably confirmed by written notice to Parent that all conditions to the obligations to the Company to effect the Merger have been satisfied or that it is willing to waive any unsatisfied conditions and (iii) the Merger will not have been consummated within three business days after the delivery of such notice.

Termination Fees and Reimbursement of Expenses

Except as provided for below, the Company is required to pay Parent a termination fee of $7.89 million if:

•	the Merger Agreement is terminated by Parent if an adverse recommendation change has occurred, or at any time after receipt or public announcement of an acquisition proposal, the Board has failed to reaffirm its recommendation within 10 business days after receipt of any written request to do so from Parent;

•	the Merger Agreement is terminated by the Company to enter into a binding, written, definitive agreement providing for the consummation of the transactions contemplated by a superior proposal that has been duly executed and delivered by the other party thereto; or

•	all of the following occur: (i) the Merger Agreement is terminated (a) after November 10, 2011, (b) due to the shareholder approval not being received at the special meeting, (c) due to the Company’s intentional breach of its representations, warranties or covenants in a manner that would cause a failure of a closing condition or (d) due to the Company’s intentional and material breach of covenants in the Merger Agreement with respect to the shareholders meeting or acquisition proposals under “The Merger Agreement — Solicitation of Acquisition Proposals” and “The Merger Agreement — Shareholder Meeting”; (ii) an acquisition proposal was publicly announced or otherwise communicated to the Company’s shareholders or to the Board prior to the shareholders meeting (or, if earlier, termination of the Merger Agreement); and (iii) within 18 months of the date of termination, (a) an acquisition proposal is consummated, (b) the Company enters into a definitive agreement regarding an acquisition proposal (that is consummated within 24 months of the date of termination) or (c) an acquisition proposal is commenced without the Company’s consent (and is consummated within 24 months of the date of termination); provided that for purposes of this paragraph, all references to “20%” in the definition of “acquisition proposal” will be deemed to be references to “50%” and any offer, proposal, inquiry or indication of interest with respect to the Spandex business conducted by the Company and its subsidiaries will be deemed to not be an acquisition proposal.

The Company is required to pay Parent a termination fee of $5.35 million instead of $7.89 million if the Company terminates the Merger Agreement in order to enter into a definitive agreement concerning a superior proposal with an excluded party on terms no less favorable in the aggregate to the Company than the terms proposed by such excluded party as of 12:00 a.m., New York City time, on July 26, 2011.

Parent is required to pay the Company a termination fee of $16.91 million if:

•	the Merger Agreement is terminated by the Company pursuant to a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in the Merger Agreement that would cause the conditions to the obligations of the Company to effect the Merger not to be satisfied, and such condition is incapable of being satisfied by November 10, 2011; provided that this right to terminate will not be available to the Company if the Company’s breach of any provision of the Merger Agreement would cause a condition to the obligations of Parent or Merger Sub to effect the Merger not to be satisfied; or

•	the Merger Agreement is terminated by the Company if (i) the conditions to the obligations of Parent and Merger Sub to the effect the Merger (other than conditions that by their nature are to be satisfied at the closing of the Merger) have been satisfied, (ii) the Company has irrevocably confirmed by written notice to Parent that all conditions to the obligations to the Company to effect the Merger have been satisfied or that it is willing to waive any unsatisfied conditions and (iii) the Merger will not have been consummated within three business days after the delivery of such notice.

If the Company is required to pay the termination fee of $7.89 million to Parent, then the Company will also be required to reimburse Parent and its affiliates for 100% of their out-of-pocket fees and expenses up to $1.69 million actually incurred by them in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

Parent has agreed to reimburse the Company for any expenses incurred by the Company or its subsidiaries in connection with the cooperation of the Company and its subsidiaries with respect to the arrangement of the financing of the Merger and the proposed restructuring.

Vector IV and Able have agreed, pursuant to the limited guaranty, to guarantee the obligation of Parent to pay the Parent termination fee and any expenses incurred by the Company or its subsidiaries in connection with the cooperation of the Company and its subsidiaries with respect to the arrangement of the financing of the Merger and the proposed restructuring, as described under “The Merger — Limited Guaranty”.

Expenses

All costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense, except as described under “The Merger Agreement — Termination Fees and Reimbursement of Expenses”.

Amendment

Any provision of the Merger Agreement may be amended or waived prior to the effective time of the Merger if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after Company shareholder approval has been obtained, there will be no amendment or waiver that would require the further approval of the shareholders of the Company under the CBCA without such approval having first been obtained.

Remedies

The Company’s right to receive payment of the reverse termination fee of $16.91 million from Parent or the guarantors pursuant to the limited guaranty in respect thereof will be the sole and exclusive remedy of the Company and its subsidiaries and shareholders against Parent, Merger Sub, the guarantors and any of their respective former, current and future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees, except for certain rights to equitable relief, including specific performance, described below.

The parties to the Merger Agreement will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof. However, the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the equity financing to be funded to fund the Merger (but not the right of the Company to such injunctions, specific performance or other equitable remedies for obligations other than with respect to the equity financing) will be subject to the requirements that (i) the conditions to closing of the Merger (other than conditions that by their nature are to be satisfied at the closing of the Merger) have been satisfied on the date the Merger should have been consummated pursuant to the terms of the Merger Agreement but for the failure of the equity financing to be funded, (ii) the debt financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the closing of the Merger if the equity financing is funded at the closing of the Merger and (iii) the Company has irrevocably confirmed that if the equity financing and debt financing are funded, then it would take such actions that are within its control to cause the closing of the Merger to occur.

THE CONTINGENT CASH CONSIDERATION AGREEMENT

The following is a summary of the material terms and conditions of the CCC Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the form of CCC Agreement, a copy of which is attached as Annex D, and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the CCC Agreement that is important to you. We encourage you to read the CCC Agreement carefully and in its entirety because it is the legal document that governs the CCCPs.

The CCC Agreement and this summary of its terms have been included to provide you with information regarding the terms of the CCC Agreement. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the CCC Agreement and described in this summary.

Litigation Background

The Company’s U.S. Patent No. 5,537,135 (the “135 Patent”) was issued on July 16, 1996. Prior to the issuance of the 135 Patent, vinyl graphic designs and signage that included enhanced graphic features such as multicolor and halftone three dimensional effects could only be achieved by skilled artisans using labor intensive techniques.

The 135 Patent covers the method and apparatus developed by the Company’s employee inventors for the computerized preparation of graphic products utilizing a printer to print on sheet material and a cutter to cut the sheet material with the printed material within the periphery of the cut edges. Nearly every “print to cut” apparatus falls within the claims of the 135 Patent, including the Company’s line of Edge® vinyl printers.

On June 12, 2003 and again on November 30, 2004, an anonymous third party (believed by the Company to be Roland DG Corporation (“Roland DG”)) filed requests to re-examine the 135 Patent with the U.S. Patent and Trademark Office (the “USPTO”). These two proceedings were consolidated by the USPTO, which issued its decision on May 2, 2006 reconfirming the patentability of the 135 Patent.

On December 18, 2006, the Company filed suit in the U.S. District Court for the District of Connecticut (the “Court”) against Roland DGA Corporation (“Roland DGA”), the distribution and sales arm of Roland DG for North and South America, alleging infringement of the 135 Patent (the “Roland Suit”). On March 11, 2010, the Court granted the Company’s motion to amend its complaint to add Roland DG as a defendant in the litigation. Based on scheduling orders approved by the Court, the Company anticipates that the case will go to trial in June 2012.

On August 2, 2007, the Company issued a press release informing the public that it had commenced the above described lawsuit against Roland DGA and confirming “its commitment to its shareholders to enforce intellectual property rights aggressively and to assure a satisfactory return on its investments in intellectual property and research and development activities” and further stating that it “is seeking damages in excess of thirty million dollars ($30,000,000), and an injunction against Roland’s sale of infringing products”. Roland DGA and Roland DG have denied that their products infringe the 135 Patent and have filed counterclaims for a declaration by the Court that the 135 Patent is invalid, based in part on the existence of prior art not adequately considered by the USPTO. The parties are still actively conducting final discovery in anticipation of a trial in June 2012. Although the Company believes that it will prevail in Court with regard to its lawsuit against Roland DGA and Roland DG, there can be no assurance, and the Company does not make any representation, as to the outcome of the lawsuit or as to the timing or amount of potential recoveries from the lawsuit, if any.

Whether or not the holders of CCCPs receive any cash payments in respect of their CCCPs is highly uncertain and contingent on whether there are any net recoveries in respect of the Patent Claims (as defined below).

Purpose

In order to continue the pursuit of claims (the “Patent Claims”) with respect to the 135 Patent, the Committee will be established under the CCC Agreement among the Company, the initial Committee members and a paying agent. The initial Committee members are expected to be Mr. Donald P. Aiken (the current Chairman of the Board), Mr. Stephen P. Lovass (a former officer of the Company), Mr. William V. Grickis, Jr. (the current General Counsel of the Company) and a Committee member to be appointed by the Company.

Funding of Escrow Expenses

At the effective time of the Merger, the pursuit of the Patent Claims will be initially funded by the Company with up to $500,000 deposited into an escrow account. Subject to certain conditions, the Committee may request that the Company, and the Company will be obligated to, deliver additional funds into the escrow account up to $2 million in the aggregate (including the initial funding amount of up to $500,000). The Company will have no obligation to deliver additional funds after the date of the deposit into the escrow account of aggregate recoveries either (i) in excess of $1 million or (ii) in respect of payment in full of (a) any damages awarded to the Company under a final non-appealable judgment rendered by a court of competent jurisdiction or (b) any settlement payments payable to the Company pursuant to a settlement, in the cases of clauses (a) and (b), in respect of the Roland Suit, whichever shall occur first). If any net recoveries are received by the Company prior to the closing of the Merger, the Company’s funding obligation will be reduced up to such amount. All fees, costs and expenses incurred by the Committee or any Committee member in connection with the administration of the escrow account or in carrying out the Committee’s powers and duties under the CCC Agreement will be paid from the escrow account.

Non-transferability of CCCPs

The CCCPs will not be evidenced by a certificate or other instrument and only holders, as determined at the effective time of the Merger, who are registered on the CCCP register to be maintained by the paying agent will be deemed and treated as the absolute owners of CCCPs.

The CCCPs and any interest therein (including beneficial ownership through a broker, dealer, custodian bank or other nominee) may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, directly or indirectly, other than through (i) a transfer on death by will or intestacy, (ii) a transfer by instrument to an inter vivos or testamentary trust in which the CCCP is to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order, (iv) if the holder is a partnership or limited liability company, a distribution to its partners or members, as applicable or (v) a transfer made by operation of law.

CCCP Committee Establishment and Authority

The Committee will consist of four members with Mr. Aiken, Mr. Lovass and Mr. Grickis expected to be the initial Committee members appointed by the holders of CCCPs (the initial “Specified Committee Members”) and an initial Committee member appointed by the Company (the initial “Company Committee Member”).

Under the CCC Agreement, the Committee has the power and authority to:

•	prosecute, negotiate, settle, compromise or otherwise pursue Patent Claims,

•	withdraw or terminate the pursuit of Patent Claims,

•	retain counsel and other advisors,

•	pay related fees and expenses,

•	direct the investment of the assets in the escrow account, and

•	enforce the obligations of the parties under the CCC Agreement.

It is not intended that the Committee members will have any fiduciary or similar duties to the holders of CCCPs. Each Committee member will be indemnified against any loss incurred by reason of having been a Committee member or resulting from administration of any Patent Claims or the escrow account or any decision or action, with certain limited exceptions. Any indemnified amounts will be paid out of the escrow until the assets of the escrow are exhausted and then from the income from the investment of such assets until such income is exhausted, and thereafter will be paid by the Company. Upon request, the Company must also advance payments in connection with such indemnification; provided that the indemnified party must undertake to repay any amounts so advanced in the event it is subsequently determined in a final non-appealable judgment rendered by a court of competent jurisdiction that the loss that would otherwise be indemnified was primarily caused by the bad faith or willful misconduct of such indemnified party.

Each Specified Committee Member will be entitled to compensation for service as a Committee member and the Company Committee Member will receive no compensation. Mr. Aiken and Mr. Lovass are expected to be entitled to compensation in the form of an annual retainer (paid quarterly). Mr. Grickis is expected to be entitled to compensation in the form of (i) a one-time retainer (paid quarterly) for all work during the first year the Committee is convened and all work relating to the Permitted Claims (as defined below) and (ii) an hourly rate for all other work. Mr. Grickis is also expected to be entitled to additional compensation of 1% of net proceeds to holders of CCCPs if and when any Patent Claim is settled.

Control of Claims

The Committee will have the power and authority to pursue any Patent Claims against Roland DG Corporation, Seiko Corporation, Mimaki Engineering Co., Ltd. and any of their respective subsidiaries (any such Patent Claims, “Permitted Claims”). Pursuit of any Patent Claims against other parties (any such Patent Claims, “Other Claims”) will require the unanimous approval of the Committee members, including the Company Committee Member. At any time after the Committee elects to pursue any Other Claim, the Company may elect to control the pursuit of such Other Claim, in which case the Company will have the power and authority to pursue such Other Claim as if it were the Committee under the CCC Agreement (subject to certain excluded powers and authorities). If the pursuit of any Other Claim is controlled by the Company, the Company will not be allowed to use the assets in the escrow account or the income from the investment of such assets to pursue such Other Claim.

Distribution of Proceeds

Any post-closing recoveries from the pursuit of Permitted Claims, net of applicable legal contingency fees and an amount for taxes payable to the Company, will be distributed first to the Company in reimbursement for any losses for which it indemnified the Committee members or the paying agent and for the amount it funded for expenses through the escrow account and then to the holders of CCCPs.

Any post-closing recoveries from the pursuit of Other Claims, net of applicable legal contingency fees and an amount for taxes payable to the Company, will be distributed first to the Company in reimbursement for any losses for which it indemnified the Committee members or the paying agent and for any out-of-pocket expenses paid by the Company in connection with the pursuit of such Other Claims and then equally between the Company, on the one hand, and the holders of CCCPs, on the other hand.

The Committee will, at its discretion, determine payment dates on which payouts will be paid. No later than five business days after the date that the Committee finally determines that all escrow expenses have been paid and no Patent Claims should continue to be pursued, the Committee will direct the paying agent to make the final escrow payout. Payouts will be paid pro rata to holders of CCCPs (provided that at such time there are no accrued and unpaid escrow expenses), subject to adjustments for CCCPs issued to holders of out-of-the-money options at the time of the Merger to take into account the amount by which the exercise price of such options exceed $11.00 at the closing of the Merger.

Any escrow assets that remain undistributed to the holders of CCCPs one year after the date of the final escrow payout will be delivered to the Company, upon demand, and any holders of CCCPs who have not theretofore received cash in exchange for such CCCPs shall thereafter look only to the Company for payment of their claim therefore.

The paying agent will deduct and withhold from any amount payable pursuant to the CCC Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable tax laws. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts will be treated for all purposes as having been paid to the Company or the holder of a CCCP in respect of which such deduction and withholding was made.

Paying Agent

The escrow established under the CCC Agreement will be maintained by the paying agent in an escrow account held by the paying agent. The paying agent’s duties under the CCC Agreement include:

•	holding the escrow funds,

•	receiving recoveries from Patent Claims,

•	keeping the register of holders of CCCPs,

•	paying expenses as directed by the Committee,

•	investing the escrow funds as directed by the Committee, and

•	distributing escrow payouts as directed by the Committee.

The paying agent will be indemnified for its actions under the CCC Agreement, with certain limited exceptions. Any indemnified amounts will be paid out of the escrow until the assets of the escrow are exhausted and then from the income from the investment of such assets until such income is exhausted, and thereafter will be paid by the Company.

Rights of Holders

Holders of CCCPs will have no rights to or in the escrow or the Patent Claims or against the Company, its affiliates or the Committee members, other than as expressed in the CCC Agreement.

The Company does not make any representation as to the outcome of any Patent Claims or as to the timing or amount of potential recoveries from the Patent Claims, if any.

Whether or not the holders of CCCPs receive any cash payments in respect of their CCCPs is highly uncertain and contingent on whether there are any net recoveries in respect of the Patent Claims.

APPRAISAL RIGHTS

Under the Connecticut Business Corporation Act, if you do not wish to accept the Merger Consideration for your shares of Company common stock as provided in the Merger Agreement, you have the right to seek an appraisal of, and to be paid the “fair value” for, the shares of Company common stock you hold, provided that you comply with the provisions of Sections 33-855 to 33-872, inclusive, of the CBCA. Under the CBCA, “fair value” means the value of your shares immediately before the Merger becomes effective, using customary and current valuation techniques generally used in similar contexts, without discounting for lack of marketability or minority status. You should be aware that the fair value of your shares as determined under the applicable provisions of the CBCA could be greater than, the same as or less than the Merger Consideration.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the CBCA and is qualified in its entirety by the full text of Sections 33-855 to 33-872, a copy of which is included in this proxy statement as Annex E. As provided in CBCA Section 33-860(d), a copy of the Company’s audited financial statements for the fiscal year ended April 30, 2011 will be included in the mailing of this proxy statement.

If you have a beneficial interest in shares of Company common stock held of record in the name of another person, such as a broker or nominee, you must act to perfect your appraisal rights promptly and in a timely manner to cause the record holder to follow the steps summarized below, or assert appraisal rights directly in accordance with Section 33-857(b) of the CBCA.

As provided in CBCA Section 33-861(a), any Company shareholder wishing to assert dissenters’ rights must:

•	deliver to the Company, before the vote is taken on the proposal to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, written notice of its intent to demand payment for its shares of Company common stock if the Merger is completed; and

•	not vote, or cause or permit to be voted, shares of Company common stock in favor of the proposed merger.

CBCA SECTION 33-856(d) PROVIDES THAT WHERE THE RIGHT OF A COMPANY SHAREHOLDER TO BE PAID THE FAIR VALUE OF ITS SHARES OF COMPANY COMMON STOCK IS MADE AVAILABLE BY SECTION 33-856, SUCH REMEDY IS THE SHAREHOLDER’S EXCLUSIVE REMEDY AS A COMPANY SHAREHOLDER WITH RESPECT TO THE MERGER, WHETHER OR NOT SUCH SHAREHOLDER PROCEEDS AS PROVIDED IN SECTIONS 33-855 TO 33-872 INCLUSIVE.

As provided in CBCA Section 33-862, if the proposal to approve the Merger Agreement and the transactions contemplated by the Merger Agreement is approved and the Merger becomes effective, no later than ten days after the completion of the Merger, the Company will deliver a written appraisal notice to each

Company shareholder who has satisfied the requirements of CBCA Section 33-861(a) described above (hereinafter referred to as a “dissenter”). The appraisal notice must:

•	supply an appraisal form that specifies the date of the first announcement to Company shareholders of the terms of the Merger Agreement (i.e., June 13, 2011) and requires that the dissenter certify whether or not it acquired ownership of the shares of Company common stock before that date and that such dissenter did not vote for the approval of the Merger Agreement;

•	state where the appraisal form must be sent and where and when certificates for certificated shares must be deposited;

•	set a date by which the Company must receive the appraisal form, which date may not be fewer than 40 nor more than 60 days after the date that the written notice is sent by the Company, and state that the dissenter shall have waived the right to demand appraisal with respect to the shares unless the form is received by the Company by the date specified;

•	state the Company’s estimate of the fair value of the shares;

•	state that the Company will, upon written request, provide the number of dissenters who return the forms and the total number of shares owned by such dissenters;

•	set a date by which a notice to withdraw must be received by the Company, which date must be within 20 days after the date the appraisal form must be received by the Company; and

•	be accompanied by a copy of CBCA Sections 33-855 to 33-872, inclusive.

As provided in CBCA Section 33-863(a), a Company shareholder who has received the required notice to dissenters and who wishes to exercise appraisal rights must sign and return the appraisal form sent by the Company and:

•	certify whether it acquired beneficial ownership of shares of Company common stock before the date of the first announcement to shareholders of the terms of the Merger Agreement (i.e., June 13, 2011); and

•	deposit the certificate or certificates representing the dissenter’s shares of Company common stock in accordance with the terms of the notice in the case of certificated shares.

ANY DISSENTER WHO DOES NOT EXECUTE AND RETURN THE APPRAISAL FORM OR DEPOSIT ITS SHARE CERTIFICATES BY THE DATE SET FORTH IN THE NOTICE IS NOT ENTITLED TO PAYMENT FOR ITS SHARES OF COMPANY COMMON STOCK UNDER CBCA SECTIONS 33-855 TO 33-872, INCLUSIVE. INSTEAD, ITS SHARES OF COMPANY COMMON STOCK SHALL BE TREATED AS IF THEY HAD BEEN CONVERTED AS OF THE EFFECTIVE TIME OF THE MERGER INTO THE RIGHT TO RECEIVE THE MERGER CONSIDERATION, WITHOUT INTEREST THEREON.

Except as provided below, the Company will pay in cash each dissenter who has complied with CBCA Section 33-863(a) the amount the Company estimates to be the fair value of that dissenter’s shares of Company common stock, plus accrued interest from the date of the completion of the Merger, within 30 days after the date set by the Company by which it must receive the appraisal form, as provided in CBCA Section 33-865(a).

The payment must be accompanied by:

•	the Company’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that fiscal year, a statement of changes in shareholders’ equity for that fiscal year and the latest available quarterly financial statements, if any;

•	a statement of the Company’s estimate of the fair value of the shares of Company common stock, which estimate must equal or exceed the estimate provided in the Company’s appraisal notice; and

•	a statement of the dissenter’s right to demand further payment under CBCA Section 33-868.

Pursuant to Section 33-867 of the CBCA, the Company may withhold the payment required by Section 33-865 of the CBCA from a dissenter who made a proper appraisal right demand in compliance with Section 33-863(a), but who did not certify that it was the beneficial owner of Company common stock before June 13, 2011 (the date of the first public announcement of the terms of the Merger Agreement). Under Section 33-867 of the CBCA, if the Company withholds such payment, then within 30 days after the date set by the Company by which it must receive the appraisal form, the Company will deliver to each dissenter who made a proper appraisal right demand in compliance with Section 33-863(a) of the CBCA, but who did not certify that it was the beneficial owner of Company common stock before June 13, 2011 a notice with:

•	the Company’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that fiscal year, a statement of changes in shareholders’ equity for that fiscal year and the latest available quarterly financial statements, if any;

•	a statement of the Company’s estimate of the fair value of the shares, which must equal or exceed the estimate stated in the appraisal notice;

•	a statement that such dissenters may accept the Company’s estimate of fair value, or demand payment under Section 33-868 of the CBCA, described below;

•	a statement that those shareholders who wish to accept such offer must so notify the Company of their acceptance, by notice to the Company within 30 days of receiving the offer; and

•	a statement that dissenters who do not satisfy the requirements for demanding payment under Section 33-868 of the CBCA, described below, will be deemed to have accepted the Company’s offer.

The Company will pay in cash the amount offered within 10 days of receiving a dissenter’s acceptance of the offer. Within 40 days of sending the notice described under Section 33-867(b), the Company will pay in cash the amount offered to a dissenter who does not satisfy the requirements for demanding appraisal payment under Section 33-868 of the CBCA, as described below.

Pursuant to CBCA Section 33-868:

•	a dissenter paid pursuant to CBCA Section 33-865 who is dissatisfied with the amount of the payment may notify the Company in writing of its own estimate of the fair value of its shares of Company common stock and the amount of interest due, and demand payment of its estimate, less any payment made by the Company under CBCA Section 33-865; and

•	a dissenter offered payment pursuant to CBCA Section 33-867 who is dissatisfied with the amount of the offer must reject the offer and demand payment of its stated estimate of the fair value of its shares of Company common stock and the amount of interest due.

A DISSENTER WAIVES ITS RIGHT TO DEMAND PAYMENT UNDER CBCA SECTION 33-868 UNLESS IT NOTIFIES THE COMPANY OF ITS DEMAND IN WRITING WITHIN 30 DAYS AFTER THE COMPANY MAKES PAYMENT UNDER SECTION 33-865 OR OFFERS PAYMENT UNDER SECTION 33-867 FOR THE DISSENTER’S SHARES.

Under CBCA Section 33-871, if a dissenter’s demand for payment under CBCA Section 33-868 remains unsettled, the Company must commence a proceeding within 60 days after receipt of such dissenter’s demand for payment. The petition to the superior court for the judicial district where the Company’s principal office is located must request the court to determine the fair value of the dissenter’s shares and accrued interest. If the Company fails to commence the proceedings within the prescribed time period, the Company must pay each dissenter whose demand remains unsettled the amount demanded, plus interest. All dissenters making demands for payment as described above, whose demands remain unsettled, wherever residing, would be made parties to the proceeding and all parties must be served with a copy of the petition. Dissenters not resident in Connecticut may be served by registered or certified mail or by publication as provided by law. The jurisdiction of the court shall be plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers will have the powers described in the order appointing them, or in any amendment to it. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of that dissenter’s shares, plus interest, exceeds the amount paid by the Company, or the fair value, plus interest, of the dissenter’s shares for which the Company elected to withhold payment under CBCA Section 33-867, as applicable.

The costs and expenses, including the reasonable compensation and expenses of court-appointed appraisers, of the proceeding will be determined by the court and will be assessed against the Company, except that the court may assess costs against all or some dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by CBCA Sections 33-855 to 33-872, inclusive.

The court may also assess the expenses of any party, in amounts the court finds equitable:

•	against the Company in favor of any or all dissenters if the court finds that the Company failed substantially to comply with the requirements of CBCA Sections 33-860 to 33-868, inclusive; or

•	against either the Company or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to rights provided by CBCA Sections 33-855 to 33-872, inclusive.

If the court finds that the expenses incurred by any dissenter were of substantial benefit to other dissenters similarly situated, and that the expenses should not be assessed against the Company, the court may direct that such expenses be paid out of the amounts awarded to the dissenters who were benefited. If the Company fails to make a required payment, the dissenter may sue directly for the amount owed and, to the extent successful, shall be entitled to recover all expenses of the suit. The CBCA defines expenses to mean reasonable expenses of any kind that are incurred in connection with a matter including reasonable counsel fees.

IF YOU INTEND TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CAREFULLY REVIEW THE TEXT OF THE APPLICABLE PROVISIONS OF THE CBCA SET FORTH IN ANNEX E TO THIS PROXY STATEMENT AND YOU SHOULD ALSO CONSULT WITH YOUR ATTORNEY. YOUR FAILURE TO FOLLOW PRECISELY THE PROCEDURES SUMMARIZED ABOVE AND SET FORTH IN ANNEX E TO THIS PROXY STATEMENT MAY RESULT IN A LOSS OF APPRAISAL RIGHTS, IN WHICH CASE YOU WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION RECEIVABLE WITH RESPECT TO YOUR SHARES OF COMPANY COMMON STOCK IN ACCORDANCE WITH THE MERGER AGREEMENT.

MARKET PRICE OF COMPANY’S STOCK

Our common stock is listed on the NYSE under the trading symbol “GRB”. The following table sets forth the high and low closing prices per share of our common stock on the NYSE for the periods indicated, as reported by Bloomberg.

	High	Low

Fiscal Year Ending April 30, 2010
First Quarter	$3.78	$2.31
Second Quarter	$6.47	$3.23
Third Quarter	$5.31	$4.57
Fourth Quarter	$7.95	$5.02
Fiscal Year Ending April 30, 2011
First Quarter	$7.64	$5.11
Second Quarter	$7.09	$4.89
Third Quarter	$9.01	$6.53
Fourth Quarter	$9.84	$7.51
Fiscal Year Ending April 30, 2012
First Quarter (As of July 21, 2011)	$11.20	$8.12

The closing sale price of our common stock on the NYSE on June 10, 2011, which was the last trading day before we announced the Merger, was $8.12. On July 21, 2011, the last trading day before the date of this proxy statement, the closing price of our common stock on the NYSE was $11.13. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

As of July 21, 2011, the last trading day before the date of this proxy statement, there were 25,095,293 shares of our common stock outstanding.

The Company has not paid cash dividends on its common stock since May 1, 2009. In accordance with the Merger Agreement, the Company cannot pay any cash dividends prior to the closing of the Merger or termination of the Merger Agreement without the prior consent of Parent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below shows the beneficial ownership of our common stock as of July 21, 2011 (unless a different date is indicated) by (i) each director, (ii) each named executive officer, (iii) each person known by us to beneficially own more than 5% of our common stock and (iv) all directors and executive officers as a group.

Also see “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 39.

Unless otherwise noted, each person has sole voting and investment power over the shares shown as beneficially owned.

	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership		Class(1)

Mario J. Gabelli and affiliates	3,936,635	(2)	15.7
One Corporate Center Rye, New York 10580
BlackRock, Inc.	2,116,759	(3)	8.4
40 East 52nd Street New York, New York 10022
Dimensional Fund Advisors LP	1,930,544	(4)	7.7
Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746
Zesiger Capital Group LLC	1,865,175	(5)	7.4
460 Park Ave. 22nd Floor, New York, New York 10022
Barington Companies Equity	1,336,094	(6)	5.3
Partners, L.P. and affiliates 888 Seventh Avenue, 17th Floor New York, New York 10019
RGM Capital, LLC	1,289,799	(7)	5.1
6621 Willow Park Drive Suite One Naples, Florida 34109
Donald P. Aiken	70,109	(8)	*
Michael R. Elia	202,144	(9)	*
Thomas P. Finn	60,063		*
Marc T. Giles	389,667	(10)	1.5
John Hancock	—		—
Rodney Larson	107,932	(11)	*
Randall D. Ledford	34,164	(12)	*
John R. Lord	49,164	(13)	*
James A. Mitarotonda	851,398	(14)	3.4
Javier Perez	25,167	(15)	*
Carole F. St. Mark	55,937	(16)	*
W. Jerry Vereen	59,678	(17)	*
All directors and executive officers as a group (15 persons)	2,195,104	(18)	8.6

*	Less than one percent.

(1)	The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after that date, by the sum of the number of shares outstanding as of that date plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after that date. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

(2)	The information concerning Mario J. Gabelli and affiliates is based upon a Schedule 13D/A filed with the SEC on June 15, 2011. In addition to Mr. Gabelli, each of the following entities that Mr. Gabelli controls or for which he acts as chief investment officer is a reporting person on the Schedule 13D/A: GGCP, Inc.; GAMCO Investors, Inc.; Gabelli Funds, LLC; GAMCO Asset Management, Inc.; Gabelli Securities, Inc.; and Teton Advisors, Inc.. According to the Schedule 13D/A, as of June 14, 2011, Gabelli Funds, LLC had beneficial ownership of 1,802,500 of the reported shares, GAMCO Investors, Inc. had beneficial ownership of 1,493,386 of the reported shares, Teton Advisers, Inc. had beneficial ownership of 324,842 of the reported shares and Gabelli Securities, Inc. had beneficial ownership of 315,907 of the reported shares. Mr. Gabelli is deemed to have beneficial ownership of the shares owned beneficially by each of the foregoing entities. GAMCO Investors, Inc. and GGCP, Inc. are deemed to have beneficial ownership of the shares owned beneficially by each of the foregoing reporting persons other than Mr. Gabelli. Each of the reporting persons discloses that it has sole voting and investment power with respect to the securities it beneficially owns, except that: (1) GAMCO Investors, Inc. does not have voting power over 13,000 of the reported shares; (2) in some circumstances, the proxy voting committee of each fund for which Gabelli Funds, LLC provides managed account services may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund; and (3) the power of Mr. Gabelli, GAMCO Investors, Inc. and GGCP, Inc. to vote and invest the shares is indirect with respect to shares beneficially owned by the other reporting persons.

(3)	The information concerning BlackRock, Inc. is based upon a Schedule 13G filed with the SEC on February 4, 2011. BlackRock, Inc. reports that it has sole voting and dispositive power with respect to all of the reported shares.

(4)	The information concerning Dimensional Fund Advisors LP is based upon an amendment to Schedule 13G filed with the SEC on February 10, 2011. Dimensional Fund Advisors LP reports that it is an investment adviser registered under the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts, or the “Funds.” Dimensional Fund Advisors LP reports that, in its role as investment adviser or manager, neither Dimensional Fund Advisors LP nor any of its subsidiaries possesses investment or voting power over the reported shares held by the Funds, but that all of the shares shown are owned by the Funds. Dimensional Fund Advisors LP and its subsidiaries disclaim beneficial ownership of such shares.

(5)	The information concerning Zesiger Capital Group LLC is based upon an amendment to Schedule 13G filed with the SEC on February 11, 2011. Zesiger Capital Group LLC reports that it has sole voting power with respect to 1,461,000 of the reported shares and sole investment power with respect to all of the reported shares. Zesiger Capital Group LLC disclaims beneficial ownership of such shares on the basis that such shares are held in discretionary accounts that it manages.

(6)	The information concerning Barington Companies Equity Partners, L.P., or “Barington”, and others is based upon a Schedule 13D/A filed with the SEC on June 9, 2010. Of the shares of common stock shown, Barington beneficially owns 845,981 shares, which we refer to as the “Barington shares”. The reporting persons disclose that the Barington shares also may be deemed to be owned beneficially by the general partner of Barington, Barington Companies Investors, LLC, or “Investors”; the majority member of Investors, Barington Capital Group, L.P., or “Group”; the general partner of Group, LNA Capital Corp., or “LNA”; and James A. Mitarotonda, the sole stockholder and director of LNA. Barington, Investors, Group, LNA and Mr. Mitarotonda report that, by virtue of their respective positions, each of them may be deemed to have sole voting and investment power over the Barington shares, regardless of the fact that multiple persons within the same chain of ownership report sole voting and investment power with respect to such shares. Mr. Mitarotonda disclaims beneficial ownership of the Barington shares except to the extent of his pecuniary interest therein. Of the shares of common stock shown, ICS

Opportunities, Ltd., or “ICS,” beneficially owns 490,113 shares, which we refer to as the “ICS shares”. The reporting persons disclose that the ICS shares also may be deemed to be owned beneficially by the investment manager to ICS, Millennium International Management LP, or “International LP”; the general partner of International LP, Millennium International Management GP LLC, or “International GP”; the general partner of the 100% shareholder of ICS, Millennium Management LLC, or “Management LLC”; and the managing member of International GP and of Management LLC, Israel A. Englander. ICS reports that it holds shared power to vote and to dispose of the ICS shares. International LP, International GP, Management LLC and Mr. Englander report that they may be deemed to hold shared voting and investment power over the ICS shares. Mr. Englander disclaims beneficial ownership of the ICS shares except to the extent of his pecuniary interest therein.

(7)	The information concerning RGM Capital is based upon a Schedule 13G filed with the SEC on February 14, 2011. RGM reports that Robert G. Moses is the managing member of RGM Capital, LLC, a Delaware limited liability company that serves as the general partner of, and exercises investment discretion over the accounts of, a number of investment vehicles. None of those investment vehicles has beneficial ownership of more than 5% of Gerber’s common stock.

(8)	The shares shown as beneficially owned by Mr. Aiken include 3,000 shares that Mr. Aiken has the right to purchase as of or within 60 days after July 21, 2011 pursuant to the exercise of stock options and 58,859 shares deliverable to Mr. Aiken pursuant to the Gerber Scientific, Inc. Agreement for Deferment of Director Fees, which we refer to as the “Agreement for Deferment of Director Fees”, or deliverable to Mr. Aiken after he ceases to serve as a director.

(9)	The shares shown as beneficially owned by Mr. Elia include 130,000 shares that Mr. Elia has the right to purchase as of or within 60 days after July 21, 2011 pursuant to the exercise of stock options.

(10)	The shares shown as beneficially owned by Mr. Giles include 165,907 shares that Mr. Giles has the right to purchase as of or within 60 days after July 21, 2011 pursuant to the exercise of stock options, but excluding 165,908 shares subject to stock options transferred by Mr. Giles pursuant to his divorce decree, and 65,598 shares of restricted stock that Mr. Giles will be required to transfer pursuant to his divorce decree, but with respect to which he retains voting power.

(11)	The shares shown as beneficially owned by Mr. Larson include 48,800 shares that Mr. Larson has the right to purchase as of or within 60 days after July 21, 2011 pursuant to the exercise of stock options.

(12)	The shares shown as beneficially owned by Dr. Ledford are deliverable to Dr. Ledford after he ceases to serve as a director.

(13)	The shares shown as beneficially owned by Mr. Lord include 32,914 shares deliverable to Mr. Lord after he ceases to serve as a director.

(14)	The shares shown as beneficially owned by Mr. Mitarotonda include 4,167 shares deliverable to Mr. Mitarotonda after he ceases to serve as a director and 845,981 shares held by Barington Companies Equity Partners, L.P. over which Mr. Mitarotonda may be deemed to have voting and investment power. Mr. Mitarotonda is the sole stockholder and director of LNA Capital Corp., which is the general partner of Barington Capital Group L.P., the majority member of Barington Companies Investors, LLC. Barington Companies Investors, LLC is the general partner of Barington Companies Equity Partners, L.P. Mr. Mitarotonda disclaims beneficial ownership of the Barington shares except to the extent of his pecuniary interest therein.

(15)	The shares shown as beneficially owned by Mr. Perez include 7,917 shares deliverable to Mr. Perez after he ceases to serve as a director.

(16)	The shares shown as beneficially owned by Ms. St. Mark include 3,000 shares that Ms. St. Mark has the right to purchase as of or within 60 days after July 21, 2011 pursuant to the exercise of stock options and 47,687 shares deliverable to Ms. St. Mark pursuant to the Agreement for Deferment of Director Fees or deliverable to her after she ceases to serve as a director.

(17)	The shares shown as beneficially owned by Mr. Vereen include 3,000 shares that Mr. Vereen has the right to purchase as of or within 60 days after July 21, 2011 pursuant to the exercise of stock options,

1,000 shares held of record by a trust for which Mr. Vereen serves as trustee, and 42,428 shares deliverable to Mr. Vereen after he ceases to serve as a director.

(18)	The shares shown as beneficially owned by all directors and executive officers as a group include a total of 581,573 shares that all directors and executive officers as a group have the right to purchase as of or within 60 days after July 21, 2011 pursuant to the exercise of stock options and a total of 226,886 shares deliverable to directors when the directors cease to serve on the Board.

GENERAL AND OTHER MATTERS

Proxy Solicitation

Gerber will pay the cost of this proxy solicitation. In addition to the solicitation of proxies by use of the mails, officers and other employees of Gerber and its subsidiaries may solicit proxies by personal interview, telephone, facsimile, e-mail and telegram. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. Gerber will make arrangements with brokerage firms, banks, custodians, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. Gerber will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such materials. Gerber will use the services of Innisfree M&A Incorporated to aid in the solicitation of proxies at a fee of $15,000 plus reimbursement of out-of-pocket expenses. The total cost to Gerber of such reimbursement of out-of-pocket expenses is not expected to exceed $25,000. Gerber has agreed to indemnify Innisfree M&A Incorporated against any losses, claims, damages, liabilities or expenses such firm may incur in providing these services.

Delivery of Proxy Materials

In accordance with SEC rules, we intend to send a single proxy statement to any household where two or more shareholders reside unless we have received contrary instructions from the shareholders. This practice eliminates unnecessary mailings delivered to your home and helps to reduce Gerber’s expenses. Each shareholder will continue to receive a separate proxy card.

If your household receives a single proxy statement, and you would prefer to receive the duplicate copy, please contact the Corporate Secretary, either by calling (860) 870-2890 or by writing to the Corporate Secretary, care of Gerber Scientific, Inc., 24 Industrial Park Road West, Tolland, Connecticut 06084. Gerber will provide you with a duplicate copy promptly. If you share an address with another shareholder of Gerber and both of you would prefer to receive only a single proxy statement, please contact the Corporate Secretary at the telephone number or address above.

Communications with the Board of Directors

The Board welcomes communications from its shareholders and other interested parties, and has adopted a procedure for receiving and addressing those communications. Interested parties may send written communications to the full Board, the non-management directors as a group or any individual director by addressing such communications to the attention of the Corporate Secretary at the following address: Gerber Scientific, Inc., 24 Industrial Park Road West, Tolland, Connecticut 06084. The Corporate Secretary will review and forward all such communications to the designated recipient.

Shareholder Proposals

Gerber held its 2010 annual meeting of shareholders on September 23, 2010. In light of the expected timing of the Merger, Gerber does not currently expect to hold an annual meeting of its shareholders in 2011. However, if Gerber holds an annual meeting of shareholders in 2011, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, shareholder proposals for inclusion in our proxy statement for Gerber’s annual meeting of shareholders in 2011 must have been received by the Corporate Secretary of Gerber at 24 Industrial Park Road West, Tolland, Connecticut 06084, no later than April 22, 2011. The submission by a shareholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC pursuant to Rule 14a-8.

Under Gerber’s bylaws, a shareholder wishing to bring business before the shareholders at any annual meeting of shareholders which is not included in our proxy statement must comply with specific notice requirements. To be timely, the shareholder’s written notice must have been delivered to the Corporate Secretary of Gerber at 24 Industrial Park Road West, Tolland, Connecticut 06084 not later than the 90th day, nor earlier than the 120th day, before the first anniversary of the preceding year’s annual meeting, except that if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, the shareholder’s notice must be delivered not earlier than the 120th day before such annual meeting and not later than the later of the 90th day before such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made by Gerber.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

We incorporate by reference into this proxy statement any Current Reports on Form 8-K filed by us pursuant to the Exchange Act after the date of this proxy statement and prior to the date of the special meeting. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information.

Information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements, reports and any of the documents incorporated by reference into this proxy statement or other information concerning us, without charge, by written or telephonic request directed to us at Gerber Scientific, Inc., Investor Relations, 24 Industrial Park Road West, Tolland, Connecticut 06084 or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated July 22, 2011. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
dated as of
June 10, 2011
among

GERBER SCIENTIFIC, INC.,
VECTOR KNIFE HOLDINGS (CAYMAN), LTD.
and
KNIFE MERGER SUB, INC.

TABLE OF CONTENTS1

      1 The Table of Contents is not a part of this Agreement.

A-i

A-ii

Annex I	Guarantors
Annex II	Equity Financing Sources
Exhibit A	Form of Contingent Cash Consideration Agreement
Exhibit B	Form of Amended and Restated Certificate of Incorporation of Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 10, 2011 among Gerber Scientific, Inc., a Connecticut corporation (the “Company”), Vector Knife Holdings (Cayman), Ltd., a Cayman company (“Parent”), and Knife Merger Sub, Inc., a Connecticut corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

WITNESSETH:

WHEREAS, the respective Boards of Directors of the Company and Merger Subsidiary have adopted and deemed it advisable that the respective stockholders of the Company and Merger Subsidiary approve this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of the parties listed on Annex I hereto (each, a “Guarantor” and, collectively, the “Guarantors”) is entering into a limited guaranty in favor of the Company (the “Limited Guaranty”) with respect to certain obligations of Parent and Merger Subsidiary under this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.01.  Definitions.  (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or bona fide inquiry of any Third Party relating to, or any Third Party bona fide indication of interest in, (i) any acquisition or purchase, direct or indirect, of assets equal to 20% or more of the consolidated assets of the Company or to which 20% or more of the consolidated revenues or earnings of the Company are attributable, (ii) any acquisition or purchase, direct or indirect, of 20% or more of any class of equity or voting securities of the Company, (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company, (iv) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the consolidated revenues or earnings of the Company are attributable, (v) any combination of the foregoing types of transactions that would result in such Third Party beneficially owning assets equal to 20% or more of the consolidated assets of the Company or to which 20% or more of the consolidated revenues or earnings of the Company are attributable or 20% or more of any class of equity or voting securities of the Company or (vi) any other transaction the consummation of which would reasonably be expected to interfere with, prevent or materially delay the Merger.

“Additional Financing Terms” means, with respect to any Contract, any provisions of such Contract that expand, supplement, amend or otherwise modify the conditionality, enforceability, availability, termination or aggregate principal amount of the Financing as provided for in any Financing Commitment Letter.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is legally binding upon and applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“CEP” means the Connecticut Commissioner of Environmental Protection.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of January 31, 2011 and the notes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means January 31, 2011.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Owned IP” means any and all Intellectual Property that is owned by the Company or any of its Subsidiaries (including any and all Company Registered IP).

“Company Products” means each product (including any software product) sold, licensed or leased by the Company or any of its Subsidiaries as of the date hereof, other than any finished products purchased by the Company or any of its Subsidiaries for resale (except for any such finished products that incorporate Company Owned IP).

“Company Registered IP” means all of the Registered IP owned by or, in the case of pending applications, filed by or on behalf of the Company or any of its Subsidiaries.

“Company Stock” means the common stock, $0.01 par value per share, of the Company.

“Company Stock Plans” means the Company Non-Employee Director’s Stock Grant Plan, as amended and restated, the Company 1992 Non-Employee Director Stock Option Plan, as amended and restated, the Company 2006 Omnibus Incentive Plan, as amended, the Company 1992 Employee Stock Plan, as amended and restated, and the Company 2003 Employee Stock Option Plan, as amended and restated.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the quarterly period ended January 31, 2011.

“Confidentiality Agreement” means the letter agreement between Vector Capital Corporation and the Company dated January 14, 2011.

“Connecticut Transfer Form” means CTA Form I, II, III or IV, as appropriate, and any attachments thereto or filings made therewith.

“Contingent Cash Consideration Agreement” means a contingent cash consideration agreement substantially in the form attached as Exhibit A hereto.

“Contingent Cash Consideration Payment” means the right to receive contingent cash consideration payments, pursuant and subject to the terms and conditions of the Contingent Cash Consideration Agreement.

“Contract” means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, warranty, commitment or other instrument, obligation, arrangement or understanding of any kind.

“Connecticut Law” means the Connecticut Business Corporation Act.

“CTA” means Sections 22a-134 through 22a-134e of the Connecticut General Statutes (CGS).

“Desktop Software” means any off-the-shelf Third Party Software for desktop applications to which the right to use is granted pursuant to a nonexclusive license, including Microsoft Windows, Microsoft Office, Microsoft Access, Microsoft Visual Studio, Microsoft Visual SourceSafe, Microsoft MSDN, Microsoft SQL Server Express, Adobe Acrobat, Adobe Reader and AutoDesk AutoCAD.

“Environmental Laws” means any Applicable Laws or any legally-binding agreement with any Governmental Authority relating to the environment, pollution, natural resources or, as it relates to exposure to hazardous or toxic substances, human health and safety.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws for the operation of the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Excluded Party” means any Person, group of Persons or group that includes any Person (so long as such Person, together with all other members of such group, if any, who were members of such group immediately prior to the No-Shop Period Start Date, represent at least 50% of the equity financing of such group at all times following the No-Shop Period Start Date) from whom the Company or any of its Representatives has received prior to the No-Shop Period Start Date an Acquisition Proposal that the Board of Directors of the Company reasonably believes could lead to a Superior Proposal; provided, however, that such Person or group shall continue to be an “Excluded Party” following the No-Shop Period Start Date (i) only if (A) the Board of Directors of the Company has determined in good faith, after consultation with its financial advisor and outside legal counsel, that an Acquisition Proposal received by the Company or any of its Representatives from such Person or group prior to the No-Shop Period Start Date constitutes a Superior Proposal (whether or not the terms of such Acquisition Proposal have been documented in a definitive agreement) and (B) the Company has complied with the last sentence of Section 6.03(b) regarding such Acquisition Proposal and (ii) until 11:59 p.m. (New York City time) on the date that is 14 calendar days after the No-Shop Period Start Date; provided that if on or prior to such date the Board of Directors pursuant to Section 6.03(h) has given Parent notification of its intention to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 10.01(d)(i), such Person or group shall continue to be an Excluded Party unless (A) the Board of Directors of the Company determines that the most recent Acquisition Proposal (including any modified Acquisition Proposal made by such Person or group as contemplated by clause (B) of this proviso) received by the Company or any of its Representatives from such Person or group no longer constitutes a Superior Proposal (as a result of any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(h)) and (B) such Person or Group fails to make on or prior to the third Business Day after such determination by the Board of Directors of the Company a modified Acquisition Proposal which the Board of Directors of the Company promptly thereafter determines constitutes a Superior Proposal (compared to the most recent proposal to amend the terms of this Agreement made by Parent prior to the start of such three Business Day period) and gives Parent the new notification required pursuant to Section 6.03(h).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign, federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant or contaminant or any toxic, radioactive or otherwise hazardous substance, waste or material, or any other substance, waste or material that is regulated under any Environmental Law, including petroleum, its derivatives, byproducts and other hydrocarbons, polychlorinate biphenyls, lead and asbestos-containing material.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means any or all of the following and all rights in: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether or not patentable), invention disclosures, trade secrets, know how, computer software programs (in both source code and object code form), databases, business methods, technical data and customer lists, tangible or intangible proprietary information; (iii) all copyrights, copyrights registrations and applications therefor throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (vii) all Web addresses, sites and domain names and numbers.

“International Plan” means any material Employee Plan that is maintained by the Company or any of its Affiliates primarily for the benefit of current or former employees of the Company or any of its Subsidiaries based outside of the United States.

“IT Assets” means computers, computer software, firmware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all material associated documentation (other than any manual or other documentation that has not been customized for the owner, lessor or licensor, as applicable), owned, licensed or leased by the Company or any of its Subsidiaries (excluding any public networks).

“Key Employee” means any employee of the Company and its Subsidiaries with annual cash compensation (including target incentive opportunities) in excess of $150,000.

“knowledge” of any Person that is not an individual means the knowledge of such Person’s executive officers; provided, however, that “knowledge” of the Company means the knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on (i) the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect resulting from (A) changes in the financial, securities, credit or other capital markets or general economic or regulatory, legislative or political conditions, (B) changes or conditions generally affecting the industry in which such Person and its Subsidiaries operate, (C) geopolitical conditions, acts of war, sabotage or terrorism or natural or man-made disasters, (D) changes in Applicable Law or GAAP or interpretations thereof, (E) the failure, in and of itself, of such Person to meet any internal or published projections, forecasts, estimates or predictions or changes in the market price or trading volume of the securities of such Person or the credit rating of such Person (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if such facts are not otherwise excluded under this definition), (F) the announcement, pendency or consummation of the transactions contemplated by this Agreement, including any suit, action or proceeding in respect of this Agreement or the transactions contemplated by this Agreement, any loss or change in relationship with any customer, supplier, vendor or other business partner of such Person or any other disruption to the business of such Person, and (G) if such Person is the Company, (1) any action taken by the Company or any of its Subsidiaries at the written request, or with the written consent, of Parent or (2) the failure by the Company or any of its Subsidiaries to take any action if that action is prohibited by this Agreement to the extent that Parent fails to give its consent after receipt of a written request therefor, except, in the case of clause (A), (B), (C) or (D), to the extent having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its Subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect) or (ii) such Person’s ability to consummate the transactions contemplated by this Agreement.

“NYSE” means the New York Stock Exchange.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (i) Liens for Taxes that are not due and payable or that may thereafter be paid without interest or penalty, (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business with respect to obligations which are not delinquent, (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations with respect to obligations which are not delinquent, (iv) zoning, building and other similar codes and regulations, (v) any conditions that would be disclosed by a current, accurate survey or physical inspection, (vi) Liens, easements, rights-of-way, covenants and other similar restrictions that have been placed by any developer, landlord or other Person on property over which the Company or any of its Subsidiaries has easement rights or on any property leased by the Company or any of its Subsidiaries and subordination or similar agreements relating thereto and (vii) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Registered IP” means all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof; (ii) registered trademarks, registered service marks, applications to register trademarks, applications to register service marks and intent-to-use applications for trademarks or service marks; (iii) registered copyrights and applications for copyright registration; and (iv) domain name registrations and Internet number assignments.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Third Party Software” means any software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, open-source and freeware software) and any documentation or other material related to such software, and any derivative of any of the foregoing, that is (i) not solely owned by the Company and (ii) incorporated in, distributed with, or required, necessary or depended upon for the development or use of, any Company Product. Third Party Software includes (A) software that is provided to Company’s end-users in any manner, whether for free or for a fee, whether distributed or hosted, and whether embedded or incorporated in or bundled with any Company Product or on a standalone basis, (B) software that is used for development, maintenance or support of any Company Product, including development tools such as compilers, converters, debuggers or parsers, tracking and database tools such as project management software, source code control and bug tracking software, and software used for internal testing purposes, and (C) software that is used to generate code or other software that is described in clause (A) or (B).

“US Plan” means any material Employee Plan that is not an International Plan.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Acceptable Confidentiality Agreement	6.03
Access Representative	6.05
Access Request	6.05
Adverse Recommendation Change	6.03
Agreement	Preamble
Cash Consideration	2.02
Certificates	2.03
Closing	2.01
Company	Preamble
Company Awards	2.05
Company Award Cash Consideration	2.05
Company Board Recommendation	4.02
Company Employees	7.04
Company Preferred Stock	4.05
Company Related Parties	11.04
Company Restricted Share	2.05
Company RSU	2.05
Company RSU Cash Consideration	2.05
Company SEC Documents	4.07
Company Securities	4.05
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
Company Stock Option	2.05
Company Subsidiary Securities	4.06
Company Termination Fee	11.04
Debt Commitment Letter	5.06
Debt Financing	5.06
Dissenting Shares	2.04
D&O Insurance	7.03
Effective Time	2.01
Employee Plan	4.17
End Date	10.01
Equity Commitment Letters	5.06
Equity Financing	5.06
Exchange Agent	2.03

Term	Section

Excluded Party Termination	11.04
Financing	5.06
Financing Commitment Letters	5.06
Foreign Antitrust Laws	4.03
FY2012 Budget	6.01
Guarantor	Preamble
Holdco	5.01
Indemnified Person	7.03
Insurance Policies	4.19
In-the-Money Company Stock Option	2.05
In-the-Money Company Stock Option Cash Consideration	2.05
Lease	4.14
Limited Guaranty	Preamble
Major Customer	4.22
Major Supplier	4.22
Material Contract	4.21
Maximum Tail Premium	7.03
Merger	2.01
Merger Consideration	2.02
Merger Subsidiary	Preamble
Multiemployer Plan	4.17
Necessary IP	4.15
No-Shop Period Start Date	6.03
Option Exercise Price	2.05
Out-of-the-Money Company Stock Option	2.05
Parent	Preamble
Parent Expenses	11.04
Parent Related Parties	11.04
Parent Termination Fee	11.04
Proxy Statement	4.09
Registered Necessary IP	4.15
Representatives	6.03
Restructuring	6.05
Solvent	5.08
Specified Definitive Agreement	10.01
Superior Proposal	6.03
Surviving Corporation	2.01
Tax	4.16
Tax Return	4.16
Tax Sharing Agreements	4.16
Taxing Authority	4.16
Title IV Plan	4.17
Uncertificated Shares	2.03

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections,

Annexes, Exhibits and Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement unless otherwise specified. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any terms used in any Annex, Exhibit or Schedule or in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definition of terms herein shall apply equally to the singular and the plural. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such shall not mean simply “if”. The word “or” shall not be exclusive. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to June 10, 2011. The phrase “the transactions contemplated by this Agreement” or “the transactions contemplated hereby” shall not include the Restructuring. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless otherwise specified, references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that any agreement or contract listed on any schedules hereto must indicate whether such agreement or contract has been amended, modified or supplemented. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

The Merger

Section 2.01.  The Merger.  (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Connecticut Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Connecticut Secretary of the State and make all other filings or recordings required by Connecticut Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Connecticut Secretary of the State (or at such later time as may be specified in the certificate of merger).

(d) From and after the Effective Time, the Merger shall have the effects set forth in Section 33-820 of Connecticut Law.

Section 2.02.  Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) $11.00 in cash, without interest (the “Cash Consideration”), and (ii) a Contingent Cash Consideration Payment (together with the Cash Consideration, the “Merger Consideration”);

(b) each share of Company Stock held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(c) each share of Company Stock held by any Subsidiary of either the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of common stock, par value $0.01 per share, of the Surviving Corporation such that each such Subsidiary owns the same percentage of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned of the Company immediately prior to the Effective Time; and

(d) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, together with the shares described in Section 2.02(c), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03.  Surrender and Payment.  (a) Prior to the Effective Time, Parent shall appoint Computershare Trust Company, N.A., or if Computershare Trust Company, N.A. is not willing to so act, another agent that is reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). Parent shall make available to the Exchange Agent, as needed, the Cash Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, but in no event later than three Business Days after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Cash Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Cash Consideration made available to the Exchange Agent pursuant to Section 2.04 in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.04.  Dissenting Shares.  If the stockholders of the Company are entitled to appraisal rights under Connecticut Law, then, notwithstanding Section 2.02, shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Stock canceled in accordance with Section 2.02(b) and held by a holder who has not voted in favor of approval of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Connecticut Law (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Connecticut Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Connecticut Law; provided that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Connecticut Law, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.02(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Connecticut Law that relates to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands under Connecticut Law consistent with the obligations of the Company thereunder. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.05.  Company Equity Awards.  (a) At or immediately prior to the Effective Time, each option to purchase shares of Company Stock outstanding under any Company Stock Plan (a “Company Stock Option”) that has an exercise price per share of Company Stock underlying such Company Stock Option (the “Option Exercise Price”) that is less than the Cash Consideration (each such Company Stock Option, an “In-the-Money Company Stock Option”), whether or not exercisable or vested, shall be converted into the right to receive, (i) an amount in cash determined by multiplying (A) the excess of the Cash Consideration over the Option Exercise Price of such In-the-Money Company Stock Option by (B) the number of shares of Company Stock subject to such In-the-Money Company Stock Option (such amount, the “In-the-Money Company Stock Option Cash Consideration”) and (ii) a Contingent Cash Consideration Payment for each share of Company Stock subject to such In-the-Money Company Stock Option immediately prior to the Effective Time. Parent shall cause the Surviving Corporation to pay the In-the-Money Company Stock Option Cash Consideration at or reasonably promptly after the Effective Time (but in no event later than ten Business Days after the Effective Time). Contingent Cash Consideration Payments in respect of In-the-Money Company Stock Options shall be subject to the same terms and conditions as apply to Contingent Cash Consideration Payments in respect of Company Stock generally.

(b) At or immediately prior to the Effective Time, each Company Stock Option that has an Option Exercise Price that is equal to or greater than the Cash Consideration (each such Company Stock Option, an “Out-of-the-Money Company Stock Option”), whether or not exercisable or vested, shall be converted into the right to receive a Contingent Cash Consideration Payment for each share of Company Stock subject to such Out-of-the-Money Company Stock Option immediately prior to the Effective Time. Contingent Cash Consideration Payments in respect of Out-of-the-Money Company Stock Options shall be subject to the same terms and conditions as apply to Contingent Cash Consideration Payments in respect of Company Stock generally.

(c) Immediately prior to the Effective Time, each share of Company Stock granted subject to vesting or other lapse restrictions under any Company Stock Plan (each, a “Company Restricted Share”) that is outstanding immediately prior to the Effective Time shall vest in full and become free of such restrictions as of the Effective Time and, at the Effective Time, shall be converted into the right to receive the Merger Consideration in accordance with Section 2.02(a) and under the same terms and conditions as apply to the receipt of the Merger Consideration by holders of Company Stock generally.

(d) At or immediately prior to the Effective Time, each restricted share unit with respect to shares of Company Stock granted under a Company Stock Plan (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) an amount in cash equal to (A) the number of shares of Company Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (B) the Cash Consideration (such amount, the “Company RSU Cash Consideration”) and (ii) a Contingent Cash Consideration Payment for each share of Company Stock subject to such Company RSU immediately prior to the Effective Time. Parent shall cause the Surviving Corporation to pay the Company RSU Cash Consideration at or reasonably promptly after the Effective Time (but in no event later than ten Business Days after the Effective Time). Contingent Cash Consideration Payments in respect of Company RSUs shall be subject to the same terms and conditions as apply to Contingent Cash Consideration Payments in respect of Company Stock generally.

(e) At or immediately prior to the Effective Time, each award of any kind consisting of shares of Company Stock that may be held, awarded, outstanding, payable or reserved for issuance under any Company Stock Plan or other Employee Plan or otherwise, other than Company Stock Options, Company Restricted Shares and Company RSUs (collectively, the “Company Awards”), shall be converted into (i) an obligation of the Surviving Corporation to pay to the holder of such Company Award an amount in cash equal to (A) the number of shares of Company Stock subject to such Company Award immediately prior to the Effective Time multiplied by (B) the Cash Consideration (such amount, the “Company Award Cash Consideration”) and (ii) the right of the holder of such Company Award to receive a Contingent Cash Consideration Payment for each share of Company Stock subject to such Company Award immediately prior to the Effective Time. The Company Award Cash Consideration shall be paid or distributed within ten Business Days following the earliest date which would not result in adverse tax consequences under Section 409A of the Code to the holder of such Company Awards. Contingent Cash Consideration Payments in respect of Company Awards shall be subject to the same terms and conditions as apply to Contingent Cash Consideration Payments in respect of Company Stock generally.

(f) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering any Company Stock Plan) shall adopt such resolutions or take action by written consent in lieu of a meeting, providing for the transactions contemplated by this Section 2.05. The Company shall provide that, following the Effective Time, no holder of any Company Stock Option, Company Restricted Share, Company RSU or Company Award shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof.

(g) The holders of Company Stock Options, Company Restricted Shares, Company RSUs and Company Awards shall have the right to enforce, and shall be beneficiaries with respect to, the provisions of this Section 2.05.

Section 2.06.  Withholding Rights.  Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Stock, Company Stock Options, Company Restricted Shares,

Company RSUs or Company Awards, as applicable, in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.07.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

The Surviving Corporation

Section 3.01.  Certificate of Incorporation.  The certificate of incorporation of the Company shall be amended at the Effective Time to read in its entirety as set forth in Exhibit B hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02.  Bylaws.  The bylaws of the Company shall be amended at the Effective Time to read in their entirety as the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time and as so amended shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03.  Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

Representations and Warranties of the Company

Except as set forth in the Company SEC Documents that are available as of the date of this Agreement (other than any disclosures contained in the “Cautionary Note Concerning Factors That May Influence Future Results” or “Risk Factors” sections thereof and any other statements therein that are forward-looking in nature and only to the extent that the relevance of a disclosure or statement therein to a Section or subsection of this Agreement is reasonably apparent on its face) or the Company Disclosure Schedule (subject to Section 11.05), the Company represents and warrants to Parent that:

Section 4.01.  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Connecticut and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Complete and correct copies of the certificate of incorporation and bylaws of the Company, each as amended to the date of this Agreement, are included or incorporated by reference in the Company SEC Documents that are available as of the date of this Agreement.

Section 4.02.  Corporate Authorization.  (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. Assuming the representations and warranties set forth in Section 5.10 are true, the affirmative vote of the holders of Company Stock representing a majority of the votes entitled to be cast on the approval of this Agreement is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). Assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held where all directors were present, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (ii) unanimously adopted and declared advisable this Agreement and the transactions contemplated hereby and (iii) unanimously resolved, subject to Section 6.03, to recommend approval of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Connecticut Secretary of the State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and competition, merger control, antitrust or similar Applicable Law of jurisdictions other than the United States (“Foreign Antitrust Laws”), (c) compliance with any applicable requirements of the 1934 Act and any other applicable state or federal securities laws, (d) compliance with any applicable rules of the NYSE, (e) any action or filing to comply with the CTA and (f) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04.  Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization by which any asset or business of the Company or any of its Subsidiaries is bound or under which the Company or any of its Subsidiaries operates or (d) result in the creation or imposition of any Lien on any asset or business of the Company or any of its Subsidiaries, except, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05.  Capitalization.  (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Stock and 10,000,000 shares of preferred stock, $0.01 par value per share, of the Company (“Company Preferred Stock”). As of June 10, 2011, there were (i) 25,095,580 shares of Company Stock outstanding (which number includes 704,667 outstanding Company Restricted Shares, 1,420 shares of Company Stock subject to outstanding Company RSUs and 231,281 shares of Company Stock subject to outstanding Company Awards), (ii) an aggregate of 2,076,376 shares of Company Stock subject to outstanding Company Stock Options and (iii) no shares of Company Preferred Stock outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan or other Employee Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(b) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 4.05 and for changes since June 10, 2011 resulting from the exercise of Company Stock Options or settlement of Company RSUs or Company Awards outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, other than (A) the acquisition by the Company of shares of Company Stock in connection with the surrender of shares of Company Stock by holders of Company Stock Options in order to pay the exercise price thereof, (B) the withholding of shares of Company Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition by the Company of Company Stock Options, Company Restricted Shares, Company RSUs and Company Awards in connection with the forfeiture of such awards and (D) as required by any Employee Plan as in effect on the date of this Agreement. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(c) Except as set forth in this Section 4.05, none of (i) the shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06.  Subsidiaries.  (a) Section 4.06(a) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of each Subsidiary of the Company and its place and form of organization.

(b) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens) and free of any transfer restriction (other than transfer restrictions of general applicability as may be provided under the 1933 Act or other applicable securities laws) or ownership limitation, including any restriction on the right to vote. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are

no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(d) Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 4.07.  SEC Filings and the Sarbanes-Oxley Act.  (a) The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished to the SEC by the Company since May 1, 2009 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c) As of its effective date (in the case of Company SEC Documents that are registration statements filed pursuant to the 1933 Act) or as of its filing date (in the case of all other Company SEC Documents), and as of the effective date or filing date, as applicable, of any amendment, each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act or the 1934 Act, as the case may be.

(d) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed pursuant to the 1934 Act subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(e) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(f) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is (i) recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC and (ii) is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. Based on the most recent evaluation of disclosure controls prior to the date hereof by Company’s management, such disclosure controls and procedures are effective.

(g) Since May 1, 2009, the Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since May 1, 2009.

(h) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company.

(i) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(j) Since May 1, 2009, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, to which the Company or any of its Subsidiaries was a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act.

(k) None of the Company or any of its Subsidiaries has any off-balance sheet arrangement (as defined in Item 303 of Regulation S-K promulgated under the 1933 Act) that would be required to be disclosed under Item 303 of Regulation S-K promulgated under the 1933 Act.

Section 4.08.  Financial Statements.  The audited consolidated financial statements and unaudited consolidated quarterly financial statements (in each case, including the related notes) of the Company included or incorporated by reference in the Company SEC Documents in all material respects (a) have been prepared in conformity with GAAP applied on a consistent basis for the periods then ended (except as may be indicated in the notes thereto) and (b) fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except, in the case of any unaudited quarterly financial statements with respect to clause (a) or (b), as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and subject to normal year-end audit adjustments).

Section 4.09.  Disclosure Documents.  The information supplied by the Company for inclusion in the proxy statement, or any amendment or supplement thereto, to be sent to the Company stockholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Proxy Statement”) shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is first mailed to the stockholders of the Company or at the time of the Company Stockholder Approval contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 4.10.  Absence of Certain Changes.  (a) From the Company Balance Sheet Date until the date hereof, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice and (ii) there has not been any event, occurrence, development of a state of circumstances or facts that has had and continues to have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01(a), 6.01(b)(ii), 6.01(e), 6.01(h), 6.01(l), 6.04 or, to the extent applicable to any of Section 6.01(a), 6.01(b)(ii), 6.01(e), 6.01(h) or 6.01(l), 6.01(n).

Section 4.11.  No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities or obligations disclosed, reflected or reserved against in the Company Balance Sheet; (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date; (c) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12.  Compliance with Laws and Court Orders.  (a) The Company and each of its Subsidiaries is in compliance with, and (i) to the knowledge of the Company, is not under investigation by any Governmental Authority with respect to, and (ii) has not been given notice by any Governmental Authority of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.13.  Litigation.  There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries for whom the Company or any of its Subsidiaries may be liable or any property of the Company or of any of its Subsidiaries before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by any Governmental Authority or arbitrator that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.14.  Properties.  (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company or its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, free and clear of all Liens except Permitted Liens, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each lease or sublease (each, a “Lease”) under which the Company or any of its Subsidiaries leases or subleases any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received any notice in writing that it has breached, violated or defaulted under any Lease.

Section 4.15.  Intellectual Property.  (a) Section 4.15(a) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all product families of all material Company Products.

(b) The Company and its Subsidiaries own or otherwise hold sufficient rights in all material Intellectual Property necessary for or used in the conduct of the business of the Company and its Subsidiaries as currently conducted (the “Necessary IP”), free and clear of any Liens (other than Permitted Liens). The consummation of the transactions contemplated hereby do not and will not result in any change of or any loss of any rights in any Necessary IP or result in the creation of any Lien (other than Permitted Liens) with respect to the material Company Owned IP.

(c) As of the date of this Agreement, there are no legal disputes or claims pending or, to the knowledge of the Company, threatened (i) alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any Person by the Company or any of its Subsidiaries or by any Company Products, or (ii) challenging the scope, ownership, validity, or enforceability of any Company Owned IP or of the Company and its Subsidiaries’ rights under the Necessary IP, in each case that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company or its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person, except for such infringements, misappropriations or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) No Person, other than the Company and its Subsidiaries, possesses any material current or contingent rights to license, sell or otherwise distribute any material Company Products or any material Company Owned IP, and there are no material rights of Third Parties affecting the ability of the Company or any of its Subsidiaries to disclose, use, license or otherwise dispose of any material Company Owned IP or material Company Product.

(e) Section 4.15(e) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all Necessary IP that is Company Registered IP (the “Registered Necessary IP”). The Company and its Subsidiaries have paid all maintenance fees and filed all statements of use reasonably necessary to maintain and protect the Registered Necessary IP and have disclosed in all material respects information required by any Governmental Authority concerning the Registered Necessary IP to such Governmental Authority. None of the Registered Necessary IP has been adjudged invalid or unenforceable in whole or material part.

(f) The Company and its Subsidiaries have taken commercially reasonable steps to protect their rights in the Necessary IP and material Company Owned IP and to protect any confidential information provided to them by any other Person under obligation of confidentiality.

(g) The Company and its Subsidiaries have obtained from all parties (including Employees and current or former consultants and subcontractors) who have created any portion of, or otherwise who would have any rights in or to, any material Company Owned IP, written assignments of any such work, invention, improvement or other rights to the Company and its Subsidiaries and have made available to Parent complete and correct copies of the Company’s customary forms of such assignments.

(h) Section 4.15(h) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all material third-party Intellectual Property (other than any Third Party Software) sold with, incorporated into, distributed in connection with or used in the development of any Company Product or any product (including any software product) under development by the Company or any of its Subsidiaries as of the date of this Agreement that the Company or any of its Subsidiaries intends to sell, license or lease.

(i) Section 4.15(i) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all material Third Party Software (other than any Desktop Software) sold with, incorporated into, distributed in connection with or used in the development of any Company Product or any product (including any software product) under development by the Company or any of its Subsidiaries as of the date of this Agreement that the Company or any of its Subsidiaries intends to sell, license or lease.

(j) Neither the Company nor any of its Subsidiaries has incorporated any Third Party Software into any Company Product in a manner that would reasonably be expected to (i) require any material Company Owned IP to be licensed, sold or disclosed, (ii) grant the right to decompile, disassemble or reverse engineer the source code of any material Company Owned IP or (iii) limit the ability to charge license fees or otherwise seek compensation in connection with the licensing or distribution of any material Company Owned IP.

(k) No funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any material Company Owned IP. Neither the Company nor any Subsidiary is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or such Subsidiary to grant or offer to any third party any license or right to any material Company Owned IP.

(l) The IT Assets are sufficient in all material respects for the conduct of the business of the Company and its Subsidiaries as currently conducted.

Section 4.16.  Taxes.  (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns were complete and correct in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual on their respective books for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c) The U.S. federal income Tax Returns of the Company and its Subsidiaries through the Tax year ended April 30, 2007 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d) There is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(e) During the two year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) Neither the Company nor any of its Subsidiaries has any material ownership interest in real property in any jurisdiction except the State of Connecticut, the United Kingdom and Germany.

(g) No written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(h) Neither the Company nor any of its Subsidiaries will be required to include any material adjustment in taxable income for any tax period (or portion thereof) ending after the date of the Closing pursuant to Section 481(c) of the Code (or any comparable provision of Applicable Law) as a result of a change in accounting methods prior to the Closing.

(i) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation 1.6011-4 for which disclosure on a Tax Return was required under the applicable Treasury Regulations.

(j) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) in the case of the Company or any of its Subsidiaries, liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s tax liability.

(k) Notwithstanding any provision of this Agreement to the contrary, Section 4.10(b) (to the extent Section 4.10(b) references Section 6.04), Section 4.17 and this Section 4.16 shall contain the sole and exclusive representations and warranties of the Company with respect to Taxes.

Section 4.17.  Employee Benefit Plans.  (a) Section 4.17(a) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each material Employee Plan. “Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, other than (i) any Multiemployer Plan and (ii) any plan, policy, program, arrangement or understanding mandated by Applicable Law. Copies of the material Employee Plans (and, if applicable, related trust or funding agreements or insurance policies) and all material amendments thereto have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990), if any, prepared in connection with any such plan or trust.

(b) As of April 30, 2011, the fair market value of the assets of each US Plan subject to Title IV of ERISA (other than a Multiemployer Plan) (a “Title IV Plan”), excluding for these purposes any accrued but unpaid contributions, exceeded the present value of all benefits accrued under such Title IV Plan determined on a termination basis using the assumptions established by the Pension Benefit Guaranty Corporation as in effect on such date. With respect to each Title IV Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) no “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day notice period has not been waived has occurred and (ii) no event described in Section 4062 or 4063 of ERISA has occurred.

(c) Neither the Company nor any ERISA Affiliate of the Company has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Effective Time, (A) any material liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any Title IV Plan or Multiemployer Plan or (B) any material liability under Section 4971 of the Code that in either case could become a material liability of the Surviving Corporation or any of its Subsidiaries or Parent or any of its ERISA Affiliates after the Effective Time.

(d) Neither the Company nor any ERISA Affiliate contributes to, or has in the past six years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(e) Each US Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and, to the knowledge of the Company, no revocation of any such determination letter has been threatened. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such US Plan.

(f) Each US Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such US Plan.

(g) Except as required by non-U.S. Applicable Law, or any collective bargaining agreement, works council or other Contract with a labor union or employee organization, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan or (iii) give rise to the payment of any amount that would subject any Person to the excise tax pursuant to Section 4999 of the Code.

(h) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except (i) coverage or benefits as required under Section 4980B of the Code or any other non-U.S. Applicable Law or similar U.S. Applicable Law or any collective bargaining agreement, works council or other Contract with a labor union or employee organization, or (ii) coverage or benefits the future cost of which is borne by the employee or former employee.

(i) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority, other than routine claims for benefits, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each International Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such plan was intended so to qualify) and in good standing with applicable regulatory authorities and (ii) each International Plan intended to be funded or book reserved is fully funded or book reserved, as appropriate, based on reasonable actuarial assumptions.

(k) Section 4.17(k) of the Company Disclosure Schedule contains a complete and correct list of each outstanding Company Stock Option, Company Restricted Share and Company RSU, including the holder, date of grant, exercise or purchase price and number of shares of Company Stock subject thereto.

(l) Notwithstanding any provision of this Agreement to the contrary, Section 4.05 and this Section 4.17 shall contain the sole and exclusive representations and warranties of the Company with respect to matters relating to compensation and employee benefit plans.

Section 4.18.  Labor and Employment Matters.  (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other material Contract with a labor union or organization with respect to employees based in the United States. The Company has made available to Parent copies of its collective bargaining agreements and similar Contracts with respect to employees based outside the United States, other than any such agreements or Contracts that are industry-wide or nation-wide. There is no (i) material unfair labor practice, material labor dispute (other than routine individual grievances) or material labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) as of the date hereof, activity or proceeding by a labor union or representative thereof to the knowledge of the Company to organize any employees of the Company or any of its Subsidiaries or (iii) material lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to such employees, and during the last three years there has not been any such action.

(b) The Company is in compliance with all Applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, other than instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) Notwithstanding any provision of this Agreement to the contrary, this Section 4.18 shall contain the sole and exclusive representations and warranties of the Company with respect to labor and employment matters.

Section 4.19.  Insurance Policies.  Section 4.19(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”). There is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which the Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) all of the Insurance Policies or renewals thereof are in full force and effect, (ii) all premiums due and payable under all of the Insurance Policies have been paid when due and (iii) the Company and its Subsidiaries are otherwise in material compliance with the terms of all of the Insurance Policies (or other policies and bonds providing substantially similar insurance coverage). Section 4.19(b) of the Company Disclosure Schedule lists each material insurance claim made by the Company or any of its Subsidiaries between the Company Balance Sheet Date and the date of this Agreement.

Section 4.20.  Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a) (i) no written notice, notification, demand, request for information, citation, summons or order has been received and remains unresolved, no complaint has been filed and is pending, no penalty has been assessed and remains unresolved, and no action, claim, suit or proceeding is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person, in each case that alleges that the Company or any of its Subsidiaries has violated, failed to comply with, or has any liability under any Environmental Law; (ii) the Company and its Subsidiaries are and, except for matters that have been fully and finally resolved, have been in compliance with all Environmental Laws and all Environmental Permits; and (iii) there has been no Release of any Hazardous Substances that would reasonably be expected to result in any action, claim, suit or proceeding against or liability or obligation of the Company or any of its Subsidiaries under or pursuant to any Environmental Law.

(b) There is no Phase I or Phase II environmental site assessment or other environmental investigation report, remedial report or environmental study or audit conducted in the past three years of which the Company is in possession, custody or control as of the date hereof that relates to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries a copy of which has not been made available to Parent at least one Business Day prior to the date hereof.

Section 4.21.  Material Contracts.  (a) Except for this Agreement and the Contracts filed as exhibits to the Company SEC Documents that are available as of the date of this Agreement, Section 4.21(a) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each of the following Contracts to which the Company or any of its Subsidiaries is a party or which bind their respective properties or assets:

(i) each Contract that involves performance of services or delivery of goods, products or developmental, consulting or other services commitments by the Company or any of its Subsidiaries and that (A) provided for payments to the Company of $350,000 or more in the Company’s fiscal year ended April 30, 2011 or (B) provides for aggregate payments to the Company after the date hereof of $2,000,000 or more, other than Contracts terminable by the Company or one of its Subsidiaries on no more than 90 days’ notice or in connection with an annual renewal without liability or financial obligation to the Company or any of its Subsidiaries;

(ii) each Contract that involves performance of services or delivery of goods, materials, supplies or equipment or developmental, consulting or other services commitments to the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries and that (A) provided for payments by the Company of $350,000 or more in the Company’s fiscal year ended April 30, 2011 or (B) provides for aggregate payments by the Company after the date hereof of $2,000,000 or more, other than Contracts terminable by the Company or one of its Subsidiaries on no more than 90 days’ notice or in connection with an annual renewal without liability or financial obligation to the Company or any of its Subsidiaries;

(iii) each Contract that contains any provisions restricting the Company or any of its Affiliates or their successors from (A) competing or engaging in any activity or line of business or with any Person or in any area or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which, pursuant to its terms, could have such effect after the Closing solely as a result of the consummation of the transactions contemplated hereby, or (B) hiring or soliciting for hire the employees or contractors of any Third Party (other than non-hire and non-solicitation provisions contained in confidentiality agreements), except in the case of each of clauses (A) and (B) for such restrictions that are not material to the Company and its Subsidiaries, taken as a whole;

(iv) each Contract that (A) grants any exclusive rights to any Third Party, including any exclusive license or supply or distribution agreement or other exclusive rights, or which, pursuant to its terms, could have such effect after the Closing solely as a result of the consummation of the transactions contemplated hereby, (B) grants any rights of first refusal or rights of first negotiation with respect to any product, service or Company Owned IP, (C) contains any provision that requires the purchase of all or any portion of the Company’s or any of its Subsidiaries’ requirements from any Third Party or (D) grants “most favored nation” rights, except in the case of each of clauses (A), (B), (C) and (D) for such rights and provisions that are not material to the Company and its Subsidiaries, taken as a whole;

(v) each Contract pursuant to which the Company or any of its Subsidiaries has or has been granted any license to Intellectual Property (other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice), except for such licenses that are not material to the Company and its Subsidiaries, taken as a whole;

(vi) each Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $350,000 or (B) between or among any of the Company and its Subsidiaries;

(vii) each Contract pursuant to which the Company or any of its Subsidiaries is a party that creates or grants a material Lien on properties or other assets of the Company or any of its Subsidiaries, other than any Permitted Liens;

(viii) each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (except for the Company or any of its Subsidiaries), other than (A) extensions of credit in the ordinary course of business consistent with past practice and (B) investments in marketable securities in the ordinary course of business;

(ix) each Contract under which the Company or any of its Subsidiaries has any obligations (including indemnification obligations) which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of all or any portion of any business (excluding, for the avoidance of doubt, acquisitions or dispositions of inventory, properties and other assets in the ordinary course of business) for consideration in excess of $350,000 (whether by merger, sale of stock, sale of assets or otherwise);

(x) each partnership, joint venture or other similar Contract or arrangement that is material to the Company and its Subsidiaries, taken as a whole;

(xi) each Contract entered into since May 1, 2009 in connection with the settlement or other resolution of any action or proceeding under which the Company or any of its Subsidiaries have any continuing obligations, liabilities or restrictions that are material to the Company and its Subsidiaries, taken as a whole, or that involved payment by the Company or any of its Subsidiaries of more than $250,000; and

(xii) each Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Contract disclosed in Section 4.21(a) of the Company Disclosure Schedule or required to be disclosed pursuant to Section 4.21(a) (each, a “Material Contract”) (unless it has terminated or expired (in each case according to its terms)) is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. Neither the Company nor any of its Subsidiaries has received, as of the date of this Agreement, any notice in writing to terminate, in whole or in part, or not renew any Material Contract. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach under the terms of any Material Contract and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

(c) Complete, correct and unredacted copies of each Material Contract, as amended and supplemented, have been filed with SEC or made available by the Company to Parent.

Section 4.22.  Customers and Suppliers.  Section 4.22(a) of the Company Disclosure Schedule lists the ten largest customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended January 31, 2011) (each, a “Major Customer”). Section 4.22(b) of the Company Disclosure Schedule lists the ten largest suppliers of the Company and its Subsidiaries (determined on the basis of aggregate purchases made by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended January 31, 2011) (each, a “Major Supplier”). Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company has not received, as of the date of this Agreement, any notice in writing from any Major Customer or Major Supplier that it intends to terminate, or not renew, its relationship with the Company or its Subsidiaries.

Section 4.23.  Compliance with the U.S. Foreign Corrupt Practices Act and Other Applicable Anti-Corruption Laws.  Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries have complied with the U.S. Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption laws.

Section 4.24.  Finders’ Fees.  Except for RA Capital Advisors LLC and Peter J. Solomon Securities Company, LLC there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.25.  Opinion of Financial Advisor.  The Company has received the opinion of each of RA Capital Advisors LLC and Peter J. Solomon Securities Company, LLC, financial advisors to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s stockholders from a financial point of view. A signed copy of each such opinion will be made available to Parent for information purposes only promptly following the date of this Agreement.

Section 4.26.  Antitakeover Statutes.  Assuming the representations and warranties set forth in Section 5.10 are true, the Company has taken all action necessary to exempt this Agreement, the Merger and the other transactions contemplated hereby from Sections 33-841 and 33-844 of Connecticut Law. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement, the Merger or the other transactions contemplated hereby.

ARTICLE 5

Representations and Warranties of Parent

Parent represents and warrants to the Company that:

Section 5.01.  Corporate Existence and Power.  Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent has heretofore made available to the Company complete and correct copies of the certificates of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect. Since the date of its incorporation, each of Parent, Merger Subsidiary and each wholly-owned direct or indirect Subsidiary of Parent that is a direct or indirect parent of Merger Subsidiary (each, a “Holdco”) has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby. Parent or any Holdco owns beneficially and of record all of the outstanding capital stock of Merger Subsidiary and each Holdco.

Section 5.02.  Corporate Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. Assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03.  Governmental Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Connecticut Secretary of the State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and Foreign Antitrust Laws, (iii) compliance with any applicable requirements of the 1934 Act and any other state or federal securities laws, (iv) compliance with any applicable rules of the NYSE, (v) any action or filing to comply with the CTA and (vi) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.04.  Non-contravention.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, as applicable, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization by which any asset of Parent or any of its Subsidiaries is bound or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.05.  Disclosure Documents.  The information supplied by Parent or Merger Subsidiary for inclusion in the Proxy Statement shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is first mailed to the stockholders of the Company or at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 5.06.  Financing.  (a) Parent has delivered to the Company complete and correct copies of (i) a fully executed commitment letter (the “Debt Commitment Letter”) from Fortress Credit Corp. confirming its commitment to provide Parent with debt financing in connection with the transactions contemplated hereby

(the “Debt Financing”) and (ii) fully executed commitment letters (the “Equity Commitment Letters,” and together with the Debt Commitment Letter, the “Financing Commitment Letters”) from each of the parties listed on Annex II hereto confirming the respective counterparties’ commitments to provide Parent with equity financing in connection with the transactions contemplated hereby (the “Equity Financing,” and together with the Debt Financing, the “Financing”).

(b) The Equity Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and the other parties thereto. Each of the Debt Commitment Letters is in full force and effect and is a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto. Parent or Merger Subsidiary has fully paid any and all commitment or other fees in connection with the Financing Commitment Letters that are payable on or prior to the date hereof. As of the date hereof, none of the Financing Commitment Letters have been amended or modified in any respect, no such amendment or modification is contemplated and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Subsidiary or, to the knowledge of Parent, any other party thereto under any Financing Commitment Letter. There are no conditions precedent to the funding of the full amount of the Financing other than the conditions precedent set forth in the Financing Commitment Letters, and Parent has no reason to believe that any term or condition of closing of the Financing that is required to be satisfied will not be satisfied, or that the Financing will not be made available to Parent on the date of the Closing. As of the date hereof, there are no Contracts to which Parent or any of its Affiliates is a party that contain any Additional Financing Terms. The aggregate proceeds of the Financing are in an amount sufficient to consummate the Merger upon the terms contemplated by this Agreement and pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives pursuant to this Agreement.

Section 5.07.  Limited Guaranty.  Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed Limited Guaranty. The Limited Guaranty is in full force and effect and constitutes a valid and binding obligation of each Guarantor, enforceable against each Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of any Guarantor under the Limited Guaranty.

Section 5.08.  Solvency.  Assuming (a) satisfaction of the conditions set forth in Sections 9.01 and 9.02, and after giving effect to the transactions contemplated hereby, including the Financing and the payment of the aggregate Merger Consideration, (b) the accuracy of the representations and warranties contained in Article 4, (c) the accuracy of the estimates, projections or forecasts of the Company and its Subsidiaries made available to Parent, (c) payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby and (d) payment of all related fees and expenses, the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Law governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 5.09.  Certain Arrangements.  There are no Contracts or commitments to enter into Contracts upon terms agreed on or prior to the date hereof (a) between Parent, Merger Subsidiary, the Guarantors or any of their Affiliates, on the one hand, and any director, officer or employee of the Company or any of its Subsidiaries, on the other hand, or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 5.10.  Ownership of Company Securities.  Neither Parent nor Merger Subsidiary nor any of their affiliates or associates (as defined in Section 33-843 of Connecticut Law) is the beneficial owner (as defined in Section 33-843 of Connecticut Law) of any Company Securities or Company Subsidiary Securities or holds any rights to acquire any Company Securities or Company Subsidiary Securities except pursuant to this Agreement.

ARTICLE 6

Covenants of the Company

The Company agrees that:

Section 6.01.  Conduct of the Company.  Except for matters set forth in Section 6.01 of the Company Disclosure Schedule, as contemplated by this Agreement, as required by Applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld), from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of its directors, officers and key employees and (iii) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except for matters set forth in Section 6.01 of the Company Disclosure Schedule, as contemplated by this Agreement, as required by Applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld), from the date hereof until the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent in the ordinary course of business consistent with past practice or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities, other than (A) the acquisition by the Company of shares of Company Stock in connection with the surrender of shares of Company Stock by holders of Company Stock Options in order to pay the exercise price thereof, (B) the withholding of shares of Company Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition by the Company of Company Stock Options, Company Restricted Shares, Company RSUs and Company Awards in connection with the forfeiture of such awards and (D) as required by any Employee Plan as in effect on the date of this Agreement;

(c) (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien (other than Permitted Liens) or otherwise encumber or dispose of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of Company Stock upon the exercise of Company Stock Options or settlement of Company RSUs or Company Awards that are outstanding on the date of this Agreement, in each case in accordance with their terms on the date of this Agreement and (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget as set forth in Section 6.01(d) of the Company Disclosure Schedule and (ii) any unbudgeted capital expenditures not to exceed $250,000 individually or $750,000 in the aggregate;

(e) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to the Company or any of its Subsidiaries;

(f) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses if the aggregate amount of consideration paid or transferred by the Company and its Subsidiaries would exceed $500,000, other than raw materials and supplies in the ordinary course of business consistent with past practice;

(g) (i) sell, lease or otherwise transfer any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses if the aggregate amount of consideration paid or transferred to the Company and its Subsidiaries would exceed $500,000, other than (A) pursuant to existing contracts or commitments or (B) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice or (ii) create or incur any Lien (other than Permitted Liens) on any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than pursuant to existing contracts or commitments;

(h) (i) repurchase, prepay or incur any indebtedness for borrowed money, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person, or enter into any arrangement having the economic effect of any of the foregoing (other than (A) in connection with the financing of ordinary course trade payables consistent with past practice, (B) accounts payable in the ordinary course of business consistent with past practice or (C) short-term borrowings in the ordinary course of business consistent with past practice, provided that the Company shall provide notice to Parent if such outstanding short-term borrowings exceed $3,000,000), or (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) to the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or (B) accounts receivable and extensions of credit in the ordinary course of business and advances of expenses to employees in the ordinary course of business consistent with past practice);

(i) except as is in the ordinary course of business, (i) enter into any Contract that would have been a Material Contract if entered into prior to the date hereof or (ii) amend, renew, extend, modify or terminate, or otherwise waive, release or assign any rights, claims or benefits of the Company or any of its Subsidiaries under, any Material Contract (or Contract that would have been a Material Contract if entered into prior to the date hereof) if such amendment, renewal, extension, modification, termination, waiver, release or assignment would be material and adverse to the Company and its Subsidiaries, taken as a whole;

(j) enter into any Contract that contains any provisions restricting the Company or any of its Affiliates from competing or engaging in any material respect in any activity or line of business or with any Person or in any area or pursuant to which any material benefit or right is required to be given or lost as a result of so competing or engaging, or which, pursuant to its terms, could have such effect after the Closing solely as a result of the consummation of the transactions contemplated hereby;

(k) except pursuant to the terms of any Employee Plan as in effect on the date of this Agreement, (i) other than in the ordinary course of business and consistent with the Company’s budget in respect of its fiscal year ending April 30, 2012 made available to Parent prior to date hereof (the “FY2012 Budget”), hire any new employee to whom a written offer of employment has not previously been offered and accepted prior to the date of this Agreement who, upon such hire, would be a Key Employee or, after the date of this Agreement, extend any new offers of employment with the Company or any of its Subsidiaries to any individual who would be a Key Employee, (ii) other than in the ordinary course of business and consistent with the FY2012 Budget, grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any increase in compensation, bonus or benefits in addition to those pursuant to arrangements in effect on the date hereof, (iii) other than in the ordinary course of business in the event of an actual or planned termination of an officer or employee based outside of the U.S., grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any increase in severance, change of control or termination pay or benefits, (iv) other than in the ordinary course of business and consistent with the FY2012 Budget, establish, adopt, enter into or amend any Employee Plan (other than offer letters that contemplate “at will” employment without severance benefits, where permitted by Applicable Law) or collective bargaining agreement, (v) except as permitted by clauses (iii) and (vi) of this Section 6.01(k), take any action to amend or waive any performance or vesting criteria or accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Plan or (vi) other than in the ordinary course of business in the event of an actual or planned termination of an officer or employee based outside of the U.S., make any Person a participant in or party to any retention or severance plan, agreement or arrangement under which such Person is not as of the date of this Agreement a participant or party which would entitle such Person to vesting, acceleration or any other material right as a consequence of consummation of the transactions contemplated by this Agreement or termination of employment; provided, however, that the foregoing clauses (ii), (iii) and (vi) shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (excluding equity grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(l) make any change in any financial accounting principles, methods or practices, in each case except for any such change required by GAAP or Applicable Law, including Regulation S-X under the Exchange Act;

(m) (i) institute, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), in excess of $250,000 in any individual case, or $750,000 in the aggregate, other than as required by their terms as in effect on the date of this Agreement and other than such claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of such reserves); provided that the payment, discharge, settlement or satisfaction of such claim, liability or obligation does not include any material obligations (other than the payment of money) to be performed by the Company or any of its Subsidiaries following the Closing, or (ii) waive, relinquish, release, grant, transfer or assign any right with a value of more than $250,000 in any individual case, or $750,000 in the aggregate; or

(n) agree, resolve or commit to do any of the foregoing.

Section 6.02.  Company Stockholder Meeting.  The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable following clearance of the Proxy Statement by the SEC for the purpose of voting on the approval of this Agreement, the Merger and the other transactions contemplated hereby; provided that the Company shall have no obligation to hold the Company Stockholder Meeting on or before (and may adjourn or postpone the Company Stockholder Meeting if previously called until) (a) the No-Shop Period Start Date or (b) if an Excluded Party exists as of the No-Shop Period Start Date, the first date after the No-Shop Period Start Date that such Person or group does not continue to be an Excluded Party. Notwithstanding the immediately preceding sentence, the Company may adjourn or postpone the Company Stockholder Meeting (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholder Meeting, (ii) as otherwise required by Applicable Laws or (iii) if as of the time for which the Company Stockholder Meeting is scheduled as set forth in the Proxy Statement, there are insufficient shares of Company Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting. Subject to Section 6.03, the Board of Directors of the Company shall (A) recommend approval of this Agreement, the Merger and the other transactions contemplated hereby by the Company’s stockholders, (B) use its reasonable best efforts to obtain the Company Stockholder Approval and (C) otherwise comply with all legal requirements applicable to such meeting.

Section 6.03.  Acquisition Proposals.  (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date hereof and continuing until 11:59 p.m. (New York City time) on the 45th day thereafter, the Company and its Subsidiaries and their respective directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to directly or indirectly: (i) initiate, solicit and encourage Acquisition Proposals (or offers, proposals, inquiries or indications of interest or other efforts or attempts that could potentially lead to Acquisition Proposals), including by way of providing access to non-public information pursuant to an Acceptable Confidentiality Agreement; provided that the Company shall promptly make available to Parent any material non-public information relating to the Company or its Subsidiaries that is made available to any Person given such access which was not previously made available to Parent; and (ii) enter into and maintain or continue discussions or negotiations with respect to Acquisition Proposals (or offers, proposals, inquiries or indications of interest or other efforts or attempts that could potentially lead to Acquisition Proposals) or otherwise cooperate with, or assist or participate in, or facilitate, any such offers, proposals, inquiries, indications, efforts, attempts, discussions or negotiations.

(b) Subject to Sections 6.03(d) and 6.03(e), from 12:00 a.m. (New York City time) on the 46th day after the date hereof (the “No-Shop Period Start Date”) until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 10, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or encourage the submission of any Acquisition Proposal (other than from an Excluded Party), (ii) enter into or participate in any discussions or negotiations with, or furnish any confidential information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, any Third Party (other than an Excluded Party) for the purpose of knowingly facilitating or encouraging an Acquisition Proposal or (iii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal. Subject to Sections 6.03(d) and 6.03(e), and except with respect to any Excluded Party, on the No-Shop Period Start Date, (A) the Company shall, and shall cause any of its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal and (B) the Company shall promptly request that each such Third Party, if any, that has executed a confidentiality agreement within the 12-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such Third Party by or on behalf of the Company or any of its Subsidiaries. No later than one Business Day after the No-Shop Period Start Date, the Company shall notify Parent in writing of (1) the identity of each Excluded Party, (2) the material terms and conditions of such Excluded Party’s Acquisition Proposal as of the No-Shop Period Start Date and (3) whether the Board of Directors of the Company has determined in good faith, after consultation with its financial advisor and outside legal counsel, that an Acquisition Proposal received by the Company or any of its Representatives from such Excluded Party prior to the No-Shop Period Start Date constitutes a Superior Proposal.

(c) Subject to Sections 6.03(d) and 6.03(e), the Board of Directors of the Company shall not (i) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend an Acquisition Proposal) (any of the foregoing in this clause (i), an “Adverse Recommendation Change”; provided that, for the avoidance of doubt, none of (A) the determination by the Board of Directors that an Acquisition Proposal constitutes a Superior Proposal, (B) the disclosure by the Company of such determination or (C) the delivery by the Company of the notice required by the last sentence of Section 6.03(b)

shall in and of themselves constitute an Adverse Recommendation Change), or (ii) exempt any transaction from the requirements of Section 33-841 or 33-844 of Connecticut Law.

(d) Notwithstanding anything contained in Section 6.03(b) or Section 6.03(c) to the contrary, if at any time after the No-Shop Period Start Date and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives has received a written Acquisition Proposal from any Third Party that the Board of Directors of the Company reasonably believes could lead to a Superior Proposal, then the Company, directly or indirectly through its Representatives, may (i) engage in negotiations or discussions with such Third Party and its Representatives and (ii) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided that the Company shall make available to Parent any material non-public information relating to the Company or its Subsidiaries that is made available to such Third Party which was not previously made available to Parent prior to or substantially concurrently with the time it is made available to such Third Party.

(e) Notwithstanding anything contained in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties, the Board of Directors of the Company may make an Adverse Recommendation Change; provided that, if the Company is making an Adverse Recommendation Change in response to any fact, event, change, development or set of circumstances other than an Acquisition Proposal (which shall be governed by Section 6.03(h)), then the Board of Directors shall not make such Adverse Recommendation Change unless the Company has (i) provided to Parent at least three Business Days’ prior written notice that it intends to take such action and specifying in reasonable detail the facts underlying the decision by the Board of Directors of the Company to take such action and (ii) during such three Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for such Adverse Recommendation Change.

(f) In addition, nothing contained herein shall prevent the Board of Directors of the Company from (i) complying with Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act with regard to an Acquisition Proposal; provided that any such action taken or statement made that relates to an Acquisition Proposal shall not be deemed to be an Adverse Recommendation Change if the Board of Directors of the Company reaffirms the Company Board Recommendation in such statement or in connection with such action or (ii) making any disclosure to the stockholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with Applicable Law (including its fiduciary duties).

(g) From and after the No-Shop Period Start Date, (i) the Company shall notify Parent promptly (but in no event later than 36 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal (other than any Acquisition Proposal received from any Excluded Party), which notice shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal and (ii) the Company shall keep Parent reasonably informed promptly (but in no event later than 36 hours) after any material developments, discussions or negotiations regarding any Acquisition Proposal (other than any Acquisition Proposal received from any Excluded Party) and shall provide to Parent promptly (but in no event later than 36 hours) after receipt thereof copies of all correspondence and other written materials sent or provided to the Company or any of its Subsidiaries that describe any material terms or conditions of any Acquisition Proposal (other than any Acquisition Proposal received from any Excluded Party).

(h) Further, the Board of Directors of the Company shall not make an Adverse Recommendation Change in response to an Acquisition Proposal (or terminate this Agreement pursuant to Section 10.01(d)(i)), unless (i) the Board of Directors of the Company has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal, (ii) the Company promptly notifies Parent in writing, at least three Business Days before taking such action, of the determination of the Board of Directors of the Company that such Acquisition Proposal constitutes a Superior Proposal and of its intention to take such action, attaching the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making such Superior Proposal and (iii) the Board of Directors of the Company (A) shall have considered in good faith any revisions to this Agreement, the Financing Commitment Letters and the Limited Guaranty proposed in writing by Parent in a manner that would form a binding Contract if accepted by the Company and (B) shall have determined that such Acquisition Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect (it being understood and agreed that any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and a new three Business Day period under this Section 6.03(h)).

(i) As used in this Agreement:

(i) “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may contain a less restrictive or no standstill restriction, in which case the Confidentiality Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable.

(ii) “Superior Proposal” means a bona fide, written Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company on terms that the Board of Directors of the Company determines in good faith by a majority vote, after consultation with its financial advisor and outside legal counsel, and taking into account all relevant terms and conditions of such Acquisition Proposal, including any conditions to consummation, the timing of the transaction compared to the Merger and, if a cash transaction (whether in whole or in part), whether financing is then fully committed or determined in good faith by the Board of Directors of the Company to be available, is more favorable and makes available greater aggregate value to the Company’s stockholders than the Merger (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(h)).

Section 6.04.  Tax Matters.  (a) From the date hereof until the Effective Time, neither the Company nor any of its Subsidiaries shall make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended Tax Returns or claims for Tax refunds, enter into any closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or reducing any Tax asset of the Company or any of its Subsidiaries and is not in the ordinary course of business consistent with past practice.

(b) The Company and each of its Subsidiaries shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any period or portion thereof ending prior to or as of the Effective Time.

(c) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Surviving Corporation when due, and the Surviving Corporation shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by Applicable Law, the Surviving Corporation shall, and shall cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

Section 6.05.  Access to Information; Restructuring.  (a) From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall (i) upon reasonable advance written notice from Parent, give to Parent and its Representatives access during normal business hours to the offices, properties, books and records of such party, (ii) furnish to Parent and its Representatives such existing financial and operating data and other existing information as such Persons may reasonably request and (iii) instruct its Representatives to reasonably cooperate with Parent in its investigation. Any investigation pursuant to this Section 6.05(a) (A) shall not relate to the Restructuring (which is the subject of

Section 6.05(b)) and (B) shall be conducted under supervision of appropriate personnel of the Company as reasonably necessary and in such manner as not to unreasonably interfere with the conduct of the business and ongoing operations of the Company and its Subsidiaries or the activities of the Company and its Subsidiaries pursuant to Section 6.03(a).

(b) (i) The Company shall, and shall cause each of its Subsidiaries to, use reasonable efforts to provide information reasonably requested by Parent in connection with planning and preparation for the proposed restructuring (the “Restructuring”) of the Company to occur following the Closing that is described in Section 6.05(b) of the Company Disclosure Schedule; provided that (A) such provision of information does not unreasonably interfere with the conduct of the business and ongoing operations of the Company and its Subsidiaries or the activities of the Company and its Subsidiaries pursuant to Section 6.03(a) and (B) none of the Company and its Subsidiaries shall be obligated to take any actions to implement any part of the Restructuring on or prior to the Effective Time.

(ii) Parent shall promptly, upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred and documented by the Company or any of its Subsidiaries in connection with the provision of information by the Company and its Subsidiaries contemplated by this Section 6.05(b) and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the planning, preparation or implementation of any part of the Restructuring.

(c) Each of the Company and Parent shall designate one or more representatives (each, an “Access Representative”) to coordinate access, information and cooperation pursuant to this Section 6.05. Each and every request by Parent for access, information or cooperation shall be made by Parent’s Access Representative to the Company’s Access Representative (each such request, an “Access Request”). Except for (i) any Access Request or (ii) any contact or category of contact expressly permitted by the terms of an Access Request approved by the Company’s Access Representative, none of Parent and its Representatives shall contact any of the Company or its Representatives. Notwithstanding the foregoing sentence, any of Parent or its Representatives may contact the Company’s outside legal counsel or financial advisor.

(d) Notwithstanding anything to the contrary in this Section 6.05, neither the Company nor its employees, counsel, financial advisors, auditors and other authorized representatives shall be required to provide access, information or cooperation to the extent (i) such access, information or cooperation includes any valuation of the Company or (ii) the Company determines in good faith that not providing such access, information or cooperation is necessary to comply with contractual arrangements or other confidentiality obligations or Applicable Law or to address reasonable attorney-client or other privilege concerns.

Section 6.06.  Financing Cooperation.  (a) The Company shall use its reasonable best efforts to, and shall cause each of its Subsidiaries to use their reasonable best efforts to, and shall use its reasonable best efforts to cause its Representatives to use their reasonable best efforts to, provide all cooperation that is customary in connection with the arrangement of the Debt Financing as may be reasonably requested in writing by Parent (provided that such requested cooperation does not unreasonably interfere with the conduct of the business and ongoing operations of the Company and its Subsidiaries), including (i) participation in a reasonable number of meetings, due diligence sessions, lender presentations and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, bank information memoranda and similar documents required in connection with the Debt Financing (provided that any such rating agency presentations, bank information memoranda and similar documents shall contain disclosure reflecting the Surviving Corporation or its Subsidiaries as the obligor), (iii) furnishing Parent and its Debt Financing sources with (A) such pertinent and customary information (other than financial information), to the extent reasonably available to the Company, regarding the Company and its Subsidiaries as may be reasonably requested in writing by Parent to consummate the Debt Financing and (B) historical audited and unaudited financial statements as filed with the SEC, financial data as may be reasonably requested in writing by Parent and audit reports, (iv) using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as reasonably requested in writing by Parent and (v) executing and delivering any customary pledge and security documents, other definitive financing documents or other certificates or documents requested in writing, including, to the extent the statements are true therein, a customary solvency certificate by the chief financial officer of the Company (provided that (A) none of the documents and certificates shall be executed and delivered except at the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing, (C) none of the Company or any of its Subsidiaries or its Representatives shall be required to pay any commitment or other fee or incur any liability in connection with the Financing prior to the Effective Time and (D) no personal liability shall be imposed on the officers, directors, employees or agents involved).

(b) Parent shall promptly, upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred and documented by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.06 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to any information provided by the Company or any of its Subsidiaries.

Section 6.07.  Pension Obligations.  From the date hereof until the Effective Time, the Company shall cooperate with Parent to evaluate alternatives to reduce existing and potential pension funding obligations of the Company at and following the Closing.

ARTICLE 7

Covenants of Parent

Parent agrees that:

Section 7.01.  Obligations of Merger Subsidiary.  Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02.  Voting of Shares.  Parent shall vote or cause to be voted all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of approval of this Agreement at the Company Stockholder Meeting.

Section 7.03.  Indemnification and Insurance.  Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For at least six years following the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company or any of its Subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions in their capacities as officers, directors, employees or agents (including fiduciaries with respect to employee benefit plans) of the Company or any of its Subsidiaries occurring at or prior to the Effective Time (including acts or omissions with respect to the adoption of this Agreement and the consummation of the transactions contemplated hereby) to the fullest extent permitted by Connecticut Law or any other Applicable Law.

(b) For at least six years following the Effective Time, Parent shall cause to be maintained in effect provisions in the certificate of incorporation and bylaws of the Surviving Corporation and each of its Subsidiaries (or in such documents of any successor to the business of the Surviving Corporation or any of its Subsidiaries) regarding elimination of liability, indemnification and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the certificate of incorporation and bylaws of the Company and each of its Subsidiaries in existence on the date of this Agreement. From and after the Effective Time, any agreement of any Indemnified Person with the Company or any of its Subsidiaries regarding elimination of liability, indemnification or advancement of expenses shall be assumed by the Surviving Corporation, shall survive the Merger and shall continue in full force and effect in accordance with its terms.

(c) Prior to the Effective Time, the Company shall, or if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancelable extension of the directors’ and officers ’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time (including claims with respect to the adoption of this Agreement and the consummation of the transactions contemplated hereby) with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies; provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such “tail” insurance policy and the Company shall give good faith consideration to any comments made by Parent with respect thereto; and provided that the total amount payable for such “tail” insurance policy shall not exceed 250% of the amount per annum payable by the Company for its current fiscal year (which amount is set forth in Section 7.03(c) of the Company Disclosure Schedule) (such maximum amount, the “Maximum Tail Premium”) and if the total amount payable for such “tail” insurance policy exceeds the Maximum Tail Premium, then the Company shall obtain a policy with the greatest coverage available for a total amount payable not exceeding the Maximum Tail Premium.

(d) If Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys assets equal to 50% or more of the consolidated assets of Parent or the Surviving Corporation or to which 50% or more of the consolidated revenues or earnings of Parent or the Surviving Corporation are attributable or 50% or more of any class of equity or voting securities of Parent or the Surviving Corporation to any Person, then, and in each such case, proper provision shall be made so that the applicable successor, assign or transferee shall assume the obligations set forth in this Section 7.03 (including this Section 7.03(d)); provided that, in the case of a transfer pursuant to clause (ii), notwithstanding such assumption, Parent and the Surviving Corporation shall remain obligated under this Section 7.03.

(e) The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Connecticut Law or any other Applicable Law, under any agreement of any Indemnified Person with the Company or any of its Subsidiaries or otherwise. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person. The obligations of Parent and the Surviving Corporation under this Section 7.03 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

Section 7.04.  Employee Matters.  (a) Until April 30, 2012, with respect to employees of the Company or its Subsidiaries immediately before the Effective Time (“Company Employees”) who continue with the Surviving Corporation, Parent shall, or shall cause the Surviving Corporation to provide compensation and employee benefits to each Company Employee that, taken as a whole, have a value that is substantially comparable in the aggregate (excluding any value attributable to equity-based compensation and frozen defined benefits plans) to those provided to such Company Employee immediately prior to the Effective Time; provided that, following April 30, 2012, Parent and the Surviving Corporation shall, in consultation with the Surviving Corporation’s then management, review the compensation and employee benefits provided to employees of the Surviving Corporation and its Subsidiaries (including the Company Employees) in a manner consistent with which the Company reviewed such compensation and employee benefits prior to the Effective Time.

(b) Without limiting the generality of Section 7.04(a), from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, assume, honor and continue until April 30, 2012 or, if sooner, until all obligations thereunder have been satisfied, all of the Company’s change-in-control, employment, severance, retention and termination plans, policies, programs, agreements and arrangements set forth in Section 7.04(b) of the Company Disclosure Schedules, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with Applicable Law or with the consent of the applicable Company Employee; provided that, following April 30, 2012, Parent and the Surviving Corporation shall, in consultation with the Surviving Corporation’s then management, review the Surviving Corporation’s severance, retention and termination plans, policies, programs and arrangements in a manner consistent with which the Company reviewed such plans, policies, programs and arrangements prior to the Effective Time.

(c) With respect to any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by the Surviving Corporation or any of its Affiliates (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with the Surviving Corporation or its Affiliates; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d) The Surviving Corporation shall waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Surviving Corporation or any of its Affiliates in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Employee Plan immediately prior to the Effective Time. The Surviving Corporation shall recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(e) Without limiting the generality of Section 11.06, nothing in this Section 7.04 shall create any right in any Person, including any employees, former employees, any participant in any Employee Plan or any beneficiary thereof, nor create any right to continued employment with Parent, Company, the Surviving Corporation or any of their Affiliates.

Section 7.05.  Financing.  (a) Each of Parent and Merger Subsidiary shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitment Letters, and shall not enter into any Contract that contains Additional Financing Terms (other than an amendment or modification of the Financing Commitment Letters that is permitted by this Section 7.05), and shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Financing Commitment Letters if such amendment, modification or waiver (i) reduces (or could have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount unless (A) the Debt Financing or the Equity Financing is increased by a corresponding amount and (B) after giving effect to any of the transactions referred to in clause (A) above, the representation and warranty set forth in Section 5.08 shall be true) or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing, or otherwise expands, amends or modifies any other provision of the Financing Commitment Letters in a manner that would reasonably be expected to (A) delay or prevent or make less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the date of the Closing or (B) adversely impact the ability of Parent or Merger Subsidiary to enforce its rights against other parties to the Financing Commitment Letters (provided that, subject to compliance with the other provisions of this Section 7.05, Parent and Merger Subsidiary may amend the Debt Commitment Letters to add additional lenders, arrangers, bookrunners and agents). Parent shall promptly deliver to the Company copies of any such amendment, modification or replacement.

(b) Each of Parent and Merger Subsidiary shall use its reasonable best efforts (i) to maintain in full force and effect the Financing Commitment Letters, (ii) to negotiate and enter into definitive agreements with respect to the Debt Commitment Letters on the terms and conditions contained in the Debt Commitment Letters (or on terms no less favorable to Parent or Merger Subsidiary than the terms and conditions in the Debt Commitment Letters), (iii) to satisfy on a timely basis all conditions to funding in the Debt Commitment Letters and such definitive agreements thereto and in the Equity Commitment Letter and to consummate the Financing at or prior to the Closing, including using its reasonable best efforts (including, with respect to the Debt Financing sources, through litigation pursued in good faith) to cause the lenders and the other persons committing to fund the Financing to fund the Financing at the Closing, (iv) to enforce its rights (including, with respect to the Debt Financing sources, through litigation pursued in good faith) under the Financing Commitment Letters and (v) to comply with its obligations under the Financing Commitment Letters. Parent shall keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Company copies of the material definitive agreements for the Debt Financing. Without limiting the generality of the foregoing, Parent and Merger Subsidiary shall give the Company prompt notice (A) of any breach or default by any party to any of the Financing Commitment Letters or definitive agreements related to the Financing of which Parent or Merger Subsidiary becomes aware, (B) of the receipt of (x) any written notice or (y) other written communication, in each case from any Financing source with respect to any (1) actual or potential breach, default, termination or repudiation by any party to any of the Financing Commitment Letters or definitive agreements related to the Financing of any provisions of the Financing Commitment Letters or definitive agreements related to the Financing or (2) material dispute or disagreement between or among any parties to any of the Financing Commitment Letters or definitive agreements related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing and (C) if at any time for any reason Parent or Merger Subsidiary believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Commitment Letters or definitive agreements related to the Financing. As promptly as practicable, but in any event within two Business Days of the date the Company delivers to Parent or Merger Subsidiary a written request therefor, Parent and Merger Subsidiary shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence. Upon the occurrence of any circumstance referred to in clause (A), (B) or (C) of the second preceding sentence or if any portion of the Debt Financing otherwise becomes unavailable, and such portion is reasonably required to fund an amount sufficient to consummate the Merger upon the terms contemplated by this Agreement and pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives pursuant to this Agreement, Parent and Merger Subsidiary shall use their reasonable best efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated hereby and to the extent possible with other terms and conditions not materially less favorable to Parent and Merger Subsidiary (or their Affiliates) than the terms and conditions set forth in the Debt Commitment Letters and in any event with terms and conditions that are reasonably likely to be satisfied to permit the closing of the Merger as contemplated by this Agreement, as promptly as practicable following the occurrence of such event. Parent shall deliver to the Company complete and correct copies of all commitment letters and material definitive agreements pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing. Parent and Merger Subsidiary acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing.

ARTICLE 8

Covenants of Parent and the Company

The parties hereto agree that:

Section 8.01.  Reasonable Best Efforts.  (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (provided that the Company shall use reasonable best efforts to (A) prepare, prior to the Closing in reasonable consultation with Parent, drafts of any Connecticut Transfer Forms required by the transactions contemplated by this Agreement pursuant to the CTA and supporting documentation for each applicable facility, real property or business of the Company or its Subsidiaries and (B) provide to Parent at the Closing substantially complete versions of such forms and documentation; provided further that, prior to the Effective Time, the Company shall not file with the CEP any Connecticut Transfer Form or supporting documents thereto required under the CTA), (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, licenses, waivers and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary to consummate the transactions contemplated by this Agreement, (iii) defending or contesting any action, suit or proceeding challenging this Agreement or the transactions contemplated hereby and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act and (ii) each other appropriate filing required pursuant to any Foreign Antitrust Law, in each case with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any Foreign Antitrust Law. Each of Parent and the Company shall promptly take all other actions necessary to avoid or eliminate each and every impediment under any Foreign Antitrust Law to the consummation of the transactions contemplated hereby, cause the expiration or termination of the applicable waiting periods under the HSR Act as promptly as practicable, and obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority that are necessary to consummate the transactions contemplated hereby.

(c) Each of Parent and the Company shall (i) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or any Foreign Antitrust Law, (ii) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any material communication with, and any inquiries or requests for additional information from, any other Governmental Authority regarding the transactions contemplated hereby, and permit the other party to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other party in connection with, any such filings, submissions, communications, inquiries or requests and (iii) unless prohibited by Applicable Law or by the applicable Governmental Authority, and to the extent reasonably practicable, (A) not participate in or attend any meeting with any Governmental Authority in respect of the transactions contemplated hereby without the other party, (B) give the other party reasonable prior notice of any such meeting, (C) in the event one party is prohibited by Applicable Law or by the applicable Governmental Authority from participating in or attending any such meeting, keep such party apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or the transactions contemplated hereby, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority and (E) furnish the other party with copies of all filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff, on the other hand, with respect to this Agreement or the transactions contemplated hereby; provided, however, that any materials furnished by Parent or the Company to the other party pursuant to this Section 8.01(c) may be redacted (1) to remove references concerning the valuation of the Company or (2) as Parent or the Company, as applicable, determines in good faith is necessary to comply with contractual arrangements or other confidentiality obligations or Applicable Law or to address reasonable attorney-client or other privilege concerns.

Section 8.02.  Proxy Statement.  As promptly as practicable (but in no event later than ten Business Days after the date of this Agreement), the Company shall prepare and file the Proxy Statement in preliminary form with the SEC; provided that the Company shall provide Parent and its counsel a reasonable opportunity to review the Company’s proposed preliminary Proxy Statement in advance of filing and consider in good faith any comments reasonably proposed by Parent and its counsel. Subject to Section 6.03, the Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval of this Agreement and the Merger. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable following clearance of the Proxy Statement by the SEC, and in any event within five Business Days after such clearance. Parent and Merger Subsidiary shall furnish to the Company all information concerning Parent and Merger Subsidiary as may be reasonably required by the Company in connection with the Proxy Statement. Each of the Company, Parent and Merger Subsidiary shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Proxy Statement and to cause the Proxy Statement, as so amended or supplemented, to be filed with SEC and mailed to its stockholders, in each case as and to the extent required by Applicable Law. The Company shall (a) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (b) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments and (c) consider in good faith any comments reasonably proposed by Parent and its counsel.

Section 8.03.  Public Announcements.  Subject to Section 6.03, and unless and until an Adverse Recommendation Change has occurred, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation.

Section 8.04.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05.  Notices of Certain Events.  Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement if the failure to obtain such consent would reasonably be expected to have a Material Adverse Effect on the Company or Parent;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement; and

(d) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of that party set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.02 or Section 9.03 not to be satisfied;

provided that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.06.  Section 16 Matters.  Prior to the Effective Time, the Company shall take all reasonable steps intended to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.07.  Stock Exchange De-listing; 1934 Act Deregistration.  Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on its part under Applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Stock from the NYSE and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time.

Section 8.08.  Contingent Cash Consideration Agreement.  (a) Prior to the Effective Time, (i) the Company shall select a Paying Agent (as defined in the Contingent Cash Consideration Agreement) that is reasonably acceptable to Parent, (ii) the Company shall select in its sole discretion the initial Specified Committee Members (as defined in the Contingent Cash Consideration Agreement) and (iii) Parent shall select in its sole discretion the initial Company Committee Member (as defined in the Contingent Cash Consideration Agreement).

(b) Prior to the Effective Time, the Company shall determine in its sole discretion the compensation of each Specified Committee Member (as defined in the Contingent Cash Consideration Agreement) to be set forth in Exhibit A to the Contingent Cash Consideration Agreement. The Company Committee Member (as defined in the Contingent Cash Consideration Agreement) shall receive no compensation.

(c) Immediately prior to the Effective Time, the Company shall enter into the Contingent Cash Consideration Agreement. From and after the Effective Time, the Contingent Cash Consideration Agreement shall be assumed by the Surviving Corporation, shall survive the Merger and shall continue in full force and effect in accordance with its terms. From and after the Effective Time, Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to comply with the terms of the Contingent Cash Consideration Agreement in all respects.

ARTICLE 9

Conditions to the Merger

Section 9.01.  Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with Connecticut Law;

(b) no Applicable Law shall be in effect that (i) makes illegal or otherwise prohibits consummation of the Merger or (ii) enjoins the Company, Parent or Merger Subsidiary from consummating the Merger;

(c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

(d) all actions or filings pursuant to the Foreign Antitrust Laws of Germany required to permit the consummation of the Merger shall have been taken, made or obtained.

Section 9.02.  Conditions to the Obligations of Parent and Merger Subsidiary.  The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time (excluding, for this purpose, Section 6.05(b)(i) and Section 6.07), (ii) (A) the representations and warranties of the Company contained in Section 4.10(a)(ii) shall be true in all respects as of the specified time set forth therein, (B) the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.05, 4.24 and 4.26 shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) and (c) the other representations and warranties of the Company contained in Article 4 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (C) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

(b) the Company shall have at least $5,000,000 of cash and cash equivalents on the date of the Closing; and

(c) there shall not have occurred any event, occurrence or development of a state of circumstances or facts which has had and continues to have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 9.03.  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions: (a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (b) (i) the representations and warranties of Parent contained in Sections 5.06, 5.07, 5.08, 5.09 and 5.10 shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) and (ii) the other representations and warranties of Parent contained in Article 5 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (ii) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, and (c) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

ARTICLE 10

Termination

Section 10.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before November 10, 2011 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the End Date;

(ii) any Applicable Law shall be in effect that (A) permanently makes illegal or otherwise prohibits consummation of the Merger or (B) permanently enjoins the Company, Parent or Merger Subsidiary from consummating the Merger, and such injunction shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in such Applicable Law; or

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c) by Parent, if:

(i) an Adverse Recommendation Change shall have occurred, or at any time after receipt or public announcement of an Acquisition Proposal, the Company’s Board of Directors shall have failed to reaffirm the Company Board Recommendation within 10 Business Days after receipt of any written request to do so from Parent; provided that Parent exercises the right to terminate this Agreement pursuant to this Section 10.01(c)(i) within ten Business Days of such failure;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; provided that the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall not be available to Parent if Parent’s breach of any provision of this Agreement would cause the conditions set forth in Section 9.03 not to be satisfied; or

(iii) there shall have been an intentional and material breach on the part of the Company of Section 6.02 or Section 6.03 and such intentional and material breach shall remain uncured for a period of five Business Days; or

(d) by the Company:

(i) subject to the Company complying with Section 6.03, in order to enter into a binding, written, definitive agreement providing for the consummation of the transactions contemplated by a Superior Proposal (the “Specified Definitive Agreement”) that has been duly executed and delivered by the other party thereto; provided that the Board of Directors of the Company has authorized the Company to enter into such Specified Definitive Agreement and the Company pays the Company Termination Fee payable pursuant to Section 11.04(b);

(ii) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.03 not to be satisfied, and such condition is incapable of being satisfied by the End Date; provided that the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) shall not be available to the Company if the Company’s breach of any provision of this Agreement would cause the condition set forth in Section 9.02(a) not to be satisfied; or

(iii) if (A) the conditions set forth in Sections 9.01 and 9.02 (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied, (B) the Company has irrevocably confirmed by written notice to Parent that all conditions set forth in Section 9.03 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 9.03 and (C) the Merger shall not have been consummated within three Business Days after the delivery of such notice.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that (a) the provisions of this Section 10.02 and Sections 6.05(b)(ii), 6.06(b), 11.01, 11.04, 11.07, 11.08, 11.09 and 11.13, the Confidentiality Agreement and the Limited Guaranty shall survive any termination hereof pursuant to Section 10.01 and (b) neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its intentional breach of any provision of this Agreement.

ARTICLE 11

Miscellaneous

Section 11.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Vector Knife Holdings (Cayman), Ltd.
c/o Vector Capital Corporation
One Market Street
Steuart Tower, 23rd Floor
San Francisco, California 94105
Attention: Chief Operating Officer
Facsimile No.: (415) 293-5100

with a copy to:

Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, California 94025
Attention: Martin A. Wellington
Facsimile No.: (650) 752-5800

if to the Company, to:

Gerber Scientific, Inc.
24 Industrial Park Road West
Tolland, Connecticut 06084
Attention: William V. Grickis, Jr., Esq.
Facsimile No.: (860) 870-2831

with a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019
Attention: Philip A. Gelston, Esq.
                 Thomas E. Dunn, Esq.
Facsimile No.: (212) 474-3700

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02.  Survival of Representations and Warranties.  The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the

Effective Time; provided that this Section 11.02 shall not limit any covenant or agreement by the parties that by its terms contemplates performance after the Effective Time.

Section 11.03.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Connecticut Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.  Expenses.  (a) General.  Except as otherwise provided in Sections 6.05(b)(ii) and 6.06(b) and this Section 11.04, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Company Termination Fee.

(i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay the Company Termination Fee to Parent in immediately available funds, in the case of a termination by Parent, within two Business Days after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii) If (A) this Agreement is terminated by (1) Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii) or (2) Parent pursuant to Section 10.01(c)(ii) (but only if the failure to satisfy the condition specified therein results from an intentional breach by the Company of any of its representations, warranties, covenants or agreements contained herein) or Section 10.01(c)(iii), (B) after the date of this Agreement and prior to the earlier of (1) the date of such termination and (2) the date of the Company Stockholder Meeting, an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Board of Directors of the Company or to the Company’s stockholders and (C) within 18 months following the date of such termination, (1) the Company shall have entered into a definitive agreement with respect to or recommended to its stockholders an Acquisition Proposal, (2) a Third Party shall have formally commenced an Acquisition Proposal without the consent of the Company or (3) an Acquisition Proposal shall have been consummated, then the Company shall pay to Parent in immediately available funds, concurrently with the consummation of any Acquisition Proposal of the type described in clause (C), the Company Termination Fee; provided that for purposes of this Section 11.04(b)(ii), (I) all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”, (II) clause (vi) in the definition of “Acquisition Proposal” shall be deemed to be deleted and (III) any offer, proposal, inquiry or indication of interest with respect to the Spandex signmaking and specialty graphics business conducted by the Company and its Subsidiaries shall be deemed to not be an Acquisition Proposal. Notwithstanding the immediately preceding sentence, the Company Termination Fee shall not be payable pursuant to this Section 11.04(b)(ii) if (x) no Acquisition Proposal of the type described in clause (C) of the immediately preceding sentence shall have been consummated within 24 months following the date of such termination or (y) the Parent Termination Fee shall have been previously paid to the Company pursuant to Section 11.04(c).

(iii) “Company Termination Fee” means $7,890,000; provided that if the Company terminates this Agreement pursuant to Section 10.01(d)(i) in order to enter into a definitive agreement concerning a Superior Proposal with an Excluded Party on terms no less favorable in the aggregate to the Company than the terms proposed by such Excluded Party as of the No-Shop Period Start Date (and provided to Parent by written notice pursuant to Section 6.03(b)) (such termination, an “Excluded Party Termination”), the Company Termination Fee means $5,350,000.

(iv) In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c) Parent Termination Fee.

(i) In the event that this Agreement is terminated by the Company pursuant to Section 10.01(d)(ii) or Section 10.01(d)(iii), then Parent shall pay or cause to be paid to the Company in immediately available funds $16,910,000 (the “Parent Termination Fee”) within two Business Days after such termination.

(ii) In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(d) Reimbursement.  Concurrently with payment of the Company Termination Fee (other than in the case of an Excluded Party Termination) pursuant to Section 11.04(b)(i) or 11.04(b)(ii), the Company shall reimburse Parent and its Affiliates (by wire transfer of immediately available funds) for 100% of their out-of-pocket fees and expenses (including fees and expenses of their counsel) up to $1,690,000 actually incurred by them in connection with this Agreement and the transactions contemplated hereby, including the arrangement of, obtaining the commitment to provide or obtaining any financing for such transactions (such fees and expenses, the “Parent Expenses”).

(e) Other Costs and Expenses.  Each party acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails promptly to pay any amount due to Parent or the Company, as the case may be, pursuant to this Section 11.04, it shall also pay any costs and expenses incurred by the other party in connection with a legal action to enforce this Agreement that results in a judgment against the paying party for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(f) Limitation of Liability.  Notwithstanding anything to the contrary in this Agreement, but subject to the Company’s rights set forth in Sections 6.05(b)(ii), 6.06(b), 11.04(e) and 11.13, (i) the Company’s right to receive payment of an amount equal to the Parent Termination Fee from Parent or the Guarantors pursuant to the Limited Guaranty in respect thereof shall be the sole and exclusive remedy of the Company and its Subsidiaries and stockholders against Parent, Merger Subsidiary, the Guarantors and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (collectively, the “Parent Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally or otherwise) or otherwise and (ii) upon payment of such amount none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, but subject to Parent’s rights set forth in Section 11.04(e) and 11.13, (A) Parent’s right to receive payment from the Company of an amount equal to the Company Termination Fee pursuant to Section 11.04(b) and, if applicable, the Parent Expenses pursuant to Section 11.04(d) shall be the sole and exclusive remedy of the Parent Related Parties against the Company and its Subsidiaries and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally or otherwise) or otherwise and (B) upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. For the avoidance of doubt, (1) under no circumstances will the Parent Related Parties be liable for monetary damages in excess of the amount of the Parent Termination Fee (and any amounts payable to the Company pursuant to Sections 6.05(b)(ii), 6.06(b) and 11.04(e)) whether to the Company or any other Company Related Party and (2) while the Company may pursue both a grant of specific performance in accordance with Section 11.13 and the payment of the Parent Termination Fee under Section 11.04(c), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and money damages, including all or any portion of the Parent Termination Fee.

Section 11.05.  Disclosure Schedule References.  The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants) of the Company that are contained in this Agreement if the relevance of such reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants) is reasonably apparent on its face.

Section 11.06.  Binding Effect; Benefit; Assignment.  (a) The provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns. Except as provided in Article 2 and Section 7.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

(b) No party may assign, delegate or otherwise transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary. Any purported assignment not permitted under this Section 11.06(b) shall be null and void.

Section 11.07.  Governing Law.  This Agreement shall be governed by and construed in accordance with (a) the laws of the State of Connecticut with respect to matters, issues and questions relating to the duties of the Board of Directors of the Company or Merger Subsidiary or to general corporation law including requirements for the validity of the Merger and (b) the laws of the State of Delaware with respect to all other matters, issues and questions, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 11.08.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereto hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party. The parties hereto agree that a final trial court judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

Section 11.09.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11.  Entire Agreement; No Other Representations and Warranties.  (a) This Agreement, including the Company Disclosure Schedule, together with the Confidentiality Agreement, the Equity Commitment Letter and the Limited Guaranty, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

(b) Except for the representations and warranties contained in Article 4, each of Parent and Merger Subsidiary acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information made available to Parent or Merger Subsidiary in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Subsidiary or any other Person resulting from the distribution to Parent or Merger Subsidiary, or Parent’s or Merger Subsidiary’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Subsidiary in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless, and then only to the extent that, any such information is expressly included in a representation or warranty contained in Article 4.

(c) Except for the representations and warranties contained in Article 5, the Company acknowledges that none of Parent, Merger Subsidiary or any other Person on behalf of Parent or Merger Subsidiary makes any other express or implied representation or warranty with respect to Parent or Merger Subsidiary or with respect to any other information made available to the Company in connection with the transactions contemplated by this Agreement.

Section 11.12.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13.  Specific Performance.  The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Subject to the immediately following sentence, the parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 11.08 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 11.04 (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (ii) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund the Merger (but not the right of the Company to such injunctions, specific performance or other equitable remedies for obligations other than with respect to the Equity Financing) shall be subject to the requirements that (i) the conditions set forth in Sections 9.01 and 9.02 (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied on the date the Closing should have been consummated pursuant to the terms of this Agreement but for the failure of the Equity Financing to be funded, (ii) the Debt Financing (including any alternative financing that has been obtained in accordance with, and satisfies the conditions of, Section 7.05) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has irrevocably confirmed that if the Equity Financing and Debt Financing are funded, then it would take such actions that are within its control to cause the Closing to occur. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such order or injunction. If, prior to the End Date, any party brings any suit, action or proceeding, in each case in accordance with Section 11.08, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, the End Date shall automatically be extended by (A) the amount of time during which such suit, action or proceeding is pending, plus 20 Business Days or (B) such other time period established by the court presiding over such suit, action or proceeding, as the case may be.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

GERBER SCIENTIFIC, INC.

By:	/s/ William V. Grickis, Jr.
Name:     William V. Grickis, Jr.

Title:	Senior Vice President, Secretary & General Counsel

VECTOR KNIFE HOLDINGS
(CAYMAN), LTD.

By:	/s/ Alex Slusky
Name:     Alex Slusky

Title:	Director

KNIFE MERGER SUB, INC.

By:	/s/ Alex Slusky
Name:     Alex Slusky

Title:	Executive Vice President

Annex I

Guarantors

Vector Capital IV International, L.P.
Able Business Limited

Annex II

Equity Financing Sources

Vector Capital IV International, L.P.
Able Business Limited

Exhibit A

Form of Contingent Cash Consideration Agreement

Please see Annex D to this Proxy Statement

Exhibit B

Form of Amended and Restated Certificate of Incorporation
of Surviving Corporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF

GERBER SCIENTIFIC, INC.

FIRST:  The name of the corporation is Gerber Scientific, Inc. (the ‘‘Corporation”).

SECOND:  The number of shares of stock that the Corporation is authorized to issue is one hundred (100), par value $0.01 per share, all of which shares are designated as common stock (the “Common Stock”). The Common Stock shall have unlimited voting rights and shall be entitled to receive the net assets of the Corporation upon dissolution.

THIRD:  The street address of the Corporation’s registered office is c/o CT Corporation System, One Corporate Center, Floor 11, Hartford, CT 06103, and the name of its initial registered agent at such office is CT Corporation System.

FOURTH:  The purposes for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Connecticut Business Corporation Act (the “CBCA”).

FIFTH:  The personal liability of any director to the Corporation or its shareholders for monetary damages for breach of duty as a director is hereby limited to the amount of the compensation received by the director for serving the Corporation during the year of the violation if such breach did not (a) involve a knowing and culpable violation of law by the director, (b) enable the director or an associate, as defined in subdivision (3) of Section 33-840 of the CBCA, to receive an improper personal economic gain, (c) show a lack of good faith and a conscious disregard for the duty of the director to the Corporation under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Corporation, (d) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the Corporation, or (e) create liability under Section 33-757 of the CBCA. Any lawful repeal or modification of this provision by the shareholders and the Board of Directors of the Corporation shall not adversely affect any right or protection of a director existing at or prior to the time of such repeal or modification.

SIXTH:  Indemnification.

1. The Corporation shall indemnify its directors for liability, as defined in Section 33-770(5) of the CBCA, to any person for any action taken, or any failure to take any action, as a director, except liability that: (a) involved a knowing and culpable violation of law by the director; (b) enabled the director or an associate (as defined in Section 33-840 of the CBCA) to receive an improper personal gain; (c) showed a lack of good faith and conscious disregard for the duty of the director to the Corporation under circumstances in which the director was aware that the director’s conduct or omission created an unjustifiable risk of serious injury to the Corporation; (d) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the Corporation; or (e) created liability under Section 33-757 of the CBCA. Notwithstanding anything in the preceding sentence to the contrary, the Corporation shall be required to indemnify a director in connection with a proceeding commenced by such director only if (i) the commencement of such proceeding by the director was authorized by the Board of Directors of the Corporation or (ii) such proceeding was brought to establish or enforce a right of indemnification under this Section or the By-Laws of the Corporation. This Article SIXTH shall not affect the indemnification or advance of expenses to a director for any liability stemming from acts or omissions occurring prior to the effective date of this Article SIXTH. Any lawful repeal or modification of this Article SIXTH or the adoption of any provision inconsistent herewith by the Board of Directors and the shareholders of the Corporation shall not, with respect to a person who is or was a director, adversely affect the indemnification or advance of expenses to such person for any liability stemming from acts or omissions occurring prior to the effective date of such repeal, modification or adoption of a provision inconsistent herewith.

2. The Corporation shall not be obligated by Section 33-776(d) of the CBCA to indemnify, or advance expenses, to any current or former employee or agent of the Corporation who is not a director of the Corporation. However, the Corporation may, at the discretion of the Board of Directors, indemnify, or advance expenses to, any current or former employee or agent of the Corporation, who is not a director, to the fullest extent permitted by law.

ACCEPTANCE OF APPOINTMENT OF REGISTERED AGENT

The undersigned registered agent of the Corporation specified in Article THIRD above hereby consents to such appointment.

CT CORPORATION SYSTEM

By:
Name:
Title:

Annex B

12340 El Camino Real, Suite 250	Main: 858 704 3200
San Diego, California 92130	Fax: 858 704 3201
www.raca.com

June 10, 2011

Board of Directors
Gerber Scientific, Inc.
24 Industrial Park Road West
Tolland, CT 06084

Dear Madam and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, of the Transaction Consideration (as defined below) that the holders of common stock, par value $0.01 per share (each, a “Share” and, collectively, the “Shares”) of Gerber Scientific, Inc. (the “Company”) will be entitled to receive pursuant to the Merger (as defined below), pursuant to the Agreement and Plan of Merger (the “Agreement”), by and among Vector Knife Holdings (Cayman), Ltd. (“Parent”), Knife Merger Sub, Inc. (“Sub”), a wholly-owned subsidiary of Parent, and the Company. The Agreement provides, among other things, that at the effective time of the Merger, Sub shall be merged with and into the Company, the separate existence of Sub shall thereupon cease (the “Merger”), and the Company shall continue as a subsidiary of Parent. The Merger is referred to herein as the “Transaction.” At the effective time of the Merger, each Share shall be exchanged for the Transaction Consideration. The “Transaction Consideration” shall mean $11.00 per Share in cash, without interest plus a Contingent Cash Consideration Payment as that term is defined in the Merger Agreement. Solely for purposes of rendering the opinion expressed herein, and without expressing a view on the likelihood of recovery or ultimate value of the Contingent Cash Consideration Payment (as to which we have formed no opinion) we have assumed that the Transaction Consideration to be received in exchange for each Share will be the $11.00 cash per Share (without interest). We have neither considered the value of the patent litigation covered by the Contingent Cash Consideration Payment nor assigned any value to the Contingent Cash Consideration Payment.

RA Capital Advisors LLC, as part of its investment banking business, routinely performs financial analyses with respect to businesses and their securities in connection with mergers and acquisitions. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Agreement, although in so acting we have not entered into an agency or other fiduciary relationship with the Company, its Board of Directors or stockholders, or any other person. We expect to receive fees for our services in connection with the Transaction, substantially all of which fees are contingent upon the consummation of the Transaction, and we have received a fee of $200,000 for rendering this opinion (which is not contingent upon consummation of the Transaction). This opinion fee will be credited against the fee we would receive upon the Transaction being consummated. In addition, the Company has agreed to reimburse us for our reasonable out-of-pocket expenses and indemnify us against certain liabilities and other items arising out of our engagement. Since June 1, 2009, we have worked on a retainer basis with the Company on several transactions and special projects. We advised the Company in their successful sale of Virtek European Holdings Inc. and the assets of the Company’s Gerber Coburn segment, among other potential transactions. During this time we have earned a total of $1,365,000, consisting of $250,000 in retainer fees and $1,115,000 in success fees. Following the Transaction, we do not expect our relationship with the Company to continue. We have not provided any services for Vector Capital Corporation or its affiliates.

In connection with our opinion, we have reviewed, among other information we deemed relevant, the financial terms and conditions of the draft Agreement dated June 9, 2011; the draft Contingent Cash Consideration Agreement dated June 10, 2011; the Financing Commitment Letters and related Limited

Board of Directors
Gerber Scientific, Inc.
June 10, 2011

Guaranty; the annual reports on Form 10-K of the Company for the years ended April 30, 2010 and April 30, 2009; certain quarterly reports on Form 10-Q of the Company; certain internal financial and operating analyses and forecasts for the Company prepared by the management of the Company, which the management of Company has advised us are reasonable (the “Forecasts”); and certain publicly available research analyst reports on the Company which were not independently verified by RA Capital Advisors LLC. We also have held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits and challenges of, the Transaction contemplated by the Agreement, and the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company to similar information for certain other companies with publicly traded securities; reviewed, to the extent publicly available, financial terms of certain recent business combinations of companies that we deemed to be comparable, in whole or in part, to the Transaction; and reviewed other information and performed such other studies and analyses as we deemed relevant. This opinion was approved by our fairness opinion committee.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial, accounting and other information that was publicly available or was furnished to us by the Company or its management, or otherwise reviewed by us, and we have not assumed any responsibility or liability therefore. In relying on financial analyses and Forecasts provided to us, we have assumed, with your consent that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company. We further have assumed that all consents and approvals material to our analysis, including the consent of the Company’s stockholders, will be obtained, the Merger and other transactions contemplated by the Agreement will be consummated as set forth in the Agreement, and the definitive Agreement will not differ in any respect material to our analysis from the draft thereof furnished to us. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, and we have not been furnished with any such evaluation or appraisal. Our opinion addresses only the fairness, from a financial point of view, to the holders of Shares of the Transaction Consideration to be paid in the Transaction and does not address any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including the fairness of the amount or nature of the compensation from the Transaction to the Company’s officers, directors or employees, or other class of such persons, relative to the compensation to the public stockholders of the Company. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist, and can be evaluated, on the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based upon circumstances, developments or events occurring after the date hereof. Our opinion does not address the relative merits of the transactions contemplated by the Agreement as compared to any alternative business transaction that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the transactions contemplated by the Agreement versus any other option or options available to the Company.

The opinion expressed herein is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Agreement, and this opinion does not constitute a recommendation as to how any holder of Shares should vote or act with respect to any matters relating to the proposed Transaction and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any tender offer materials or related documents, nor shall this letter be used or relied upon for any other purposes, without our prior written consent, which consent shall not be unreasonably withheld. It should be noted that, although subsequent developments may affect this opinion, we do not have an obligation to update, revise or reaffirm this opinion.

Board of Directors
Gerber Scientific, Inc.
June 10, 2011

On the basis of, and subject to the foregoing, it is our opinion as of the date hereof, that the Transaction Consideration in the proposed Transaction is fair, from a financial point of view, to the holders of the Shares.

Very truly yours,

/s/  RA Capital Advisors LLC
RA Capital Advisors LLC

Annex C

[Peter J. Solomon Company L.P. Letterhead]

June 10, 2011
Board of Directors
Gerber Scientific, Inc.
24 Industrial Park Road West
Tolland, CT 06084

Members of the Board of Directors:

We understand that Gerber Scientific, Inc., a Connecticut corporation (the “Company”), Vector Knife Holdings (Cayman), Ltd., a Cayman company (“Parent”), and Knife Merger Sub, Inc., a Connecticut corporation and a wholly owned-subsidiary of Parent (“Merger Subsidiary”), propose to enter into an Agreement and Plan of Merger substantially in the form of a draft dated June 10, 2011 (the “Merger Agreement”), pursuant to which Merger Subsidiary will be merged with and into the Company (the “Transaction”) and each outstanding share of the Company’s common stock, par value $0.01 per share (“Company Common Stock”), other than shares of Company Common Stock (i) held in the treasury of the Company or owned by Parent or Merger Subsidiary, or by their respective Subsidiaries, or (ii) held by holders who are entitled to and properly demand an appraisal of their shares of Company Common Stock in accordance with Connecticut law, the shares referred in clauses (i) and (ii) being referred to as “Excluded Shares”), will be converted into the right to receive (x) $11.00 in cash (the “Cash Consideration”), and (y) a contingent cash consideration payment (the “Contingent Cash Consideration Payment” and together with the Cash Consideration, the “Merger Consideration”) pursuant and subject to the terms and conditions of a Contingent Cash Consideration Agreement substantially in the form of the draft annexed to the Merger Agreement (the “Contingent Cash Consideration Agreement”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement. Terms used but not defined herein shall have the meaning assigned to them in the Merger Agreement.

You have asked us to advise you with respect to the fairness, from a financial point of view, to holders of shares of Company Common Stock, other than holders of Excluded Shares, of the Merger Consideration proposed to be paid to such holders pursuant to the Merger Agreement.

For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(ii) reviewed certain non-public internal financial statements and other non-public financial and operating data relating to the Company that were prepared and provided to us by the management of the Company;

(iii) reviewed certain financial projections relating to the Company that were provided to or discussed with us by the management of the Company;

(iv) discussed the past and current operations, financial condition and prospects of the Company with the management of the Company;

(v) reviewed the reported prices and trading activity of the Company Common Stock;

(vi) compared the financial performance and condition of the Company and the reported prices and trading activity of the Company Common Stock with that of certain other comparable publicly traded companies that we deemed relevant;

(vii) reviewed publicly available information regarding the financial terms of certain transactions comparable, in whole or in part, to the Transaction that we deemed relevant;

(viii) participated in certain discussions with representatives of the Company;

(ix) reviewed the Merger Agreement;

(x) reviewed a draft, dated June 10, 2011, of the Contingent Cash Consideration Agreement; and

(xi) performed such other analyses and reviewed such other material and information that we deemed relevant.

We have assumed and relied upon the accuracy and completeness of the information provided to us for the purposes of this opinion and we have not assumed any responsibility for independent verification of such information and have relied on such information being complete and correct. With respect to the financial projections, we have assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not conducted a physical inspection of the facilities or property of the Company. We have not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuation or appraisal. Furthermore, we have not considered any tax, accounting or legal effects of the Transaction or the transaction structure on any person or entity.

We have assumed that the final forms of the Merger Agreement and the Contingent Cash Consideration Agreement will be substantially the same as the last drafts of the Merger Agreement and the Contingent Cash Consideration Agreement reviewed by us and will not vary in any respect material to our analysis. We have further assumed that the Transaction will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any term, condition or agreement material to our analysis (including, without limitation, the consideration proposed to be paid to the holders of Company Common Stock in connection with the Transaction), and that, in the course of obtaining the necessary regulatory approvals for the Transaction, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on the Company and that Parent will obtain the necessary financing to effect the Transaction in accordance with the terms of financing commitments in the forms provided by Parent. We have further assumed that all representations and warranties set forth in the Merger Agreement and all related agreements are and will be true and correct in all respects material to our anlaysis as of all of the dates made or deemed made and that all parties will comply in all respect material to our analysis with all covenants of such parties thereunder. With your consent, for purposes of our analyses, we have not attempted to value or consider the merits of any of the claims that could potentially result in a Contingent Cash Consideration Payment and have assigned no value to any Contingent Cash Consideration Payment.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of June 9, 2011. In particular, we do not express any opinion as to the prices at which shares of Company Common Stock may trade at any future time. Furthermore, our opinion is limited to the fairness, from a financial point of view, to holders of shares of Company Common Stock, other than holders of Excluded Shares, of the Merger Consideration proposed to be paid to such holders pursuant to the Merger Agreement and does not address the Company’s underlying business decision to undertake the Transaction, and our opinion does not address the relative merits of the Transaction as compared to any alternative transactions or business strategies that might be available to the Company. Our opinion does not address any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise except as expressly identified herein.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving the Company or any of its assets nor were we involved in the negotiation of the terms of the Transaction.

We have acted as financial advisor to the Board of Directors of the Company in connection with their consideration of the fairness, from a financial point of view, to holders of shares of Company Common Stock, other than holders of Excluded Shares, of the Merger Consideration proposed to be paid to such holders pursuant to the Merger Agreement and will receive a fee for our services, the full amount of which, to the extent not previously paid, is payable upon the delivery of this opinion and none of which is contingent upon the consummation of the Transaction or the conclusion reached in this opinion. In addition, we and our affiliates may provide in the future financial services to the Company or Parent or their respective affiliates, for which we or our affiliates would expect to receive compensation. The issuance of this opinion has been authorized by our fairness opinion committee.

This letter is solely for the information and assistance of the Board of Directors of the Company, in its capacity as such, and is not on behalf of and is not intended to confer rights or remedies upon any other entity or persons, and may not be reproduced, summarized, described, referred to or used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in filings with the Securities and Exchange Commission as part of the proxy materials or similar documents provided to the Company’s stockholders in connection with the Transaction. We express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Transaction, or to the holders of any other securities of the Company or rights derivative therefrom, or any class of such persons, relative to the consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement. This letter does not constitute a recommendation to any holder of Company Common Stock or any other person as to how any such holder should vote with respect to the Transaction or how to act on any matter relating to the Transaction.

Based on, and subject to, the foregoing, we are of the opinion that, on the date hereof, the Merger Consideration proposed to be paid to the holders of Company Common Stock, other than holders of Excluded Shares, is fair, from a financial point of view, to such holders.

Very truly yours,

/s/  Peter J. Solomon Company L.P.
PETER J. SOLOMON COMPANY L.P.

Annex D

Form of
CONTINGENT CASH CONSIDERATION AGREEMENT
dated as of [ • ], 2011
by and among

GERBER SCIENTIFIC, INC.,
[ • ],
[ • ],
[ • ] and
[ • ]
as
the initial Committee Members
and
[PAYING AGENT]
as
Paying Agent

D-i

Annex I	Illustrative Example of Escrow Payouts
Exhibit A	Committee Member Compensation
Exhibit B	Permissible Parties

D-ii

INDEX OF DEFINED TERMS

Term	Section

Advisors	Section 3.02(c)
Agreement	Preamble
CCCP	Recitals
CCCP Payout Amount	Section 5.02(c)(i)
CCCP Register	Section 2.02(c)
CCCPs	Recitals
Claim Proceeds	Section 8.02(a)
Claims	Section 8.02(b)
Claims End Date	Section 5.01(b)
Code	Section 4.06(a)
Committee	Section 3.01
Committee Members	Section 3.01
Company	Preamble
Company Committee Member	Section 3.01
Company Stock	Recitals
Current CCCP Payout Amount	Section 5.02(c)(i)
Earnings	Section 8.02(c)
Earnings Account	Section 1.02(b)
Escrow Account	Recitals
Escrow Assets	Section 8.02(d)
Escrow Expenses	Section 8.02(e)
Escrow Payout	Section 8.02(f)
Final Notice	Section 5.01(b)
Final Payment Date	Section 5.01(b)
Fiscal Year	Section 8.02(g)
Holder	Section 2.02(a)
Holder Payout Amount	Section 5.02(c)(ii)
Interim Notice	Section 5.01(a)
Interim Payment Date	Section 5.01(a)
Knowledge Acquiring Person	Section 6.02(b)(ii)
Losses	Section 8.02(h)
Merger	Recitals
Merger Agreement	Recitals
Merger Subsidiary	Recitals
Negative Exercise Price	Section 5.02(c)(iii)
Non-Participating CCCP	Section 5.02(c)(iv)
Notice	Section 8.02(i)
Other Claim Expenses	Section 8.02(j)
Other Claims	Section 3.02(a)
Outside Counsel	Section 8.02(k)
Outside Counsel Contingent Fees	Section 8.02(l)
Parent	Recitals
Participating CCCP	Section 5.02(c)(v)

D-iii

Term	Section

Patent	Section 8.02(m)
Paying Agent	Section 7.01
Payment Date	Section 8.02(n)
Permissible Party	Section 8.02(o)
Permitted Claims	Section 3.02(a)
Permitted License	Section 8.02(p)
Permitted Transfer	Section 2.04
Post-Closing Claim Proceeds	Section 4.05(b)
Post-Closing Other Claim Proceeds	Section 4.05(b)
Post-Closing Permitted Claim Proceeds	Section 4.05(a)
Pre-Closing Expenses	Section 8.02(q)
Pre-Closing Recoveries Amount	Section 8.02(r)
Primary Claim	Section 8.02(s)
Pursuit	Section 3.02(a)
Recovery	Section 8.02(t)
Reimbursable Funding Amount	Section 8.02(u)
Reimbursable Funding Amount Cap	Section 8.02(v)
Retainer Letter	Section 8.02(w)
Specified Committee Members	Section 3.01
Surviving Person	Section 6.02(a)(ii)
Tax Deduction Amount	Section 8.02(x)
Transition Date	Section 8.02(y)

D-iv

CONTINGENT CASH CONSIDERATION

AGREEMENT (this “Agreement”), dated as of [ • ], 2011, by and among Gerber Scientific, Inc., a Connecticut corporation (the “Company”), [ • ], [ • ], [ • ] and [ • ] as the initial Committee Members, and [Paying Agent], as Paying Agent.

WITNESSETH:

WHEREAS Vector Knife Holdings (Cayman), Ltd., a Cayman company (“Parent”), Knife Merger Sub, Inc., a Connecticut corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”), and the Company, have entered into an Agreement and Plan of Merger, dated as of June 10, 2011 (as may be amended and restated from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Subsidiary will be merged (the “Merger”) with and into the Company at the Effective Time, with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Parent;

WHEREAS the consideration to be paid for each outstanding share of common stock, par value $0.01 per share, of the Company (“Company Stock”) pursuant to the Merger Agreement includes a right to receive contingent cash consideration payments, subject to the terms and conditions set forth herein (each right, a “CCCP” and collectively, the “CCCPs”);

WHEREAS the Company and the Committee desire the Pursuit of the Claims to be managed, administered and controlled by the Committee and the Company in accordance with this Agreement; and

WHEREAS the Company and the Committee desire the Paying Agent to establish an escrow account (the “Escrow Account”) and make payments as directed by the Committee in accordance with this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein, the Company, the initial Committee Members and the Paying Agent hereby agree as follows:

ARTICLE I

ESCROW

Section 1.01.  Escrow Account.  (a) Simultaneously with the execution and delivery of this Agreement, the Paying Agent shall establish the Escrow Account to hold all funds accepted or held by the Paying Agent pursuant to this Agreement. No funds shall be released from the Escrow Account, except in accordance with this Agreement.

(b) Simultaneously with the execution and delivery of this Agreement, the Company shall deliver, or cause to be delivered, to the Paying Agent for deposit into the Escrow Account, an amount in cash equal to the Reimbursable Funding Amount less an amount equal to the Pre-Closing Expenses.

(c) Simultaneously with the execution and delivery of this Agreement, the Company shall deliver, or cause to be delivered, an amount in cash equal to the Pre-Closing Recoveries Amount, if any, to the Paying Agent for deposit into the Escrow Account.

(d) Promptly upon (and in no event later than five Business Days after) receipt thereof, the Company shall deliver, or cause to be delivered, an amount in cash equal to each of the Recoveries to the Paying Agent for deposit into the Escrow Account.

Section 1.02.  Investment; Earnings Account.  (a) The Paying Agent shall invest the Escrow Assets as directed in writing by the Committee, solely in the following: (i) obligations issued by the United States of America or any agency or instrumentality thereof with a maturity of not more than 365 days and (ii) money market funds substantially all of whose funds are invested in the foregoing.

(b) All Earnings shall be paid into a sub-account of the Escrow Account (the “Earnings Account”) and the Paying Agent shall reinvest such Earnings in the same manner as the Escrow Assets are directed to be invested by the Committee pursuant to Section 1.02(a).

(c) If at any time the Committee deems it necessary that some or all of the investments constituting Escrow Assets or Earnings be redeemed or sold in order to raise cash proceeds necessary to comply with the provisions of this Agreement, the Committee shall direct the Paying Agent to effect such redemption or sale, in such manner and at such time as the Committee directs.

Section 1.03.  Escrow Expenses.  The Paying Agent shall (a) disburse such portion of the Escrow Assets or Earnings as directed in writing by the Committee to pay Escrow Expenses and (b) maintain a record of such disbursements; provided that all Escrow Expenses shall be paid out of the Escrow Assets until such time as the Escrow Assets are exhausted before any Escrow Expenses shall be paid out of Earnings.

Section 1.04.  Escrow Funding.  Following the initial funding of the Reimbursable Funding Amount pursuant to Section 1.01(b), the Committee may request that the Company deliver additional funds into the Escrow Assets, in such amounts as it shall request, subject to the following: (a) the Committee may not request additional funds unless the Escrow Assets are valued at less than $250,000 at the time of the Committee’s request, (b) the Committee may not request an amount of additional funds that would result in the Escrow Assets being valued at more than $500,000 immediately following delivery of such additional funds and (c) in no event shall the Company be required to provide additional funds after the Transition Date or to the extent that the aggregate additional funding pursuant to this Section 1.04, when taken together with the initial funding of the Reimbursable Funding Amount pursuant to Section 1.01(b), would exceed the Reimbursable Funding Amount Cap. The Company shall promptly deliver, or cause to be delivered, the amounts requested under, and subject to the conditions of, this Section 1.04 to the Paying Agent in cash, and the Reimbursable Funding Amount shall be increased to reflect such additional funding. For the avoidance of doubt, any amounts deducted from Recoveries pursuant to Section 4.05 shall not serve to increase the Reimbursable Funding Amount Cap.

Section 1.05.  Tax Treatment of Escrow.  The Company shall be treated as the owner of the Escrow Account for tax purposes.

ARTICLE II

CCCPs

Section 2.01.  No Certificates.  The CCCPs shall not be evidenced by a certificate or other instrument.

Section 2.02.  Registration by the Paying Agent.  (a) The Committee, the Company and the Paying Agent may deem and treat the registered holder (the “Holder”) of a CCCP as the absolute owner thereof for all purposes, and none of the Committee, the Company and the Paying Agent shall be affected by any notice to the contrary.

(b) The Company shall furnish or cause to be furnished to the Paying Agent in such form as the Company receives from its transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within five Business Days of the Effective Time.

(c) The Company shall cause to be kept at the Paying Agent’s principal office a register (the “CCCP Register”) in which the Paying Agent shall provide for the registration of the CCCPs. The CCCPs shall be registered in the names and addresses of, and in the denomination as set forth in, the applicable letter of transmittal accompanying the shares of Company Stock surrendered by the holder thereof in connection with the Merger pursuant to the Merger Agreement. A Holder may make a written request to the Paying Agent or the Company to change such Holder’s address of record on the CCCP Register. The written request must be duly executed by the Holder. Upon receipt of such written request by the Paying Agent or the Company, the Paying Agent shall promptly record the change of address on the CCCP Register. The Paying Agent shall provide a copy of the CCCP Register to the Company upon request.

Section 2.03.  Rights of CCCP Holder.  Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of being a Holder of a CCCP, the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the

Company or any other matter, or any rights of any kind or nature whatsoever as a stockholder of the Company, either at law or in equity. The rights of a Holder are limited to those expressed in this Agreement.

Section 2.04.  Non-transferability.  The CCCPs and any interest therein (including beneficial ownership through a broker, dealer, custodian bank or other nominee) shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, directly or indirectly, other than through a Permitted Transfer and, in the case of a Permitted Transfer, only in accordance with Section 2.05. Each Holder, by virtue of its acceptance of a CCCP, shall be deemed to have agreed to not sell, assign, transfer, pledge, encumber or in any other manner transfer or dispose of, in whole or in part, directly or indirectly, such CCCP or any interest therein other than through a Permitted Transfer in accordance with Section 2.05. In addition, each Holder, by virtue of its acceptance of a CCCP, shall be deemed to have agreed to not facilitate or recognize any attempt by any beneficial owner of such CCCP, including any former street holder of Company Stock or any broker, dealer, custodian bank or other nominee of such a street holder to sell, assign, transfer, pledge, encumber or in any other manner transfer or dispose of, in whole or in part, directly or indirectly, an interest in such CCCP other than through a Permitted Transfer. A “Permitted Transfer” shall mean (a) the transfer of a CCCP (or any interest therein) on death by will or intestacy; (b) transfer by instrument to an inter vivos or testamentary trust in which the CCCP (or any interest therein) is to be passed to beneficiaries upon the death of the trustee; (c) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (d) if the Holder (or beneficial owner of a CCCP) is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; or (e) a transfer made by operation of law (such as a merger).

Section 2.05.  Transfer of CCCPs.  (a) Subject to the restrictions on transferability set forth in Section 2.04, the Paying Agent shall, from time to time, register the transfer of any outstanding CCCPs upon the CCCP Register, upon delivery to the Paying Agent of a written instrument or instruments of transfer and other requested documentation in a form satisfactory to the Company and the Paying Agent, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, such signature to be guaranteed by a participant in a recognized Signature Guarantee Medallion Program. A request for a transfer of a CCCP shall be accompanied by such documentation establishing satisfaction of the conditions set forth in Section 2.04 as may be reasonably requested by the Company (including opinions of counsel, if appropriate). Upon receipt of documentation reasonably satisfactory to the Company, the Company shall authorize the Paying Agent to permit the transfer of a CCCP. The Paying Agent shall not permit the transfer of a CCCP until it is so authorized by the Company. No transfer of a CCCP shall be valid until registered on the CCCP Register and any transfer not duly registered on the CCCP Register will be void ab initio. All transfers of CCCPs registered on the CCCP Register shall be the valid obligations of the Company, representing the same rights to receive cash as the CCCPs transferred previously entitled the transferor to receive, and shall entitle the transferee to the same benefits and rights under this Agreement as those held by the transferor prior to such transfer. The CCCP Register will show one position for Cede & Co (as nominee of DTC) which represents all the shares of Company Stock held by DTC on behalf of the street holders of the shares of Company Stock as of the Effective Time and the Paying Agent will have no responsibility whatsoever directly to the street holders with respect to Permitted Transfers. With respect to any payments to be made under Article V below, the Paying Agent will accomplish the payment to the street holders by sending one lump payment to DTC, who will then be required to distribute the payments to brokers and stockholders as of the Effective Time. The Paying Agent will have no responsibilities whatsoever with regards to distribution of payments to the street holders directly.

(b) No service charge shall be made for any registration of transfer of CCCPs. The Paying Agent shall have no duty or obligation to take any action under this Section which requires the payment by a Holder of a CCCP of applicable taxes or charges unless and until the Paying Agent is satisfied that all such taxes and charges have been paid.

ARTICLE III

CCCP COMMITTEE

Section 3.01.  Establishment.  Each Holder, by virtue of its acceptance of a CCCP, shall be deemed to have consented and agreed to (i) the establishment of a CCCP Committee (the “Committee”), consisting of four members (“Committee Members”) and having the powers, authority and rights set forth in this Agreement and (ii) the appointment of [ • ], [ • ] and [ • ] as the initial Committee Members appointed by the Holders (the initial “Specified Committee Members”) and the appointment of [ • ] as the initial Committee Member appointed by the Company (the initial “Company Committee Member”).

Section 3.02.  Authority.  (a) Subject to Section 3.03, the Committee shall have full power and authority to prosecute, appeal, negotiate, resolve, settle, compromise or otherwise pursue any Claims, in whole or in part, on behalf and in the name of the Company, in accordance with the provisions of this Agreement, including by litigation in trial or appellate courts, arbitration, alternative dispute resolution, negotiation, settlement or compromise (collectively, the “Pursuit” of Claims), including such power and authority to (i) initiate any Claims (including determining the timing thereof and the strategy therefor) (A) against any of the Permissible Parties (any such Claims, “Permitted Claims”) and (B) otherwise with the unanimous approval of the Committee Members (including the Company Committee Member)(any such Claims, “Other Claims”), (ii) direct and supervise all matters involving litigation of any Claims (including trial strategy and planning and settlement strategy), (iii) appear before and conduct affairs with arbitrators, mediators and other such professionals on behalf and in the name of the Company necessary or appropriate to enable the Committee to Pursue any Claims, (iv) appear in court and file pleadings and execute any documents on behalf and in the name of the Company necessary or appropriate to enable the Committee to Pursue any Claims and (v) agree to the settlement or compromise of any Claim, including the grant of any Permitted License in connection therewith, subject to the consent right set forth in Section 4.04; provided that the Committee shall keep the Company Member reasonably informed of any material developments in, and consult with the Company Member prior to making any material decisions with respect to, the Pursuit of any Claims.

(b) The Committee shall have full power and authority to withdraw all or part of any Claims and terminate the Pursuit thereof.

(c) The Committee shall have full power and authority to retain advisors, including counsel, accountants, financial advisors, experts, consultants, investigators and other agents (collectively, “Advisors”), in connection with the Pursuit of Claims or the withdrawal or termination thereof and to advise the Committee Members with respect to the rights and obligations of the parties under this Agreement, including such power and authority to (i) direct and supervise all such Advisors (including Outside Counsel in all matters contemplated by the Retainer Letter) and (ii) determine the amount and method of compensation to be paid to such Advisors (including the settlement of any disputes regarding such compensation); provided that the Committee shall obtain the acknowledgment of each Advisor retained after the date hereof that the sole recourse for such Advisor’s fees and expenses shall be (A) first to the Escrow Assets until such time as the Escrow Assets are exhausted or finally distributed to the Holders pursuant to Article V and (B) then to the Earnings until the Earnings are exhausted. The Company shall not pay any fees or expenses of any such Advisor (including Outside Counsel pursuant to the Retainer Letter) without the prior approval of the Committee.

(d) The Committee shall have full power and authority to direct the investment of the Escrow Assets and Earnings, subject to Section 1.02, and the payment of the Escrow Expenses and Escrow Payouts by the Paying Agent, including such power and authority to determine the timing and amount of any interim Escrow Payouts prior to the Claims End Date. Without limiting the generality of the Committee’s authority, prior to the Claims End Date, the Committee may determine that all or a portion of any Recoveries should be retained in the Escrow Account to fund Pursuit of additional Claims rather than included in an interim Escrow Payout prior to the Claims End Date.

(e) The Committee shall have full power and authority to take such action as the Committee deems necessary or appropriate to enforce the obligations of the parties under this Agreement. If a court of competent jurisdiction renders a final non-appealable judgment against the Company in respect of any suit brought by the

Committee to enforce the obligations of the Company under this Agreement, then the Company agrees to pay all legal fees and expenses that the Committee may reasonably incur (which may include any reasonable contingency fees) as a result of any litigation commenced by the Committee regarding the validity or enforceability of, or liability under, any provision of this Agreement binding upon the Company. Notwithstanding any other provision in this Agreement, legal fees and expenses paid by the Company pursuant to this Section 3.02(e) shall not be reimbursable to the Company.

Section 3.03.  Other Claims.  At any time after the Committee elects to Pursue any Other Claim, the Company may elect, by written notice to the Committee, to control the Pursuit of such Other Claim, in which case the Company shall have the power and authority to Pursue such Other Claim as if it were the Committee under Sections 3.02(a), 3.02(b) and 3.02(c) (excluding the proviso of the first sentence and the second sentence thereof) and to hire Advisors of its choosing; provided that (a) the Committee shall have the power and authority to retain its own Advisors in respect of the Pursuit of such Other Claim and to pay any fees and expenses of such Advisors as Escrow Expenses, (b) the Company shall keep the Committee reasonably informed of any material developments in, and consult with the Committee prior to making any material decisions with respect to, the Pursuit of such Other Claim, (c) the Company shall not use Escrow Assets or Earnings to Pursue such Other Claim and (d) the Company shall not amend the Retainer Letter or any other arrangement with an Advisor in respect of any Claim, other than Other Claims it has elected to control.

Section 3.04.  Actions.  The Committee may act only with the concurrence of a majority of the Committee Members; provided, however, that the Committee may, by resolution adopted by a majority of the Committee Members, designate a Chairman or other Committee Member to act as the administrative Committee Member and delegate to the Chairman or such other Committee Member such authority as the Committee may determine and provided further that any election to Pursue any Other Claim may be made only with the unanimous approval of the Committee Members.

Section 3.05.  Compensation.  Each Committee Member is entitled to compensation for service as a Committee Member as set forth in Exhibit A.

Section 3.06.  Replacement of Committee Members.  (a) Any Specified Committee Member may be removed for cause only at any time upon the written election of the Holders of not less than a majority of the then outstanding CCCPs. Any Company Committee Member may be removed at any time upon written notice by the Company.

(b) If any Specified Committee Member shall be removed, resign, die or become incapacitated or shall otherwise become unable or unwilling to act as a Committee Member hereunder, the two remaining Specified Committee Members shall appoint a successor, or, if there is only one remaining Specified Committee Member, such remaining Specified Committee Member shall appoint two successor Specified Committee Members, or, if there are no remaining Specified Committee Members, the Company shall appoint three successor Specified Committee Members at least one of whom is an attorney experienced in intellectual property litigation and none of whom are employees or Affiliates of the Company or any of its Affiliates. If any Company Committee Member shall be removed, resign, die or become incapacitated or shall otherwise become unable or unwilling to act as a Committee Member hereunder, the Company shall appoint a successor Company Committee Member. Every successor appointed under this Section 3.06(b) shall execute, acknowledge and deliver to the Company and the Paying Agent an instrument accepting such appointment and a joinder to this Agreement, and thereupon such successor shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as the Committee Member such successor is succeeding without further act or deed.

(c) Any Committee Member may also be a Holder or an officer, director, employee or Affiliate of a Holder and in such case will continue to have all the rights of a Holder to the same extent as if he or she were not a Committee Member.

Section 3.07.  Liability; Indemnification.  (a) Each Committee Member undertakes to perform only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against any Committee Member. For the avoidance of doubt, it is not intended that the Committee Members shall have any fiduciary or similar duties to the Holders. No Committee Member shall be liable, responsible or accountable in damages or otherwise for any Loss (including Losses that are costs and expenses of defense of claims, as incurred) incurred by reason of having been a Committee Member or resulting from administration of any Claims or the Escrow Account or any decision, action or failure to act, except to the extent that any such Loss shall have been finally determined by a court of competent jurisdiction to have been primarily caused by the bad faith or willful misconduct of such Committee Member. Each Holder, by virtue of its acceptance of a CCCP, shall be deemed to have consented and agreed to release and forever discharge each Committee Member from and against any and all liabilities, responsibilities and claims for damages or otherwise for any Loss incurred by reason of having been a Committee Member or resulting from administration of any Claims or the Escrow Account or any decision, action or failure to act, except to the extent that any such Loss shall have been finally determined by a court of competent jurisdiction to have been primarily caused by the bad faith or willful misconduct of such Committee Member.

(b) The Company shall indemnify and hold harmless each Committee Member against any Loss incurred by reason of having been a Committee Member or resulting from administration of any Claims or the Escrow Account or any decision, action or failure to act, except to the extent that any such Loss shall have been finally determined by a court of competent jurisdiction to have been primarily caused by the bad faith or willful misconduct of such Committee Member. The Company shall advance payments in connection with its indemnification obligations under this Section 3.07(b) upon request of any Committee Member; provided that such Committee Member shall have delivered to the Company a written undertaking to repay any amount advanced in the event it is subsequently determined in a final non-appealable judgment rendered by a court of competent jurisdiction that such Loss was primarily caused by the bad faith or willful misconduct of such Committee Member. The rights of each Committee Member under this Section 3.07(b) are in addition to, and not in substitution for, any other rights to which such Committee Member may be entitled, whether pursuant to law, contract or otherwise. These rights are intended to benefit, and shall be enforceable by, each Committee Member. The obligations of the Company under this Section 3.07(b) shall not be terminated or modified in such a manner as to adversely affect the rights of any Committee Member without the consent of such Committee Member and shall survive the termination of this Agreement and the removal or resignation of any Committee Member.

(c) Notwithstanding Section 3.07(b), all Losses indemnified pursuant to Section 3.07(b) (including amounts advanced pursuant to the second sentence thereof) shall be deemed to be Escrow Expenses and shall be paid out (i) first from the Escrow Assets until such time as the Escrow Assets are exhausted or finally distributed to the Holders pursuant to Article V and (ii) then from the Earnings until the Earnings are exhausted, before the Company shall be obligated to make any payments pursuant to Section 3.07(b); provided that should any Claim Proceeds be received after the Company has made any payments pursuant to Section 3.07(b) due to exhaustion of the Escrow Assets and Earnings, the Company shall be entitled to reimbursement of an amount in cash equal to such payments from such Claim Proceeds.

ARTICLE IV

CERTAIN COVENANTS

Section 4.01.  Cooperation.  (a) The Company shall (i) provide the Committee and its Advisors with such access as the Committee reasonably deems necessary to Pursue the Claims, at normal business hours and upon reasonable notice, to the Company’s books and records (including electronic and archived documents and files) and the Company’s facilities and to current employees and Advisors of the Company, including in connection with testimony in litigation and factual investigation, and (ii) make its employees and Advisors available to provide assistance and expertise at such times and in such places, including in connection with depositions conducted outside the United States, as the Committee reasonably deems necessary to Pursue the Claims; provided that, in the case of each of clauses (i) and (ii), the Company only shall be required to provide such access and make its employees and Advisors available to the extent and in such manner as does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. The Company shall cooperate and render assistance in obtaining such access as the Committee reasonably deems necessary to Pursue the Claims to former employees and Advisors of the Company, including in connection with testimony in litigation and factual investigation, provided that the Company only shall be required to provide such cooperation and assistance to the extent and in such manner as does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. Reasonable out-of-pocket expenses incurred by current or former employees or Advisors of the Company (but in no event any compensation expenses of current employees of the Company) in connection with the Committee’s access to them shall be reimbursed as Escrow Expenses.

(b) The Company shall (i) maintain in place any litigation document retention policies that exist as of the Effective Time and (ii) implement and maintain new litigation document retention policies as the Committee reasonably deems necessary to Pursue the Claims; provided that in the case of implementing and maintaining any such new policies, they shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries.

Section 4.02.  Powers-of-Attorney.  The Company shall execute and deliver to the Committee a power-of-attorney in form reasonably satisfactory to the Committee to enable the Committee to file pleadings and execute any documents on behalf of the Company necessary or appropriate to enable the Committee to prosecute the Primary Claim, and each Other Claim that is approved by the unanimous consent of the Committee, in the name of the Company and without further consent or action by the Company or its Affiliates.

Section 4.03.  Pursuit of Claims.  The Company and its Affiliates shall not take any action that is, or fail to take any action the absence of which is, reasonably expected to adversely affect any Claims or the Pursuit of any Claims. The Company and its Affiliates shall not disclose any non-public information with respect to any Claims to any third parties except (i) to Advisors of the Company and its Affiliates who are advised of the confidential nature of such information and agree to abide by this Section 4.03 in respect of such non-public information, (ii) to the extent such disclosure is compelled by any governmental authority or applicable law or (iii) to the extent such information becomes part of the public domain without breach of this Section 4.03 by the Company or any of its Affiliates.

Section 4.04.  Settlements.  (a) No settlement or compromise of any Permitted Claim or any Other Claim Pursued by the Committee shall require any consent or action by the Company or its Affiliates, unless such settlement or compromise would result in (i) the payment of any amount in cash by the Company, (ii) the creation of a material ongoing obligation of the Company and its Affiliates or (iii) a materially adverse admission of fact regarding the Company and its Affiliates, other than the granting of a Permitted License. If the consent of the Company shall be so required, such consent, including any release by the Company or its Affiliates as may be required by the other party to such settlement or compromise in connection with such settlement or compromise, shall not be unreasonably withheld, delayed or conditioned.

(b) The settlement or compromise of any Other Claim Pursued by the Company shall be subject to the consent of the Committee, such consent not to be unreasonably withheld, delayed or conditioned; provided that no such consent shall be required in connection with (i) any settlement or compromise of such Other Claim in connection with the settlement or compromise of any claim, cross-claim or counterclaim against the Company, or (ii) the withdrawal of all or part of such Other Claim and termination of the Pursuit thereof, in each case, not involving receipt of any consideration (other than such settlement or compromise) by the Company.

Section 4.05.  Distributions of Claim Proceeds.  (a) The Company shall be entitled to deduct from any Claim Proceeds received after the Effective Time in respect of Permitted Claims (any such Claim Proceeds, “Post-Closing Permitted Claim Proceeds”) the following amounts prior to depositing the balance of such Post-Closing Permitted Claim Proceeds into the Escrow Account:

(i) first, an amount until the aggregate amount deducted pursuant to this clause (i) in respect of all Post-Closing Permitted Claim Proceeds received to date equals the aggregate Outside Counsel Contingent Fees paid to date in respect of all Post-Closing Claim Proceeds;

(ii) second, an amount until the aggregate amount deducted pursuant to this clause (ii) in respect of all Post-Closing Permitted Claim Proceeds received to date equals the Tax Deduction Amount in respect of all Post-Closing Permitted Claim Proceeds;

(iii) third, an amount until the aggregate amount deducted pursuant to this clause (iii) and clause (iii) of Section 4.05(b) equals the aggregate amount of reimbursement to which the Company is entitled to date pursuant to Section 3.07(c) and Section 7.02(f); and

(iv) fourth, an amount until the aggregate amount deducted pursuant to this clause (iv) equals the Reimbursable Funding Amount (including any increase in the amount thereof pursuant to Section 1.04).

(b) The Company shall be entitled to deduct from any Claim Proceeds received after the Effective Time in respect of Other Claims (any such Claim Proceeds, “Post-Closing Other Claim Proceeds” and together with Post-Closing Permitted Claim Proceeds, “Post-Closing Claim Proceeds”) the following amounts prior to depositing the balance of such Post-Closing Other Claim Proceeds into the Escrow Account:

(i) first, an amount until the aggregate amount deducted pursuant to this clause (i) in respect of all Post-Closing Other Claim Proceeds received to date equals the aggregate Outside Counsel Contingent Fees paid to date in respect of all Post-Closing Other Claim Proceeds;

(ii) second, an amount until the aggregate amount deducted pursuant to this clause (ii) in respect of all Post-Closing Other Claim Proceeds received to date equals the Tax Deduction Amount in respect of all Post-Closing Other Claim Proceeds;

(iii) third, an amount until the aggregate amount deducted pursuant to this clause (iii) and clause (iii) of Section 4.05(a) equals the aggregate amount of reimbursement to which the Company is entitled to date pursuant to Section 3.07(c) and Section 7.02(f);

(iv) fourth, an amount until the aggregate amount deducted pursuant to this clause (iv) in respect of all Post-Closing Other Claim Proceeds received to date equals the aggregate amount of Other Claim Expenses in respect of all Other Claims; and

(v) fifth, 50% of the excess of (A) the remaining balance of such Post-Closing Other Claim Proceeds over (B) any outstanding Escrow Expenses in respect of all Other Claims.

(c) The Company shall pay out of Claim Proceeds all Outside Counsel Contingent Fees due under the Retainer Letter; provided that the Committee (or the Company, in the case of any Other Claim Pursued by the Company) has approved each such payment.

Section 4.06.  Information.  (a) The Committee shall provide the Company with information to the extent reasonably requested in connection with reports, forms, notifications, applications, tax returns and other documents to be filed with the Internal Revenue Service or other applicable foreign, federal and state governmental agencies in order to comply with the Internal Revenue Code of 1986, as amended (the “Code”), or any state, local or foreign tax law.

(b) The Committee shall promptly notify the Company of any material change in the Pursuit of Claims.

(c) The Company shall promptly provide the Committee with any information reasonably requested by the Committee with respect to the amounts deducted from Claim Proceeds by the Company pursuant to Section 4.05 and the Company’s supporting documentation with respect to such deductions.

Section 4.07.  Prohibition on Exclusive License.  Neither the Company nor the Committee on behalf of the Company shall grant to any Person an exclusive license with respect to the Patent.

ARTICLE V

PAYMENT PROCEDURES

Section 5.01.  Payment Procedures.  (a) At any time after any Recoveries have been deposited into the Escrow Account and prior to the Claims End Date (provided that at such time there are no accrued and unpaid

Escrow Expenses), the Committee may direct the Paying Agent to make an interim Escrow Payout by delivering to the Paying Agent a notice (an “Interim Notice”) that (i) indicates the aggregate amount of such interim Escrow Payout and (ii) establishes a payment date (an “Interim Payment Date”) with respect to such Escrow Payout (which shall be no later than three Business Days after the issuance of such Interim Notice).

(b) No later than five Business Days after the date that the Committee finally determines that all Escrow Expenses have been paid and no Claims should continue to be Pursued (such date, the “Claims End Date”), the Committee shall direct the Paying Agent to make the final Escrow Payout by delivering to the Paying Agent a notice (the “Final Notice”) that (A) describes the final determination with respect to the Claims, (B) indicates the aggregate amount of the final Escrow Payout and (C) establishes the payment date (the “Final Payment Date”) with respect to the final Escrow Payout (which shall be no later than five Business Days after the issuance of such Final Notice).

(c) On the applicable Payment Date, the Paying Agent shall pay the Holder Payout Amount to each Holder by (i) check mailed to the address of such Holder as reflected on the CCCP Register as of the close of business on the last Business Day prior to such Payment Date or (ii) if such Holder is due a Holder Payout Amount in excess of $1,000,000 and has provided the Paying Agent with wire transfer instructions in writing, wire transfer of immediately available funds to the account specified in such instructions. In addition, the Paying Agent shall mail with (or, in the case of payments made to Holders who have provided the Company with wire instructions, at the same time as) the payment a copy of the applicable Notice.

Section 5.02.  Determination of Payout Amounts.  (a) The Paying Agent shall determine with respect to each Escrow Payout the applicable Holder Payout Amount for each Holder pursuant to this Section 5.02.

(b) (i) Each Participating CCCP shall entitle the Holder thereof to an aggregate amount of CCCP Payout Amounts with respect to such Participating CCCP equal to the aggregate CCCP Payout Amounts in respect of each other Participating CCCP and (ii) each Non-Participating CCCP shall entitle the Holder thereof to an aggregate amount of CCCP Payout Amounts with respect to such Non-Participating CCCP equal to the excess, if any, of (A) the aggregate CCCP Payout Amounts in respect of a Participating CCCP over (B) the Negative Exercise Price for such Non-Participating CCCP. Annex I sets forth an example of a series of Escrow Payouts calculated and allocated among Participating CCCPs and Non-Participating CCCPs in accordance with this Section 5.02(b).

(c) For purposes of the foregoing:

(i) “CCCP Payout Amount” means for each CCCP and with respect to each Escrow Payout an amount of cash from such Escrow Payout (the “Current CCCP Payout Amount”) such that the aggregate CCCP Payout Amounts paid with respect to such CCCP after giving effect to the Current CCCP Payout Amount equals the aggregate amount determined for such CCCP pursuant to Section 5.02(b).

(ii) “Holder Payout Amount” means, with respect to each Holder and each Escrow Payout, an amount in cash equal to the aggregate CCCP Payout Amounts to which such Holder is entitled under Section 5.02 from such Escrow Payout in respect of the CCCPs held by such Holder.

(iii) “Negative Exercise Price” means, for each Non-Participating CCCP, the excess of (A) the Option Exercise Price of the Out-of-the-Money Company Stock Option which was converted into such Non-Participating CCCP pursuant to the Merger Agreement over (B) the Cash Consideration.

(iv) “Non-Participating CCCP” means any CCCP received pursuant to the Merger Agreement as a result of holding an Out-of-the-Money Company Stock Option immediately prior to the Effective Time.

(v) “Participating CCCP” means any CCCP other than a Non-Participating CCCP.

Section 5.03.  Withholding.  The Paying Agent shall deduct and withhold, or cause to be deducted or withheld, from any amount payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company or the Holder in respect of which such deduction and withholding was made.

Section 5.04.  Earnings Distribution.  On the Final Payment Date, the Paying Agent shall pay an amount in cash equal to the Earnings in the Earnings Account on the Final Payment Date to the Company by wire transfer of immediately available funds from the Earnings Account to an account specified by the Company.

Section 5.05.  Unclaimed Cash.  Any Escrow Assets that remain undistributed to the Holders of CCCPs one year after the Final Payment Date shall be delivered to the Company, upon demand, and any Holders of CCCPs who have not theretofore received cash in exchange for such CCCPs shall thereafter look only to the Company for payment of their claim therefor. Notwithstanding any other provisions of this Agreement, any Escrow Assets that remain unclaimed immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity shall, to the extent permitted by law, become the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

ARTICLE VI

AMENDMENTS; CONSOLIDATION

Section 6.01.  Amendments.  (a) Without the consent of any Holders, the Company and the Committee, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants and obligations of the Company herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(ii) to evidence the succession of another Person as a successor Paying Agent and the assumption by any successor of the covenants and obligations of such Paying Agent herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(iii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company and the Committee shall consider to be for the protection of Holders; provided that in each case such addition shall not adversely affect the rights of any Committee Member or any Holder;

(iv) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or to make any other provisions with respect to matters or questions arising under this Agreement; provided that in each case such cured, corrected, supplemented or other provision shall not adversely affect the rights of any Committee Member or any Holder; or

(v) to make any modification to any terms of Section 3.02(a), 3.02(b), 3.02(c), 3.03, 4.01, 4.02, 4.03 or 4.04, in each case solely to the extent relating to the Other Claims.

(b) With the written consent of the Holders of not less than a majority of the then outstanding CCCPs, the Company and the Committee may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provision of this Agreement, if such addition, elimination or change is in any way adverse to the rights of the Holders. It shall not be necessary for any written consent of Holders under this Section 6.01(b) to approve the particular form of any proposed amendment, but it shall be sufficient if such written consent shall approve the substance thereof.

(c) Promptly after the execution of any amendment pursuant to the provisions of this Section 6.01, the Company and the Committee shall deliver to the Paying Agent a notice thereof setting forth in general terms the substance of such amendment and the Paying Agent shall mail by first class mail, postage prepaid, such notice to the Holders at their addresses as they shall appear on the CCCP Register.

(d) Upon the execution of any amendment in accordance with this Section 6.01, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

(e) The Paying Agent shall be entitled to receive and shall be fully protected in relying upon an officers’ certificate and opinion of counsel as conclusive evidence that any such amendment or supplement is authorized or permitted hereunder, that it is not inconsistent herewith and that it will be valid and binding upon the Company and the Committee in accordance with its terms.

Section 6.02.  Company May Consolidate, etc.  (a) After the Effective Time, the Company shall not consolidate with or merge into any other Person or convey or transfer the Patent to any other Person, unless:

(i) the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer the Patent (the “Surviving Person”) shall, by a supplemental contingent consideration payment agreement or other acknowledgment (i) executed and delivered to the Committee or (ii) pursuant to a provision in an agreement between the Company and the Surviving Person to which the Committee is a third-party beneficiary, expressly assume the performance of every covenant and obligation under this Agreement, subject to the conditions herein, on the part of the Company to be performed or observed in the manner prescribed herein; and

(ii) any conveyance or transfer of the Patent shall convey the Company’s full right, title and interest in the Patent including all Claims for past and present infringements.

(b) From the Effective Time until a final, non-appealable judgment has been rendered or a binding settlement has been reached in respect of the Permitted Claims, the Company shall not convey or transfer (other than pursuant to Section 6.02(a)) to any Person any portion of the business of the Company that possesses books and records relating to the Patent, or whose employees possess technical knowledge of the Patent, unless the Person that acquires by conveyance or transfer any such portion of the business of the Company (the “Knowledge Acquiring Person”) shall, by a supplemental contingent consideration payment agreement or other acknowledgment (i) executed and delivered to the Committee or (ii) pursuant to a provision in an agreement between the Company and the Knowledge Acquiring Person to which the Committee is a third-party beneficiary, expressly agree to perform the covenants and obligations under Section 4.01 (and Sections 3.02(e) and 6.02 in respect of Section 4.01), subject to the conditions herein, on the part of the Company to be performed or observed in the manner prescribed herein, with respect to such books and records and such employees.

(c) Upon any consolidation of or merger by the Company with or into any other Person in accordance with Section 6.02(a), the Surviving Person shall succeed to, be substituted for and assume all covenants and obligations of, and may exercise every right and power of, the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein, and thereafter the predecessor Person shall be relieved of all covenants and obligations under this Agreement and the CCCPs.

(d) Upon any conveyance or transfer of the Patent to any other Person in accordance with Section 6.02(a), the Surviving Person who is the resulting owner of the Patent shall succeed to, be substituted for and assume all covenants and obligations of, and may exercise every right and power of, the Company under this Agreement with the same effect as if such Surviving Person had been named as the Company herein; provided that the predecessor Person shall remain obligated with respect to all covenants and obligations under this Agreement and the CCCPs.

(e) Upon any conveyance or transfer (that is not a consolidation of or merger by the Company with or into, or a conveyance or transfer of the Patent to, any other Person) in accordance with Section 6.02(b) of any portion of the business of the Company that possesses books and records relating to the Patent, or whose employees possess technical knowledge of the Patent, the Knowledge Acquiring Person shall succeed to, be substituted for and assume all covenants and obligations of the Company under Section 4.01 (and Sections 3.02(e) and 6.02 in respect of Section 4.01) with respect to such books and records and such employees, with the same effect as if such Knowledge Acquiring Person had been named as the Company herein; provided that the predecessor Person shall remain obligated with respect to all covenants and obligations and, subject to Section 6.02(c) and Section 6.02(d), may exercise every right and power of the Company under this Agreement and the CCCPs.

(f) After the Effective Time, in the event that (i) the Company shall enter into any definitive agreement with respect to a consolidation or merger (whether by proxy, tender or exchange offer or otherwise) involving the Company and for which approval of stockholders of the Company is required, or of the conveyance or transfer of the Patent or any portion of the business of the Company that possesses books and records relating to the Patent, or whose employees possess technical knowledge of the Patent, or a tender offer or exchange offer for shares of its common stock; or (ii) the Company shall file (or have filed against it) for the voluntary or involuntary dissolution, liquidation or winding up of the Company, then the Company shall give to the Paying Agent and the Committee, at least 10 Business Days prior to the applicable record date for such transaction, or the date of the event in the case of events for which there is no record date, a written notice stating (A) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is reasonably expected to become effective or consummated or (B) the initial expiration date set forth in any tender offer or exchange offer for shares of the Company’s common stock.

(g) The provisions of this Section 6.02 shall apply to successive transactions and shall apply jointly and severally to all Surviving Persons and Knowledge Acquiring Persons (to the extent they possess the Patent, relevant books and records or relevant employees) should any transaction result in multiple Surviving Persons or Knowledge Acquiring Persons.

ARTICLE VII

PAYING AGENT

Section 7.01.  Appointment of Paying Agent.  The Company and the Committee hereby appoint [Paying Agent] as the paying agent (the “Paying Agent”) to act in accordance with the instructions set forth in this Agreement, and the Paying Agent hereby accepts such appointment.

Section 7.02.  Certain Rights of the Paying Agent.  (a) The Paying Agent may consult at any time with legal counsel satisfactory to it, and the Paying Agent shall incur no liability or responsibility to the Company or to the Committee in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

(b) Whenever in the performance of its duties under this Agreement the Paying Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company or the Committee prior to taking or suffering any action hereunder, such fact or matter (unless such evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by (i) the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, one of the Vice Presidents, the Treasurer or the Secretary of the Company, in the case of the Company, or (ii) a majority of the Committee Members, in the case of the Committee, and delivered to the Paying Agent; and such certificate shall be full authorization to the Paying Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c) The Company agrees to pay the Paying Agent reasonable compensation for all services rendered by the Paying Agent in the performance of its duties under this Agreement, to reimburse the Paying Agent for all expenses, taxes (other than income taxes) and governmental charges and other charges of any kind and nature incurred by the Paying Agent (including reasonable fees and expenses of the Paying Agent’s counsel) in the performance of its duties under this Agreement and to indemnify the Paying Agent and save it harmless against any and all liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Paying Agent in the performance of its duties under this Agreement, except as a result of the Paying Agent’s gross negligence, bad faith or willful misconduct. The obligations of the Company under this Section 7.02(c) shall survive the termination of this Agreement.

(d) The Paying Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Paying Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence, bad faith or willful misconduct.

(e) The Paying Agent will not incur any liability or responsibility to the Committee or the Company for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate or other paper, document or instrument reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(f) Notwithstanding Section 7.02(c), all Losses indemnified pursuant to Section 7.02(c) shall be deemed to be Escrow Expenses and shall be paid out (i) first from the Escrow Assets until such time as the Escrow Assets are exhausted or finally distributed to the Holders pursuant to Article V and (ii) then from the Earnings until the Earnings are exhausted, before the Company shall be obligated to make any payments pursuant to Section 7.02(c); provided that should any Claim Proceeds be received after the Company has made any payments pursuant to Section 7.02(c) due to exhaustion of the Escrow Assets and Earnings, the Company shall be entitled to reimbursement of an amount in cash equal to such payments from such Claim Proceeds.

Section 7.03.  Designation; Removal; Successor Paying Agent.  The Paying Agent may resign at any time and be discharged from its duties under this Agreement by giving to the Company and the Committee 30 days’ notice in writing. The Company and the Committee may remove the Paying Agent or any successor Paying Agent by giving to the Paying Agent or successor Paying Agent 30 days’ notice in writing. If the Paying Agent shall resign or be removed or shall otherwise become incapable of acting, the Company and the Committee shall jointly appoint a successor to the Paying Agent. If the Company and the Committee shall fail to make such appointment within a period of 30 days after such removal or after the Company and the Committee have been notified in writing of such resignation or incapacity by the resigning or incapacitated Paying Agent or by any Holder (whose name shall appear on the CCCP Register), then any Holder may apply to any court of competent jurisdiction for the appointment of a successor to the Paying Agent. Any successor Paying Agent, whether appointed by the Company and the Committee or such a court, shall be a bank or trust company in good standing, incorporated under the laws of the United States of America or any State thereof or the District of Columbia and having at the time of its appointment as Paying Agent a combined capital and surplus of at least $10,000,000. After appointment, the successor Paying Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Paying Agent without further act or deed; but the former Paying Agent shall deliver and transfer to the successor Paying Agent any property at the time held by it hereunder (including the Escrow Assets, Earnings, all records of Escrow Expense disbursements, the CCCP Register and all computer files and other information relating to the foregoing), and execute and deliver any further assurance, conveyance, act or deed necessary for such purpose. In the event of such resignation or removal, the successor Paying Agent shall mail by first class mail, postage prepaid, to each Holder, written notice of such removal or resignation and the name and address of such successor Paying Agent.

Section 7.04.  Information.  If there have been any Earnings during any Fiscal Year, the Paying Agent shall provide the Company, within fifteen days following the end of such Fiscal Year, with all necessary information to enable the Company to file its U.S. federal, state and local income tax returns with respect to such Earnings.

ARTICLE VIII

MISCELLANEOUS

Section 8.01.  Termination.  This Agreement will terminate on the date that is one year after the Final Payment Date.

Section 8.02.  Certain Definitions.  Terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement. In addition, for purposes of this Agreement:

(a) “Claim Proceeds” means all monetary amounts recovered or received in respect of Claims whether by judgment, settlement, compromise or otherwise. Claim Proceeds shall also include all monetary amounts recovered or received contingent upon the outcome of Claims that are received pursuant to any agreements existing as of the date hereof between the Company and any of Mimaki Engineering Co. Ltd. and Seiko I Infotech, Inc.

(b) “Claims” means each and every claim asserted, or that may be asserted, by or on behalf of the Company or a Surviving Person with respect to the Patent against any Person.

(c) “Earnings” means all interest or income derived from the investment of Escrow Assets, including from the investment and reinvestment of any such interest or income earned on such amounts.

(d) “Escrow Assets” means (i) the Reimbursable Funding Amount, (ii) the Recoveries, (iii) any investments purchased with Escrow Assets, (iv) any assets otherwise deposited in the Escrow Account and (v) all proceeds of each of the foregoing, excluding (A) Earnings and (B) assets paid, distributed, expended or otherwise disposed of from time to time by the Committee for the payment of Escrow Expenses or Escrow Payouts.

(e) “Escrow Expenses” means all fees, costs, expenses, obligations and liabilities of every nature or description incurred, directly or indirectly, by the Committee or any Committee Member in connection with establishing, maintaining and administering the Escrow Account or in carrying out the Committee’s powers and duties under this Agreement or applicable law, including (i) all costs and expenses of Pursuing any Claims, including the fees and expenses of Advisors and witnesses (including expert witnesses), court costs and reasonable out-of-pocket expenses incurred by current or former employees or Advisors of the Company (but in no event any compensation expenses of current employees of the Company) in connection with the Committee’s access to them pursuant to Section 4.01(a), whether incurred on a contingent, time and materials or other basis, other than any contingent fees paid pursuant to the Retainer Letter, (ii) all compensation and reimbursements of the Paying Agent and Committee Members and (iii) all costs and expenses of indemnifying the Paying Agent or the Committee Members pursuant to this Agreement or otherwise prosecuting or defending any other litigation involving the Escrow Account, the Committee or this Agreement, other than any fees or expenses of enforcing this Agreement paid by the Company pursuant to Section 3.02(e). Escrow Expenses shall not include any such expenses incurred by the Company, including in respect of its Pursuit of any Other Claim pursuant to Section 3.03.

(f) “Escrow Payout” means any distribution of any Escrow Assets by the Paying Agent to the Holders as directed by the Committee.

(g) “Fiscal Year” means the Company’s fiscal year ending on April 30, unless the Company has notified the Committee as to the applicability of a different fiscal year.

(h) “Losses” means, with respect to any Person, any and all demands, claims, suits, actions, causes of action, proceedings, assessments, losses (including losses of profit), damages, liabilities, taxes, costs and expenses incurred by such Person, including interest, penalties, fines, judgments, awards and fees of Advisors.

(i) “Notice” means an Interim Notice or the Final Notice, as applicable.

(j) “Other Claim Expenses” means all out-of-pocket costs and expenses of the Company (other than Escrow Expenses) resulting from the Company Pursuing any Other Claim, including the fees and expenses of Advisors and witnesses (including expert witnesses), court costs and other reasonable out-of-pocket expenses incurred by current or former employees or Advisors of the Company (but in no event any compensation expenses of current employees of the Company) in connection with the Company’s Pursuit of such Other Claim, and including any damage awards, settlement costs and other out-of-pocket costs of defending against and resolving any claims resulting from the Company Pursuing any Other Claim.

(k) “Outside Counsel” means Abelman Frayne & Schwab or any successor Advisor thereto.

(l) “Outside Counsel Contingent Fees” means, with respect to any Claim Proceeds, any contingent fees paid or payable by the Company with respect to such Claim Proceeds pursuant to the Retainer Letter and Section 4.05(b).

(m) “Patent” means U.S. Patent 5,537,135.

(n) “Payment Date” means an Interim Payment Date or the Final Payment Date, as applicable.

(o) “Permissible Party” means any Person set forth in Exhibit B.

(p) “Permitted License” means any license granted by the Committee on behalf of the Company in connection with a settlement or compromise of any Claims with respect to the Patent, containing terms and conditions (other than economic terms, including royalties or other compensation) which, when taken as a whole, are no less favorable to the Company than those contained in the Company’s licensing agreements existing as of the date hereof with respect to the Patent.

(q) “Pre-Closing Expenses” means all out-of-pocket costs and expenses incurred by the Company in Pursuing the Claims between the date of the Merger Agreement and the Effective Time, including the fees and expenses of Advisors and witnesses (including expert witnesses), court costs and reasonable out-of-pocket expenses incurred by current or former employees or Advisors of the Company (but in no event any compensation expenses of current employees of the Company), whether incurred on a contingent, time and materials or other basis, other than any contingent fees paid pursuant to the Retainer Letter.

(r) “Pre-Closing Recoveries Amount” means all Claim Proceeds recovered or received on or after the date of the Merger Agreement and prior to the Effective Time, net of (i) the product of (A) the maximum combined effective U.S. federal and (unless the beneficial owner of the Claim for tax purposes is not a U.S. corporation) state of Connecticut tax rate applicable to corporations then in effect and (B) the excess of (1) such Claim Proceeds over (2) any Escrow Expenses or Outside Counsel Contingent Fees that are deductible for U.S. federal income tax purposes by the Company and allocable to such Claim Proceeds and (ii) an amount equal to the Outside Counsel Contingent Fees paid prior to the Effective Time.

(s) “Primary Claim” means the Company’s lawsuit against Roland DG Corporation (or any of its Subsidiaries) with respect to the Patent.

(t) “Recovery” means the amount of any Post-Closing Claim Proceeds, net of any amounts deducted by the Company pursuant to Section 4.05.

(u) “Reimbursable Funding Amount” means an initial amount equal to the excess, if any, of (i) $500,000 over (ii) the Pre-Closing Recoveries Amount. The Reimbursable Funding Amount shall be increased by the amount of any additional funds delivered by the Company pursuant to Section 1.04.

(v) “Reimbursable Funding Amount Cap” means the excess of (i) $2,000,000 or such lesser amount as shall have been communicated by written notice by the Company to Parent at least one calendar day prior to the Effective Time over (ii) the amount of all Pre-Closing Expenses.

(w) “Retainer Letter” means the Retainer Letter Agreement dated as of February 12, 2007, by and between the Company and Abelman, Frayne & Schwab.

(x) “Tax Deduction Amount” means, with respect to any Post-Closing Permitted Claim Proceeds or Post-Closing Other Claim Proceeds, as applicable, the product of (i) the maximum combined effective U.S. federal and (unless the beneficial owner of the Claim for tax purposes is not a U.S. corporation) state of Connecticut tax rate applicable to corporations then in effect and (ii) the excess of (A) such Claim Proceeds over (B) any Escrow Expenses, Outside Counsel Contingent Fees or Other Claim Expenses that are deductible for U.S. federal income tax purposes by the Company and, in each case, to the extent allocable to such Post-Closing Permitted Claim Proceeds or such Post-Closing Other Claim Proceeds, as the case may be (provided such Escrow Expenses, Outside Counsel Contingent Fees or Other Claim Expenses have not already been offset against other Claim Proceeds).

(y) “Transition Date” means the date of the deposit into the Escrow Account of aggregate Recoveries either (i) in excess of $1,000,000 or (ii) in respect of payment in full of (A) any damages awarded to the Company under a final non-appealable judgment rendered by a court of competent jurisdiction or (B) any settlement payments payable to the Company pursuant to a settlement, in the case of each of clauses (A) and (B), in respect of the Primary Claim, whichever shall occur first.

Section 8.03.  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery by hand, by facsimile or by registered or certified mail (postage prepaid, return receipt requested)

to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to the Company:

[ • ]

Fax: [ • ]

Attention: [ • ]

with a copy to:

[ • ]

Fax: [ • ]

Attention: [ • ]

(b) If to the Committee or any Committee Member, to it, him or her:

[ • ]

Fax: [ • ]

Attention: [ • ]

(c) If to the Paying Agent:

[ • ]

Fax: [ • ]

Attention: [ • ]

Section 8.04.  Interpretation.  The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any terms used in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “or” shall not be exclusive. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to [ • ], 2011. Unless the context requires otherwise (a) any definition of or reference to any contract, instrument or other document or any law herein shall be construed as referring to such contract, instrument or other document or law as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 8.05.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 8.06.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.07.  Third-Party Beneficiaries.  This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter of this Agreement and (b) is not intended to confer upon any Person other than the parties, the Holders and any successors to the Committee Members any rights or remedies.

Section 8.08.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 8.09.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10.  Jurisdiction.  Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and to the jurisdiction of the United States District Court for the Southern District of New York, for the purpose of any proceeding arising out of or relating to this Agreement, and each of the parties hereby irrevocably agrees that all claims with respect to such proceeding may be heard and determined exclusively in any New York state or Federal court. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Supreme Court of the State of New York, any other court of the State of New York and any Federal court sitting in the State of New York in the event any proceeding arising out of or relating to this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) irrevocably consents to the service of process in any proceeding arising out of or relating to this Agreement, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 8.03 (provided that nothing in this Section 8.10 shall affect the right of any party to serve legal process in any other manner permitted by law) and (d) agrees that it will not bring any proceeding arising out of or relating to this Agreement in any court other than the Supreme Court of the State of New York (or, if the Supreme Court of the State of New York shall be unavailable, any other court of the State of New York or any Federal court sitting in the State of New York). The parties hereto agree that a final trial court judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

Section 8.11.  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any proceeding arising out of or related to this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 8.11.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

GERBER SCIENTIFIC, INC.

by
Name:
Title:

[ • ], as an initial Committee Member

Name:

[ • ], as an initial Committee Member

Name:

[ • ], as an initial Committee Member

Name:

[ • ], as an initial Committee Member

Name:

[ • ], as Paying Agent

by
Name:
Title:

Annex I

Illustrative Example of Escrow Payouts

Assumptions:

(a) Cash Consideration: $11

(b) Aggregate Escrow Payouts: $480

(c) Participating CCCPs: 100

(d) Non-Participating CCCPs

(i) five Non-Participating CCCPs converted from Out-of-the-Money Company Stock Options with an Option Exercise Price of $13.00 (each, an “A-NPCCCP”);

(ii) ten Non-Participating CCCPs converted from Out-of-the-Money Company Stock Options with an Option Exercise Price of $14.00 (each, a “B-NPCCCP”); and

(iii) five Non-Participating CCCPs converted from Out-of-the-Money Company Stock Options with an Option Exercise Price of $15.00 (each, a “C-NPCCCP”)

With respect to a series of Escrow Payouts totaling $480 in the aggregate, the payments to be made per CCCP would be determined according to the following waterfall:

1. First, payments from the first $200 of Escrow Payouts are made only to Holders of Participating CCCPs until each Holder of a Participating CCCP receives $2 per Participating CCCP.

2. Second, payments from the next $105 of Escrow Payouts are made only to Holders of Participating CCCPs and A-NPCCCPs until each such Holder receives $1 per Participating CCCP or A-NPCCCP.

3. Third, payments from the next $115 of Escrow Payouts are made only to Holders of Participating CCCPs, A-NPCCCPs and B-NPCCCPs until each such Holder receives $1 per Participating CCCP, A-NPCCCP or B-NPCCCP.

4. Fourth, payments from the remaining $60 of Escrow Payouts are made to all Holders of Participating CCCPs and Non-Participating CCCPs, resulting in payments to each Holder of $0.50 per Participating CCCP or Non-Participating CCCP.

The resulting aggregate payments to be made per CCCP are:

Each Participating CCCP:	$4.50
Each A-NPCCCP:	$2.50
Each B-NPCCCP:	$1.50
Each C-NPCCCP:	$0.50

Annex E

CONNECTICUT BUSINESS CORPORATION ACT, SECTIONS 33-855 THROUGH 33-872

SECTION 33-855: DEFINITIONS.

As used in sections 33-855 to 33-872, inclusive:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with another person or is a senior executive thereof. For purposes of subdivision (4) of subsection (b) of section 33-856, a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for purposes of sections 33-862 to 33-872, inclusive, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined: (A) Immediately before the effectuation of the corporate action to which the shareholder objects, (B) using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, and (C) without discounting for lack of marketability or minority status except, if appropriate, for amendments to the certificate of incorporation pursuant to subdivision (5) of subsection (a) of section 33-856.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Interested transaction” means a corporate action specified in subsection (a) of section 33-856, other than a merger pursuant to section 33-818, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition: (A) “Interested person” means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action: (i) Was the beneficial owner of twenty per cent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; (ii) had the power, contractually or otherwise, to cause the appointment or election of twenty-five per cent or more of the directors to the board of directors of the corporation; or (iii) was a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than: (I) Employment, consulting, retirement or similar benefits established separately and not as part of or in contemplation of the corporate action; or (II) employment, consulting, retirement or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in section 33-783; or (III) in the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate; and (B) “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(7) “Preferred shares” means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

(8) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(9) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer and any individual in charge of a principal business unit or function.

(10) “Shareholder” means both a record shareholder and a beneficial shareholder.

SECTION 33-856: RIGHT TO APPRAISAL.

(a) A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(1) Consummation of a merger to which the corporation is a party (A) if shareholder approval is required for the merger by section 33-817 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger, or (B) if the corporation is a subsidiary and the merger is governed by section 33-818;

(2) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(3) Consummation of a disposition of assets pursuant to section 33-831 if the shareholder is entitled to vote on the disposition;

(4) An amendment of the certificate of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

(5) Any other merger, share exchange, disposition of assets or amendment to the certificate of incorporation to the extent provided by the certificate of incorporation, the bylaws or a resolution of the board of directors.

(b) Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3) and (4) of subsection (a) of this section shall be limited in accordance with the following provisions:

(1) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

(A) A covered security under Section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended;

(B) Traded in an organized market and has at least two thousand shareholders and a market value of at least twenty million dollars, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial shareholders owning more than ten per cent of such shares; or

(C) Issued by an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and may be redeemed at the option of the holder at net asset value.

(2) The applicability of subdivision (1) of this subsection shall be determined as of: (A) The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or (B) the day before the effective date of such corporate action if there is no meeting of shareholders.

(3) Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1) of this subsection at the time the corporate action becomes effective.

(4) Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares where the corporate action is an interested transaction.

(c) Notwithstanding any other provision of this section, the certificate of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the certificate of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

(d) Where the right to be paid the value of shares is made available to a shareholder by this section, such remedy shall be the exclusive remedy as holder of such shares against the corporate actions described in this section, whether or not the shareholder proceeds as provided in sections 33-855 to 33-872, inclusive.

SECTION 33-857: ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS.

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder: (1) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subparagraph (B) of subdivision (2) of subsection (b) of section 33-862; and (2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

SECTION 33-860: NOTICE OF APPRAISAL RIGHTS.

(a) Where any corporate action specified in subsection (a) of section 33-856 is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that the shareholders are, are not or may be entitled to assert appraisal rights under sections 33-855 to 33-872, inclusive. If the corporation concludes that appraisal rights are or may be available, a copy of sections 33-855 to 33-872, inclusive, must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 33-818, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within ten days after the corporate action became effective and include the materials described in section 33-862.

(c) Where any corporate action specified in subsection (a) of section 33-856 is to be approved by written consent of the shareholders pursuant to section 33-698:

(1) Written notice that appraisal rights are, are not or may be available must be given to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of sections 33-855 to 33-872, inclusive; and

(2) Written notice that appraisal rights are, are not or may be available must be delivered together with the notice to nonvoting and nonconsenting shareholders required by subsections (e) and (f) of section 33-698, may include the materials described in section 33-862 and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of sections 33-855 to 33-872, inclusive.

(d) Where any corporate action specified in subsection (a) of section 33-856 is proposed, or a merger pursuant to section 33-818 is effected, the notice referred to in subsection (a) or (c) of this section, if the corporation concludes that appraisal rights are or may be available, and in subsection (b) of this section, shall be accompanied by:

(1) The annual financial statements specified in subsection (a) of section 33-951 of the corporation that issued the shares that may be subject to appraisal, which shall be as of a date ending not more than sixteen months before the date of the notice and shall comply with subsection (b) of section 33-951, except that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information; and

(2) The latest available quarterly financial statements of such corporation, if any.

(e) The right to receive the information described in subsection (d) of this section may be waived in writing by a shareholder before or after the corporate action.

SECTION 33-861: NOTICE OF INTENT TO DEMAND PAYMENT. CONSEQUENCES OF VOTING OR CONSENTING.

(a) If a corporate action specified in subsection (a) of section 33-856 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares: (1) Must deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated, and (2) must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) If a corporate action specified in subsection (a) of section 33-856 is to be approved by less than unanimous written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must not execute a consent in favor of the proposed action with respect to that class or series of shares.

(c) A shareholder who fails to satisfy the requirements of subsection (a) or (b) of this section is not entitled to payment under sections 33-855 to 33-872, inclusive.

SECTION 33-862: APPRAISAL NOTICE AND FORM.

(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 33-856 becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision (1) of subsection (b) of this section to all shareholders who satisfied the requirements of section 33-861. In the case of a merger under section 33-818, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice must be sent no earlier than the date the corporate action specified in subsection (a) of section 33-856 became effective and no later than ten days after such date, and shall:

(1) Supply a form that (A) specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action, (B) if such announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and (C) requires the shareholder asserting appraisal rights to certify that such shareholder did not vote for or consent to the transaction;

(2) State:

(A) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph (B) of this subdivision;

(B) A date by which the corporation must receive the form which date may not be fewer than forty nor more than sixty days after the date the appraisal notice and form under subsection (a) of this section are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(C) The corporation’s estimate of the fair value of the shares;

(D) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in subparagraph (B) of this subdivision, the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(E) The date by which the notice to withdraw under section 33-863 must be received, which date must be within twenty days after the date specified in subparagraph (B) of this subdivision; and

(3) Be accompanied by a copy of sections 33-855 to 33-872, inclusive.

SECTION 33-863: PERFECTION OF RIGHTS. RIGHT TO WITHDRAW

(a) A shareholder who receives notice pursuant to section 33-862 and who wishes to exercise appraisal rights must sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subparagraph (B) of subdivision (2) of subsection (b) of section 33-862. In addition, if applicable, the shareholder must certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision (1) of subsection (b) of section 33-862. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 33-867. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (b) of this section.

(b) A shareholder who has complied with subsection (a) of this section may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subparagraph (E) of subdivision (2) of subsection (b) of section 33-862. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 33-862, shall not be entitled to payment under sections 33-855 to 33-872, inclusive.

SECTION 33-865: PAYMENT.

(a) Except as provided in section 33-867, within thirty days after the form required by subparagraph (B) of subdivision (2) of subsection (b) of section 33-862 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 33-863 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) of this section shall be accompanied by:

(1) (A) The annual financial statements specified in subsection (a) of section 33-951 of the corporation that issued the shares to be appraised, which shall be as of a date ending not more than sixteen months before the date of payment and shall comply with subsection (b) of section 33-951, except that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information, and (B) the latest available quarterly financial statements of such corporation, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares which estimate must equal or exceed the corporation’s estimate given pursuant to subparagraph (C) of subdivision (2) of subsection (b) of section 33-862; and

(3) A statement that shareholders described in subsection (a) of this section have the right to demand further payment under section 33-868 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under sections 33-855 to 33-872.

SECTION 33-867: AFTER-ACQUIRED SHARES.

(a) A corporation may elect to withhold payment required by section 33-865 from any shareholder who was required to, but did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision (1) of subsection (b) of section 33-862.

(b) If the corporation elected to withhold payment under subsection (a) of this section, it must, within thirty days after the form required by subparagraph (B) of subdivision (2) of subsection (b) of section 33-862 is due, notify all shareholders who are described in subsection (a) of this section:

(1) Of the information required by subdivision (1) of subsection (b) of section 33-865;

(2) Of the corporation’s estimate of fair value pursuant to subdivision (2) of subsection (b) of section 33-865;

(3) That such shareholders may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand payment under section 33-868;

(4) That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within thirty days after receiving the offer; and

(5) That those shareholders who do not satisfy the requirements for demanding payment under section 33-868 shall be deemed to have accepted the corporation’s offer.

(c) Within ten days after receiving the shareholder’s acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (2) of subsection (b) of this section to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within forty days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (2) of subsection (b) of this section to each shareholder described in subdivision (5) of subsection (b) of this section.

SECTION 33-868: PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

(a) A shareholder paid pursuant to section 33-865 who is dissatisfied with the amount of the payment must notify the corporation in writing of the shareholder’s estimate of the fair value of the shares and demand payment of that estimate, plus interest, less any payment under section 33-865. A shareholder offered payment under section 33-867 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of the shareholder’s demand to be paid the shareholder’s stated estimate of the fair value of the shares plus interest under subsection (a) of this section within thirty days after receiving the corporation’s payment under section 33-865 or offer of payment under section 33-867 waives the right to demand payment under this section and shall be entitled only to the payment made under section 33-865 or the payment offered under section 33-867.

SECTION 33-871: COURT ACTION.

(a) If a shareholder makes demand for payment under section 33-868 which remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 33-868 plus interest.

(b) The corporation shall commence the proceeding in the superior court for the judicial district where a corporation’s principal office or, if none, its registered office in this state is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the superior court for the judicial district where the principal office or registered office of the domestic corporation that merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(e) Each shareholder made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares, or (2) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 33-867.

SECTION 33-872: COURT COSTS AND EXPENSES.

(a) The court in an appraisal proceeding commenced under section 33-871 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the court costs against the corporation, except that the court may assess court costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by sections 33-855 to 33-872, inclusive.

(b) The court in an appraisal proceeding may also assess the expenses of the respective parties, in amounts the court finds equitable: (1) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 33-860 to 33-868, inclusive; or (2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by sections 33-855 to 33-872, inclusive.

(c) If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated, and that such expenses should not be assessed against the corporation, the court may direct that such expenses be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to section 33-865, 33-867 or 33-868, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all expenses of the suit.

PLEASE VOTE TODAY!
SEE REVERSE SIDE
FOR THREE EASY WAYS TO VOTE!
Your telephone or Internet vote authorizes the proxy to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote by telephone or Internet, please do not mail your proxy card.
▼ PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ▼

P
R
O
X
Y
SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 18, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Marc T. Giles and William V. Grickis, Jr., or either of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of Gerber Scientific, Inc. (the “Company”) held of record by the undersigned on July 22, 2011, at the special meeting of shareholders to be held at 10:00 am, local time, on August 18, 2011, at the Hilton Hartford Hotel, Hartford, Connecticut or any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS LISTED ON THE REVERSE SIDE. IF OTHER MATTERS THAN THE PROPOSALS LISTED ON THE REVERSE SIDE ARE PRESENTED AT THE SPECIAL MEETING, THE PERSONS NAMED ABOVE WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT WITH RESPECT TO THOSE MATTERS.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

YOUR VOTE IS IMPORTANT
Please take a moment now to vote your shares of Gerber Scientific, Inc.
common stock for the special meeting of shareholders.
YOU CAN VOTE TODAY IN ONE OF THREE WAYS:
1.
Vote by Telephone— Please call toll-free at 1-866-883-2379 on a touch-tone telephone and follow the simple recorded instructions. Your vote will be confirmed and cast as you directed. (Toll-free telephone voting is available for residents of the U.S. and Canada only. If outside the U.S. or Canada, call 1-215-521-1343.)

OR
2.	Vote by Internet— Please access http://www.proxyvotenow.com/grb and follow the simple instructions on the screen.
You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card.
OR
3.
Vote by Mail— If you do not have access to a touch-tone telephone or to the Internet, please complete, sign, date and return the proxy card in the envelope provided to: Gerber Scientific, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5143, New York, NY 10126-2375.

▼ PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ▼

☒	Please mark your votes as in this example using dark ink only.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The Board of Directors recommends a vote “FOR” the approval of the Merger Agreement, a vote “FOR” Proposal 2 and a vote “FOR” Proposal 3.

		FOR	AGAINST	ABSTAIN
1.	To approve the Agreement and Plan of Merger, dated as of June 10, 2011, among Gerber Scientific, Inc., Vector Knife Holdings (Cayman), Ltd. and Knife Merger Sub, Inc.	☐	☐	☐

2.
To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Gerber’s named executive officers in connection with the Merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable.
		☐	☐	☐

3.
To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement.
		☐	☐	☐

Date	, 2011

Signature

Signature

Title (s)

Note: Please sign your name exactly as it appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.